UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒        Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

STATE NATIONAL COMPANIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

Common stock, $0.001 par value per share
	(2)	Aggregate number of securities to which transaction applies:

As of August 23, 2017, there were: 41,683,695 unrestricted shares of common stock outstanding; 3,358,873 options outstanding with exercise prices below $21.00; and 489,866 shares subject to restricted stock awards.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for purposes of calculating the registration fee, the maximum aggregate value of the transaction was calculated as the sum of (A) 41,683,695 shares of common stock, multiplied by $21.00 per share; (B) 3,358,873 options outstanding with exercise prices below $21.00, multiplied by $11.006773 per share (the difference between $21.00 and the weighted average exercise price of $9.993227); and (C) 489,866 shares subject to restricted stock awards, multiplied by $21.00 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001159 by the maximum aggregate value of the transaction.

	(4)	Proposed maximum aggregate value of transaction: $922,615,134.00
	(5)	Total fee paid: $106,931.09

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION – DATED AUGUST 29, 2017

[●] [●], 2017

Dear State National Companies, Inc. Stockholder:

We cordially invite you to the special meeting of the stockholders of State National Companies, Inc. (the “Company” or “State National”), to be held on [●] [●], 2017, beginning at [●] [a.m.] at the corporate offices of the Company, 1900 L. Don Dodson Drive, Bedford, Texas 76021 or any adjournment thereof.

On July 26, 2017, the Company entered into an Agreement and Plan of Merger with Markel Corporation (“Parent” or “Markel”) and Markelverick Corporation, a direct, wholly-owned subsidiary of Parent (“Merger Sub”) (we refer to the merger agreement as it may be amended from time to time as the “merger agreement”). Pursuant to the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a direct, wholly-owned subsidiary of Parent (which we refer to as the “merger”).

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger (the “effective time”), each holder of shares of common stock of the Company, $0.001 par value per share (which we refer to as “Company common stock”), issued and outstanding immediately prior to such time (other than Company common stock held by the Company as treasury shares or held by subsidiaries of the Company, dissenting shares and Company restricted stock (which will be treated as described in the accompanying proxy statement)) will be entitled to receive, with respect to each such share of Company common stock, $21.00 in cash, without interest and less any required withholding taxes (which we refer to as the “merger consideration”).

We are soliciting proxies for use at the special meeting or any adjournment thereof to consider and vote upon the following proposals: (1) to adopt the merger agreement (which we refer to as the “merger proposal”), (2) to approve, on a nonbinding advisory basis, certain compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger (which we refer to as the “merger-related compensation”) as reported on the Merger-Related Compensation table on page [●] of this proxy statement and (3) to approve an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are insufficient votes to approve the merger proposal at the special meeting (which we refer to as the “adjournment proposal”). Holders of record of Company common stock as of the close of business on [●] [●], 2017 will be entitled to vote on all three proposals. We urge all stockholders to read this proxy statement and the documents included with this proxy statement carefully and in their entirety.

The Company board of directors has unanimously (1) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the Company and its stockholders, (2) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and (3) declared its advisability and recommended the adoption by the Company stockholders of the merger agreement, the merger and the other transactions contemplated by the merger agreement. Accordingly, the Company board of directors unanimously recommends that the Company stockholders vote “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.

The affirmative vote of the holders of at least a majority of the issued and outstanding shares of Company common stock entitled to vote on the merger proposal will be required to approve the merger proposal.

Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to complete, date, sign and return the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or through the Internet. We ask that you do so as promptly as possible to ensure that your shares may be represented and voted at the special meeting or any adjournment thereof. If you fail to submit your proxy, vote by telephone or through the Internet or attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If your Company common stock is held in street name by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee, as applicable, will not be permitted to vote your Company common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee as to how to vote your Company common stock by following the procedures provided by your bank, brokerage firm or other nominee. You also will not be able to vote your Company common stock in person at the special meeting or any adjournment thereof unless you obtain a legal proxy form from your broker, bank or other nominee.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger and the other transactions contemplated by the merger agreement. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully.

If you have any questions or need assistance voting your shares, please call Alliance Advisors, LLC, the Company’s proxy solicitor, toll-free at [●].

Thank you in advance for your cooperation and continued support.

Sincerely,

Terry Ledbetter

Chairman and Chief Executive Officer

State National Companies, Inc.

The proxy statement is dated [●] [●], 2017, and is first being mailed to the Company stockholders on or about [●] [●], 2017.

1900 L. Don Dodson Drive

Bedford, Texas 76021

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD on [●] [●], 2017

[●] [●], 2017

To State National Companies, Inc. Stockholders:

On July 26, 2017, State National Companies, Inc. (the “Company” or “State National”) entered into an Agreement and Plan of Merger with Markel Corporation (“Parent”) and Markelverick Corporation a direct, wholly-owned subsidiary of Parent (“Merger Sub”) (we refer to the merger agreement as it may be amended from time to time as the “merger agreement”). Pursuant to the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a direct, wholly-owned subsidiary of Parent (which we refer to as the “merger”) and each share of common stock of the Company, $0.001 par value per share (which we refer to as “Company common stock”) issued and outstanding immediately prior to the effective time of the merger (other than Company common stock held by the Company as treasury shares or held by subsidiaries of the Company, dissenting shares and Company restricted stock (which will be treated as described in the accompanying proxy statement)) will be converted into the right to receive $21.00 in cash, without interest and less any required withholding taxes (which we refer to as the “merger consideration”).

Notice is hereby given that a special meeting of stockholders (which we refer to as the “special meeting”) of the Company will be held on [●] [●], 2017, beginning at [●] [a.m.] at the corporate offices of the Company, 1900 L. Don Dodson Drive, Bedford, Texas 76021 to consider and vote upon the following proposals:

•	Proposal 1: to adopt the merger agreement;

•	Proposal 2: to approve, on a nonbinding advisory basis, certain compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger as reported on the Merger-Related Compensation table on page [●] of the accompanying proxy statement; and

•	Proposal 3: to approve an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are insufficient shares of Company common stock represented to constitute a quorum to approve Proposal 1 at the special meeting.

Consummation of the merger is conditioned on, among other things, the approval of Proposal 1 (which we refer to as the “merger proposal”), but is not conditioned on the approval of Proposal 2 (which we refer to as the “merger-related compensation proposal”) or Proposal 3 (which we refer to as the “adjournment proposal”).

Only holders of record of Company common stock, as shown in the Company’s register of members at the close of business on [●] [●], 2017, will be entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof. Holders of record of shares of Company common stock as of the record date will be entitled to vote on all three proposals.

Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to complete, date, sign and return the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or through the Internet. We ask that you do so as promptly as possible to ensure that your shares may be represented and voted at the special meeting.

If you fail to submit your proxy, vote by telephone or through the Internet or attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

THE COMPANY BOARD OF DIRECTORS HAS UNANIMOUSLY (1) DETERMINED THAT THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, (2) APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND (3) DECLARED ITS ADVISABILITY AND RECOMMENDED THE ADOPTION BY THE COMPANY STOCKHOLDERS OF THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. ACCORDINGLY, THE COMPANY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY STOCKHOLDERS VOTE “FOR” THE MERGER PROPOSAL, “FOR” THE MERGER-RELATED COMPENSATION PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.

By Order of the Board of Directors,

David M. Cleff
Executive Vice President of Business Affairs, General Counsel and Secretary

Bedford, Texas

[●] [●], 2017

i

ii

SUMMARY

This summary highlights the material information in this proxy statement. To fully understand the Company’s proposals and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, including the annexes and documents incorporated by reference herein, and the other documents to which the Company has referred you. For information on how to obtain the documents that are on file with the Securities and Exchange Commission (which we refer to as the “SEC”), please see the section of this proxy statement titled “Where You Can Find More Information.”

Parties to the Merger (Page [●])

State National Companies, Inc. (which we refer to as “we,” “us,” “State National” or the “Company”) is a Delaware corporation and a leading specialty provider of property and casualty insurance services operating in two niche markets across the United States. In its lender services segment, the Company specializes in providing collateral protection insurance, which insures personal automobiles and other vehicles held as collateral for loans made by credit unions, banks and specialty finance companies. In its program services segment, the Company leverages its “A” (Excellent) A.M. Best rating, expansive licenses and reputation to provide access to the U.S. property and casualty insurance market in exchange for ceding fees. Shares of State National common stock are traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “SNC.” The principal executive offices of the Company are located at 1900 L. Don Dodson Drive, Bedford, Texas 76021, and its telephone number is 817-265-2000.

For additional information on the Company and its business, including how to obtain the documents that the Company has filed with the SEC, see the section of this proxy statement titled “Where You Can Find More Information.”

Markel Corporation (which we refer to as “Markel” or “Parent”) is a Virginia corporation and a diverse financial holding company serving a variety of niche markets. Markel’s principal business markets and underwrites specialty insurance products. In each of Markel’s businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. Markel’s financial goals are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Shares of Markel common stock are traded on the New York Stock Exchange (the “NYSE”) under the symbol “MKL.” The principal executive offices of Markel are located at 4521 Highwoods Parkway, Glen Allen, Virginia 23060, and its telephone number is 804-747-0316.

Markelverick Corporation (which we refer to as “Merger Sub”), a Delaware corporation, is a direct, wholly-owned subsidiary of Parent that was formed by Parent solely for purposes of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will be merged with and into the Company and will cease to exist.

The Merger (Page [●])

Pursuant to the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. State National, as the surviving corporation, will continue in existence as a direct, wholly-owned subsidiary of Parent. As a result of the merger under Delaware law, the surviving corporation will have all the properties, rights, privileges, powers, interests and franchises and will be subject to all restrictions, disabilities, duties and liabilities of the Company and Merger Sub. The closing of the merger is expected to occur on the second business day after the satisfaction or waiver of the closing conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions), unless otherwise agreed in writing by the parties. The effective time of the merger (which we refer to as the “effective time”) will occur when the certificate of merger is duly filed with and accepted by the Delaware Secretary of State, or such later time as agreed by the parties and specified in such certificate of merger.

Merger Consideration (Page [●])

At the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time (other than Company common stock held by the Company as treasury shares or held by subsidiaries of the Company, dissenting shares and Company restricted stock (which will be treated as described below)) will be canceled and converted into the right to receive $21.00 in cash, without interest and less any required withholding taxes (which we refer to as the “merger consideration”).

The Special Meeting (Page [●])

Time, Place and Purpose of the Special Meeting (Page [●])

The special meeting will be held on [●] [●], 2017, beginning at [●] [a.m.] at the corporate offices of the Company, 1900 L. Don Dodson Drive, Bedford, Texas 76021. At the special meeting, the holders of Company common stock will be asked to consider and vote on the following proposals:

•	Proposal 1 (the “merger proposal”): to adopt the merger agreement;

•	Proposal 2 (the “merger-related compensation proposal”): to approve, on a nonbinding advisory basis, certain compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger as reported on the Merger-Related Compensation table on page [●] of this proxy statement; and

•	Proposal 3 (the “adjournment proposal”): to approve an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are insufficient votes to approve the merger proposal at the special meeting.

Holders of record of shares of Company common stock as of the record date will be entitled to vote on each of the above proposals.

Consummation of the merger is conditioned on, among other things, the approval of Proposal 1 above, but is not conditioned on the approval of Proposal 2 or Proposal 3.

Record Date (Page [●])

Only holders of record of Company common stock at the close of business on [●] [●], 2017, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. As of [●] [●], 2017, the record date for the special meeting, there were [●] shares of Company common stock issued and outstanding.

Quorum (Page [●])

The holders of a majority of the voting power of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting.

Required Vote (Page [●])

The approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Company common stock entitled to vote on the merger proposal.

The approval of the merger-related compensation proposal requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote.

The approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote.

Voting Securities (Page [●])

The entire voting power of the shares of the Company is vested exclusively in the Company common stock. Each share of Company common stock has one vote upon all matters to be voted on by the holders of Company common stock. See the section of this proxy statement titled “The Special Meeting—Voting Securities” beginning on page [●] for a description of the voting rights.

If your Company common stock is held in “street name” by your bank, broker or other nominee, you should instruct your bank, broker or other nominee how to vote your Company common stock using the instructions provided by your bank, broker or other nominee.

If you fail to submit a proxy or to vote in person at the special meeting and you are a record holder, your Company common stock will not be counted as present in person or represented by proxy and entitled to vote for purposes of establishing quorum or as votes cast at the special meeting. If your Company common stock is held in “street name” and you do not provide your bank, broker or other nominee with voting instructions, your Company common stock will be treated as “broker non-votes” as described below. If you choose to vote in person at the special meeting and your Company common stock is held in “street name”, you must first obtain a legal proxy form from your broker, bank or other nominee and bring such executed form with you to the meeting.

Abstentions and “Broker Non-Votes” (Page [●])

Abstentions will be counted toward the presence of a quorum at the special meeting, but “broker non-votes” will not be counted toward the presence of a quorum at the special meeting.

The approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Company common stock entitled to vote on the merger proposal. Accordingly, shares deemed not in attendance at the special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee, and abstentions will have the same effect as voting “AGAINST” the merger proposal.

The approval of the merger-related compensation proposal requires the affirmative vote of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote. Accordingly, abstentions will have the same effect as a vote “AGAINST” the merger-related compensation proposal, but shares deemed not in attendance at the special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee, will have no effect on the outcome of the merger-related compensation proposal.

The approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote. Accordingly, abstentions will have the same effect as a vote “AGAINST” the adjournment proposal, but shares deemed not in attendance at the special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee will have no effect on the outcome of the adjournment proposal.

Revocation of Proxies (Page [●])

You may revoke your proxy at any time prior to the vote at the special meeting by: (i) delivering a written notice revoking your proxy to the Company’s Secretary at the address above prior to [●]; (ii) delivering a new proxy bearing a date after the date of the proxy being revoked prior to [●]; or (iii) voting in person at the special meeting.

If your Company common stock is held in “street name” by your bank, broker or other nominee, please follow the instructions provided by your bank, broker or other nominee as to how to revoke your previously provided voting instructions.

Background of the Merger (Page [●])

A description of the actions that led to the execution of the merger agreement is included under the section of this proxy statement titled “The Merger—Background of the Merger.”

Recommendation of the Company Board of Directors (Page [●])

The Company board of directors has unanimously (1) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the Company and its stockholders, (2) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and (3) declared its advisability and recommended the adoption by the Company stockholders of the merger agreement, the merger and the other transactions contemplated by the merger agreement. Accordingly, the Company board of directors unanimously recommends that the Company stockholders vote “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal. See the section of this proxy statement titled “The Merger—State National’s Reasons for the Merger and Recommendation of State National’s Board of Directors” beginning on page [●] for the factors considered by the Company board of directors in reaching its determination that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the Company and its stockholders.

Opinion of the Company’s Financial Advisor (Page [●])

On July 25, 2017, Evercore Group L.L.C. (which we refer to as “Evercore”) rendered its opinion upon the request of the Company board of directors that, as of July 25, 2017, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Company common stock, other than (x) shares of Company common stock owned by the Company, any subsidiary of the Company, Parent, Merger Sub or any other subsidiary of Parent immediately prior to the effective time (which we refer to as the “excluded shares”), (y) dissenting shares and (z) Company restricted stock.

The full text of the written opinion of Evercore, dated as of July 25, 2017, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement. The above summary of Evercore’s opinion is qualified in its entirety by reference to the full text of the opinion, which is incorporated herein by reference. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Company board of directors (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other aspects or implications of the merger. The opinion does not constitute a recommendation to the Company board of directors or to any other persons in respect of the merger, including as to how any holder of shares of Company common stock should vote or act in respect of the merger. Evercore’s opinion did not address the relative merits of the merger as compared to other business or financial strategies that might be available to the Company, nor did it address the underlying business decision of the Company to engage in the merger.

For further information, see the section entitled “The Merger – Opinion of the Company’s Financial Advisor” beginning on page [●] and Annex B.

Financing (Page [●])

The merger is not conditioned upon receipt of financing by Parent. Parent has informed us that it has available, and will continue to have available through and at the closing, unencumbered cash or cash equivalents that are sufficient to permit Parent to fund the merger consideration and any other amounts payable by Parent, Merger Sub, the surviving corporation or any of their respective subsidiaries in connection with the merger agreement and the transactions contemplated thereby.

Interests of Certain Persons in the Merger (Page [●])

The Company’s executive officers and directors may have interests in the merger that may be different from or in addition to those of the Company stockholders generally. The Company board of directors was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and the merger and in recommending that the merger agreement be approved by the stockholders of the Company. As described in more detail below, these interests potentially include:

•	Acceleration of Vesting of Equity Awards. The Company’s executive officers have previously been granted equity awards under the Company’s equity incentive plan. These equity awards will vest as described in the merger agreement and become payable in cash in connection with the merger.

•	Severance Agreements. The Company’s severance agreements provide for severance payments if the Company separates the executive’s service other than for cause, death, or disability or the executive resigns for good reason. The severance payments are the following: For Mr. Terry Ledbetter, 3 times the sum of (i) his base salary at the time of termination and (ii) his target bonus for the year of termination; for Mr. Matthew Freeman, 30 months of his base salary at the time of termination; for Messrs. David Hale, John Pearson and David Cleff, 2.5 times the executive’s base salary at the time of termination; for Messrs. Trace Ledbetter and Luke Ledbetter, 1.75 times his base salary at the time of termination.

•	2017 Cash Incentive Awards. In the event that the effective time occurs prior to December 31, 2017, the Company will pay each executive officer under the 2015 Cash Incentive Plan, an amount equal to the greater of (i) the amount that would have been earned for the 2017 fiscal year based on the estimated level of achievement of the applicable performance goals for the full 2017 fiscal year and (ii) the amount that would have been earned for the 2017 fiscal year based on the assumed attainment of the target performance goals.

•	Indemnification and Insurance. The merger agreement provides for certain indemnification arrangements for the Company’s current officers and directors and continuation of certain insurance arrangements for the Company’s current officers and directors for six years after the completion of the transactions.

•	Continuation of Certain Compensation and Benefits. Under the terms of the merger agreement, Parent has agreed to maintain until December 31, 2018, certain levels of compensation and benefits for the employees of the Company, including the executive officers, whose employment is not terminated.

See the section of this proxy statement titled “The Merger— Interests of Certain Persons in the Merger” beginning on page [●] for a more detailed discussion on the interests of the Company’s directors and executive officers in the merger.

The Merger Agreement (Page [●])

Treatment of Company Common Stock (Page [●])

At the effective time, each share of Company common stock issued and outstanding immediately prior to the effective time (other than Company common stock held by the Company as treasury shares or held by subsidiaries of the Company, dissenting shares and Company restricted stock (which will be treated as described below)) will be canceled and converted into the right to receive the merger consideration of $21.00 per share of Company common stock in cash, without interest and less any required withholding taxes.

Treatment of Stock Options and Restricted Stock (Page [●])

At the effective time:

•	each option to purchase shares of Company common stock, a “Company stock option,” that is outstanding and unexercised as of immediately prior to the effective time of the merger (whether or not vested) will become fully vested and be automatically converted at the effective time into the right to receive an amount, if any, equal to the product of (i) the total number of shares underlying such Company stock option multiplied by (ii) the excess, if any, of the merger consideration over the exercise price per share of such Company stock option;

•	each Company stock option issued and outstanding immediately prior to the effective time (whether or not vested) will thereafter be immediately canceled, and the holder thereof will thereafter have only the right to receive the consideration to which such holder is entitled pursuant to the previous bullet;

•	each share of Company restricted stock that is outstanding immediately prior to the effective time will become fully vested, in the case of time-based vesting Company restricted stock, or become vested at the target level of performance, in the case of performance-based vesting Company restricted stock, or “performance-based restricted stock”, and will automatically be converted, to the extent vested as described above, into the right to receive the merger consideration; and

•	any shares of performance-based restricted stock that do not become vested at the effective time as described in the previous bullet will be forfeited automatically without payment therefor.

Payments will be made no later than the later of the third business day following the effective time and the end of the Company’s first payroll period following the effective time, without interest and less any required withholding taxes.

Regulatory Clearances Required for the Merger (Page [●])

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (which we refer to as the “HSR Act”), the Company and Parent cannot consummate the merger until the Company and Parent have notified the Department of Justice’s Antitrust Division and the Federal Trade Commission of the merger and furnished them with certain information and materials relating to the merger and the applicable waiting period has terminated or expired.

Further conditions include the receipt of required regulatory approvals from the Delaware Department of Insurance and the Texas Department of Insurance.

No Solicitation of Transactions (Page [●])

The Company has agreed in the merger agreement that it will not, and will cause its subsidiaries and its and their directors and officers not to (and use reasonable best efforts to cause its other representatives not to), among other things, (i) solicit, initiate or knowingly encourage or facilitate the making of any submission, proposal, offer or inquiry that constitutes or would reasonably be expected to lead to a takeover proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding any submission, proposal, offer or inquiry that constitutes or would reasonably be expected to lead to a takeover proposal or furnish any non-public information relating to the Company to any person who has made any submission, proposal, offer or inquiry that constitutes or would reasonably be expected to lead to a takeover proposal, (iii) terminate, waive, amend, release or modify any provision of any confidentiality agreement in connection with any takeover proposal (subject to the fiduciary duties of the Company board of directors), (iv) enter into any letter of intent or agreement in principle or any contract concerning any submission, proposal, offer or inquiry that constitutes or would reasonably be expected to lead to a takeover proposal or (v) reimburse or agree to reimburse the expenses of any other person making a takeover proposal. If after the date of the merger agreement and prior to approval of the merger proposal, the Company receives an unsolicited written takeover proposal and the Company board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such takeover proposal constitutes, or would be reasonably expected to lead to, a “superior proposal,” then the Company may, prior to the approval of the merger proposal and subject to certain conditions, furnish or disclose information to the third party making the takeover proposal and engage in discussions.

The Company board of directors has agreed to recommend approval of the merger proposal at the special meeting and that it will not change such recommendation. However, the Company board of directors may make an “adverse recommendation change” (as described and summarized on page [●] of this proxy statement) in compliance with the terms of the merger agreement in response to a superior proposal or change in circumstance occurring after signing. The right to make an adverse recommendation change is subject to certain consultation and negotiation requirements with Parent and, in the case of a takeover proposal, providing Parent with matching rights (as described and summarized on page [●] of this proxy statement).

Subject to the procedures set forth in the merger agreement, if the Company board of directors determines to make an adverse recommendation change in response to a superior proposal, prior to approval of the merger proposal the Company may terminate the merger agreement to enter into an alternative acquisition agreement in respect of such superior proposal and pay Parent a $27,564,000 termination fee (as described and summarized on page [●] of this proxy statement).

See the section of this proxy statement titled “The Merger Agreement—No Solicitation of Transactions” beginning on page [●] for more information regarding alternative transactions.

Conditions to the Merger (Page [●])

Mutual Conditions

The obligations of the Company, Parent and Merger Sub to effect the merger are subject to the satisfaction (or waiver by the parties, if permissible under applicable law) of the following conditions:

•	the Company stockholders having approved the merger proposal;

•	there being in effect no law, statute, ordinance, regulation, judgment, decree, injunction, order, writ, stipulation, determination, award or other legally binding obligation enacted, issued or enforced that prevents or prohibits consummation of the merger; and

•	the consents, approvals, authorizations or filings with, and the expirations or terminations of waiting periods required by, certain governmental authorities (see the section of this proxy statement titled “The Merger—Regulatory Clearance Required for the Merger” beginning on page [●] for more information on the consents, approvals, authorizations and filings with these governmental authorities) having been obtained and being in full force and effect.

Parent and Merger Sub Conditions

Parent’s and Merger Sub’s obligations to consummate the merger on the closing date are subject to the satisfaction (or waiver by Parent and Merger Sub) of the following additional conditions:

•	the representations and warranties of the Company relating to capitalization being true and correct except for de minimis inaccuracies as of the closing date as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	the representations and warranties relating to (i) the Company’s power and authority to execute and deliver the merger agreement, perform its obligations and to consummate the merger and the other transactions contemplated by the merger agreement, (ii) the Company’s subsidiaries, (iii) the loss of all benefits under all material contracts between the Company and CUMIS Insurance Society, Inc. and its affiliates (which we refer to as “CUMIS”) in existence as of July 26, 2017 (such that the Company and its subsidiaries have no on-going relationship with CUMIS) not having a material adverse effect on the lender services business of the Company, (iv) the applicability of any anti-takeover law to the Company with respect to the merger agreement, the merger or the other transactions contemplated thereby and (v) the fees and expenses payable to any brokers and advisors of the Company being true and correct in all material respects as of the closing date as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	the representations and warranties of the Company, other than those described above, being true and correct as of the closing date as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties described in this bullet to be so true and correct would not individually or in the aggregate, reasonably be expected to have a Company material adverse effect or result in a failure of the ability of the Company to effect the closing; provided, however, that for purposes of determining the satisfaction of the condition described in this bullet, no effect will be given to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Company material adverse effect” (a description of which is summarized below in the section titled “The Merger Agreement—Conditions to Closing” beginning on page [●]);

•	the representation and warranty of the Company that since December 31, 2016, there has been no Company material adverse effect occurring or there being no change, event, effect or circumstance that, individually or in the aggregate, would reasonably be expected to have a Company material adverse effect being true and correct in all respects as of the closing date as if made on and as of such date;

•	the covenants and agreements of the Company set forth in the merger agreement to be performed or complied with at or prior to the effective time having been duly performed or complied with in all material respects;

•	Parent having received a certificate of an authorized executive officer of the Company that the conditions above have been satisfied; and

•	there being no consents, approvals or authorizations set forth in Schedule I of the merger agreement that contain, require or result in a burdensome condition (a description of which is summarized below in the section titled “The Merger Agreement—Burdensome Condition” beginning on page [●]).

Company Conditions

The Company’s obligations to consummate the merger on the closing date are subject to the satisfaction (or waiver by the Company) of the following additional conditions:

•	the representations and warranties of Parent relating to (i) Parent’s power and authority to execute and deliver the merger agreement, perform its obligations and to consummate the merger and the other transactions contemplated by the merger agreement and (ii) the fees and expenses payable to any brokers and advisors of Parent being true and correct in all material respects as of the closing date as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	the representations and warranties of Parent, other than the representations and warranties described in the bullet above, being true and correct as of the closing date as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to result in a failure of the ability of Parent or Merger Sub to effect the closing; provided, however, that for purposes of determining the satisfaction of the condition described in this bullet, no effect will be given to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Parent material adverse effect” (a description of which is summarized below in the section titled “The Merger Agreement—Conditions to Closing” beginning on page [●]);

•	the covenants and agreements of Parent and Merger Sub set forth in the merger agreement to be performed or complied with at or prior to the effective time having been duly performed or complied with in all material respects; and

•	the Company having received a certificate of an authorized executive officer of Parent that the conditions above have been satisfied.

See the section of this proxy statement titled “The Merger Agreement—Conditions to Closing” beginning on page [●] for more information on the conditions to the parties’ respective obligations to consummate the merger.

Termination of the Merger Agreement (Page [●])

The merger agreement may be terminated at any time before the effective time by mutual written consent of the Company and Parent and, subject to certain limitations described in the merger agreement, by either Parent or the Company if any of the following occurs:

•	the merger has not been consummated by the “outside termination date” of February 26, 2018 (which may be extended to April 26, 2018 by either Parent or the Company on February 26, 2018 if on such date all conditions to closing other than the condition relating to the obtaining of required regulatory approvals have been satisfied);

•	Company stockholders have not approved the merger proposal;

•	there has been a breach by the other party (subject to a 45-day cure period) of its representations, warranties or covenants and such breach would result in the failure to satisfy the conditions to closing related to representations, warranties or covenants;

•	a governmental authority has issued a final and nonappealable order, or a law is in effect, that permanently prevents or prohibits the merger; or

•	there is in effect any law, injunction, judgment or ruling, enacted, promulgated, issued, entered, amended or enforced by any governmental authority of competent jurisdiction enjoining, restraining or otherwise prohibiting or making illegal the consummation of the merger and any such restraint is final and nonappealable, except that this right of termination is only available if the applicable party has performed, in all material respects, its obligations under the merger agreement;

The merger agreement may be terminated by Parent if any of the following occurs:

•	the Company board of directors has made an adverse recommendation change (provided that Parent’s right to terminate the merger agreement as a result of an adverse recommendation change expires 10 business days after the date on which the adverse recommendation change was made in accordance with the terms of the merger agreement) or has willfully and materially breached the covenant regarding non-solicitation of alternative transactions; or

•	more than 15% of the Company shares have demanded appraisal rights.

The merger agreement may be terminated by the Company if at any time prior to when the Company’s stockholders approve the merger proposal, the Company board of directors has authorized the Company to enter into an alternative acquisition agreement with respect to a superior proposal after the matching rights period and compliance by the Company with the provisions described under the fourth bullet point under “The Merger Agreement—Termination of the Merger Agreement”.

Nothing will relieve any party to the merger agreement from liability for any willful breach of the merger agreement or for actual fraud.

See the section of this proxy statement titled “The Merger Agreement—Termination of the Merger Agreement” for more information on the respective termination rights of the parties under the merger agreement.

Fees and Expenses (Page [●])

Generally, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring or required to incur such cost and expense.

Upon termination of the merger agreement, the Company would be required to pay a termination fee of $27,564,000 if:

•	the Company terminates to enter into an alternative acquisition agreement with respect to a superior proposal;

•	Parent terminates due to the Company making an adverse recommendation change;

•	Parent terminates due to the Company willfully and materially breaching the covenant regarding no solicitation of alternative transactions;

•	Parent terminates as a result of a breach by the Company of its representations, warranties or covenants and prior to such breach, a takeover proposal is announced and not withdrawn and the Company consummates or enters into a definitive agreement to consummate a takeover proposal within 12 months of such termination that is subsequently consummated; or

•	Parent or the Company terminates due to the merger not being consummated by the outside termination date if the special meeting has not been held and prior to the outside termination date, a takeover proposal is announced and not rejected by the Company board of directors and the Company enters into a definitive agreement regarding a takeover proposal within 12 months of such termination that is subsequently consummated.

The Company will be required to pay a termination fee of $13,782,000 if Parent or the Company terminates the merger agreement if the merger proposal is not approved at the special meeting and, prior to the special meeting, a takeover proposal is announced and not rejected by the Company board of directors at least 3 business days prior to the special meeting and the Company consummates or enters into a definitive agreement to consummate such takeover proposal within 12 months of such termination that is subsequently consummated.

Market Price of Company Common Stock (Page [●])

The closing price of Company common stock on NASDAQ on July 25, 2017, the last full trading day prior to the announcement of the transaction was $19.67. On [●] [●], 2017 the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price of Company common stock on NASDAQ was $[●] per share. The closing price of Company common stock on NASDAQ on May 18, 2017, the last full trading day prior to published market speculation regarding a potential sale of the Company, was $15.38. You are encouraged to obtain current market quotations for shares of Company common stock in connection with voting your Company common stock.

Appraisal Rights (Page [●])

If the merger is completed, record holders of Company common stock as of the record date who submit a written demand for appraisal before the vote is taken on the adoption of the merger agreement, do not fail to perfect or otherwise effectively withdraw their demand or waive or lose the right to appraisal, do not vote in favor of the adoption of the merger agreement, hold their shares of Company common stock continuously through the effective time of the merger and otherwise comply with the procedures set forth in Section 262 of the Delaware General Corporation Law, or “DGCL” may elect to pursue their appraisal rights to receive, in lieu of the $21.00 per share merger consideration, an amount in cash equal to the judicially determined “fair value” of their shares, which fair value will be determined as of the effective time of the merger and could be more or less than, or the same as, the per share merger consideration for the Company common stock. For a summary of the procedures set forth in Section 262 of the DGCL, see “Appraisal Rights” beginning on page [●].

A copy of Section 262 of the DGCL is included as Annex E to this proxy statement. Failure to follow the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. We encourage you to read these provisions carefully and in their entirety.

ANY COMPANY STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS, HER OR ITS RIGHT TO DO SO SHOULD REVIEW ANNEX E CAREFULLY AND CONSULT HIS, HER OR ITS LEGAL ADVISOR, SINCE FAILURE TO TIMELY AND FULLY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

De-listing and De-registration of Company Common Stock (Page [●])

If the merger is consummated, the Company common stock will be de-listed from NASDAQ and de-registered under the Securities Exchange Act of 1934 (which we refer to as the “Exchange Act”). Accordingly, following the consummation of the merger, the Company would no longer file periodic reports with the SEC, on account of the Company common stock.

Voting Agreements (Page [●])

Concurrently with the execution of the merger agreement, Parent and certain stockholders of the Company (which we refer to as “supporting stockholders”) entered into voting agreements with Parent (collectively referred to as the “voting agreements”). One of the two voting agreements is between Parent and CF SNC Investors LP. The other voting agreement is between Parent and certain individuals and trustees of certain trusts held for the benefit of certain members of the Ledbetter family. Each of the supporting stockholders agreed that:

•	at the special meeting or any other meeting of the holders of Company common stock called to consider the adoption of the merger agreement and the merger to appear at the meeting and vote or cause to be voted the subject stock in favor of adoption of the merger agreement and the merger; provided, however, that the foregoing does not require the supporting stockholders to vote or cause to be voted at such meeting the respective stock in favor of any “excluded amendment” (as defined below); and

•	at any meeting of the stockholders of the Company, or at any adjournment or postponement thereof or in any other circumstance where a vote or approval is sought, to vote or cause to be voted all of the subject stock against:

○	any extraordinary corporate transaction (other than the merger);

○	any amendment of the Company’s certification of incorporation or bylaws (other than as contemplated by the merger agreement);

○	any other proposal, action or transaction involving the Company or any of its subsidiaries, which amendment or the other proposal, action or transaction would reasonably be expected to impede, frustrate, prevent or nullify the merger or the merger agreement;

○	any extraordinary dividend, distribution or recapitalization by the Company or change in capital structure of the Company (other than pursuant to the merger agreement); and

○	any takeover proposal.

The voting agreements will automatically terminate upon the earliest of:

•	the outside termination date;

•	the effective time of the merger;

•	the termination of the merger agreement in accordance with its terms;

•	with respect to any supporting stockholder, the entry by Parent, the Company and Merger Sub into any “excluded amendment,” which means any amendment, modification or waiver to the merger agreement without the prior written consent of the supporting stockholder that:

○	results in a decrease of the merger consideration payable to holders of Company common stock;

○	results in a change in the type of consideration payable;

○	provides for or otherwise results in disparate treatment of the supporting stockholder vis-a-vis the other stockholders of the Company with regard to the merger consideration; or

○	extends the outside termination date, adds any conditions to the benefit of Parent to the merger agreement or adds any termination rights under the merger agreement in favor of Parent; or

•	with respect to any supporting stockholder, the mutual written agreement of the supporting stockholder and Parent.

The shares contemplated by the voting agreements account for approximately 37% of the Company common stock.

During the term of its voting agreement, CF SNC Investors LP also agreed not to take any action that would be prohibited by the covenants described under “Merger Agreement—No Solicitation of Takeover Proposals” if the supporting stockholder were a representative of the Company, provided that CF SNC Investors LP may enter into any binding, definitive agreement with respect to a superior proposal concurrently with the Company terminating the merger agreement in accordance with its terms and entering into such an agreement with respect to such superior proposal.

See the section of this proxy statement titled “The Voting Agreements” beginning on page [●] for a more detailed description of the voting agreements. Copies of the voting agreements are also attached as Annexes C and D to this proxy statement.

U.S. Federal Income Tax Considerations (Page [●])

The exchange of shares of Company common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder (as defined in the section “The Merger—U.S. Federal Income Tax Considerations”) who exchanges shares of Company common stock for cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before the deduction of any applicable withholding taxes) with respect to such shares and the stockholder’s adjusted tax basis in such shares. A non-U.S. holder (as defined in the section “The Merger—U.S. Federal Income Tax Considerations”) generally will not be subject to U.S. federal income tax with respect to the exchange of shares of Company common stock for cash in the merger unless such non-U.S. holder has certain connections to the United States.

You should read “The Merger—U.S. Federal Income Tax Considerations” beginning on page [●] for the definition of “U.S. holder” and “non-U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor to determine the particular tax consequences to you (including the application and effect of any U.S. federal estate or gift tax rules, or any state, local or non-U.S. income and other tax laws) of the merger.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. For more information, please see the section of this proxy statement titled “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q: Why am I receiving this proxy statement?

A: The Company, Parent, and Merger Sub, a direct, wholly-owned subsidiary of Parent, have entered into the merger agreement, pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving the merger as a direct, wholly-owned subsidiary of Parent.

In order to consummate the merger, the Company stockholders must approve the merger proposal. The Company will hold the special meeting to obtain approval of the merger proposal and to consider certain other related matters which are not prerequisites to the consummation of the merger. This proxy statement, which you should read carefully, contains important information about the merger and related transactions and other matters being considered at the special meeting.

Q: When and where is the special meeting?

A: The special meeting will take place at [●] [a.m.], local time, on [●] [●], 2017, at the Company’s offices at 1900 L. Don Dodson Drive, Bedford, Texas 76021.

Q: What is happening at the special meeting?

A: At the special meeting, the Company stockholders will be asked to consider and vote on each of the following proposals:

•	Proposal 1: to adopt the merger agreement;

•	Proposal 2: to approve, on a nonbinding advisory basis, certain compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger as reported on the Merger-Related Compensation table on page [●] of this proxy statement; and

•	Proposal 3: to approve an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are insufficient votes to approve the merger proposal at the special meeting.

Holders of issued and outstanding shares of Company common stock as of the record date will be entitled to vote on each of the above proposals.

Q: Does the Company board of directors recommend approval of the proposals?

A: The Company board of directors unanimously recommends that the Company stockholders vote “FOR” approval of the merger proposal, “FOR” approval of the merger-related compensation proposal and “FOR” approval of the adjournment proposal.

See the section of this proxy statement titled “The Merger—State National’s Reasons for the Merger and Recommendation of State National’s Board of Directors” beginning on page [●] for a more complete description of the recommendations of the Company board of directors. In considering the recommendations of the Company board of directors, you should be aware that the Company’s executive officers and directors may have interests in the merger that are different from, or in addition to, those of the Company’s stockholders generally. See the section of this proxy statement titled “The Merger—Interests of Certain Persons in the Merger” beginning on page [●].

Q: What will happen in the merger?

A: If the merger proposal is approved and all other conditions to the merger have been satisfied or waived, Merger Sub will be merged with and into the Company, with State National surviving the merger as a direct, wholly-owned subsidiary of Parent.

Q: What will holders of Company common stock receive in the merger?

A: Pursuant to the terms of the merger agreement, each share of Company common stock issued and outstanding immediately prior to the effective time (other than Company common stock held by the Company as treasury shares or held by subsidiaries of the Company, dissenting shares and Company restricted stock (which will be treated as described below)) will be cancelled and converted into the right to receive the merger consideration of $21.00 per share in cash, without interest and less any required withholding taxes.

Q: How does the merger consideration compare to the closing price of shares prior to the time news of the transaction became public?

A: The merger consideration represents a premium of 38% to the Company’s 30-day volume-weighted average stock price as of May 18, 2017, the last trading day prior to published market speculation regarding a potential sale of the Company, and a premium of approximately 7% to the Company’s closing stock price on July 25, 2017, the day before announcement of the agreement with Parent.

Q: What will holders of restricted stock receive in the merger?

A: Pursuant to the terms of the merger agreement, at the effective time of the merger, each share of Company restricted stock that is outstanding immediately prior to the effective time of the merger will become fully vested, in the case of time-based vesting Company restricted stock, or become vested at the target level of performance, in the case of performance-based vesting Company restricted stock, and will automatically be converted, to the extent vested as described in this sentence, into the right to receive the merger consideration. Any performance-based restricted stock that does not become vested at the effective time of the merger as described in the previous sentence will be forfeited automatically without payment.

Q: What will holders of options to acquire Company common stock receive in the merger?

A: At the effective time of the merger, each option to acquire Company common stock outstanding and unexercised as of immediately prior to the effective time of the merger (whether or not vested) will become fully vested, and each such option will thereafter be immediately canceled, with the holder thereafter having only the right to receive the amount, if any, equal to the product of (i) the total number of shares underlying such Company stock option multiplied by (ii) the excess of the merger consideration over the exercise price of such option. In the event the exercise price of any such option is equal to or greater than the merger consideration, such option will be canceled without payment.

Q: Are stockholders able to exercise appraisal rights?

A: Under Delaware law, holders of record of Company common stock as of the record date are entitled to exercise appraisal rights under the DGCL only if they do not vote for the adoption of the merger agreement and otherwise follow the procedures and satisfy the requirements specified in Section 262 of the DGCL. A copy of Section 262 of the DGCL is attached as Annex E to this proxy statement. See “Appraisal Rights” beginning on page [●] for more information on appraisal rights.

Q: When do the parties expect to complete the merger?

A: The parties expect to complete the merger in the last quarter of 2017, although there can be no assurance that the parties will be able to do so. The closing of the merger is subject to customary closing conditions, including approval by the Company stockholders and receipt of certain insurance and other regulatory approvals.

See the section of this proxy statement titled “The Merger Agreement—Conditions to Closing” for more information.

Q: What happens if the merger is not completed?

A: If the merger proposal is not approved by the requisite vote of the Company stockholders, or the merger is not completed for any other reason, the merger will not occur and the Company stockholders will not receive the merger consideration, which is described in greater detail in the section of this proxy statement titled “Summary—The Merger Agreement.” The Company stockholders will continue to own the shares owned by them until sold or otherwise disposed by them. The Company will remain an independent public company and the shares of Company common stock will continue to be registered under the Exchange Act and traded on the NASDAQ. In addition, if the merger agreement is terminated, the Company may be required, under certain circumstances, to pay a termination fee of $27,564,000 or $13,782,000 to Parent.

Q: What are the U.S. federal income tax consequences of the merger to holders of shares?

A: The exchange of shares of Company common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder who exchanges shares of Company common stock for cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before the deduction of any applicable withholding taxes) with respect to such shares and the stockholder’s adjusted tax basis in such shares. A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to the exchange of shares of Company common stock for cash in the merger unless such non-U.S. holder has certain connections to the United States.

YOU SHOULD READ THE SECTION OF THIS PROXY STATEMENT TITLED “THE MERGER—U.S. FEDERAL INCOME TAX CONSIDERATIONS” FOR A MORE DETAILED DISCUSSION OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, STATE NATIONAL STRONGLY URGES YOU TO CONSULT WITH YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

Q: Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to the interests of the Company stockholders?

A: The Company’s executive officers and directors may have interests in the merger that may be different from or in addition to those of the Company stockholders generally. The Company board of directors was aware of and considered these interests, among other matters, to the extent such interests existed at the time, in evaluating and negotiating the merger agreement, in approving the merger agreement and the merger and in recommending that the merger agreement be approved by the stockholders of the Company. As described in more detail below, these interests potentially include:

•	Acceleration of Vesting of Equity Awards. The Company’s executive officers have previously been granted equity awards under the Company’s equity incentive plan. These equity awards will vest, as described in the merger agreement, and become payable in cash in connection with the merger.

•	Severance Agreements. The Company’s severance agreements provide for severance payments if the Company separates the executive’s service other than for cause, death, or disability or the executive resigns for good reason. The severance payments are the following: For Mr. Terry Ledbetter, 3 times the sum of (i) his base salary at the time of termination and (ii) his target bonus for the year of termination; for Mr. Matthew Freeman, 30 months of his base salary at the time of termination; for Messrs. David Hale, John Pearson and David Cleff, 2.5 times the executive’s base salary at the time of termination; for Messrs. Trace Ledbetter and Luke Ledbetter, 1.75 times his base salary at the time of termination.

•	2017 Cash Incentive Awards. In the event that the effective time occurs prior to December 31, 2017, the Company will pay each executive officer under the 2015 Cash Incentive Plan, an amount equal to the greater of (i) the amount that would have been earned for the 2017 fiscal year based on the estimated level of achievement of the applicable performance goals for the full 2017 fiscal year and (ii) the amount that would have been earned for the 2017 fiscal year based on the assumed attainment of the target performance goals.

•	Indemnification and Insurance. The merger agreement provides for certain indemnification arrangements for the Company’s current officers and directors and continuation of certain insurance arrangements for the Company’s current officers and directors for six years after the completion of the transactions.

•	Continuation of Certain Compensation and Benefits. Under the terms of the merger agreement, Parent has agreed to maintain until December 31, 2018, certain levels of compensation and benefits for the employees of the Company, including the executive officers, whose employment is not terminated.

See the section of this proxy statement titled “The Merger— Interests of Certain Persons in the Merger” beginning on page [●] for a more detailed discussion on the interests of the Company’s directors and executive officers in the merger.

Q: What is the required quorum for the special meeting?

A: The holders of a majority of the voting power of the stock issued and outstanding and entitled to vote, present in person or represented by proxy will constitute a quorum for the transaction of business at the special meeting.

Q: What stockholder vote is required to approve the items to be voted on at the special meeting, including the merger?

A: The approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Company common stock and entitled to vote on the merger proposal.

The approval of the merger-related compensation proposal requires the affirmative vote of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote.

The approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote.

See the section of this proxy statement titled “Questions and Answers About the Merger and the Special Meeting—Who is entitled to vote at the special meeting?” for a more detailed description.

Q: What effect do abstentions and “broker non-votes” have on the proposals?

A: Abstentions will be counted toward the presence of a quorum at the special meeting, but “broker non-votes” will not be counted toward the presence of a quorum at the special meeting.

The approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Company common stock and entitled to vote on the merger proposal. Accordingly, shares deemed not in attendance at the special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee, and abstentions will have the same effect as voting “AGAINST” the merger proposal.

The approval of the merger-related compensation proposal requires the affirmative vote of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote. Accordingly, abstentions will have the same effect as a vote “AGAINST” the merger-related compensation proposal, but shares deemed not in attendance at the special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee will have no effect on the outcome of the merger-related compensation proposal.

The approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote. Accordingly, abstentions will have the same effect as a vote “AGAINST” the adjournment proposal, but shares deemed not in attendance at the special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee will have no effect on the outcome of the adjournment proposal.

Q: Does Parent have the financial resources to complete the merger?

A: Yes, Parent has informed the Company that it has the financial resources to complete the merger and to cause Merger Sub and the surviving corporation to perform their respective obligations under the merger agreement.

Q: Who is entitled to vote at the special meeting?

A: Only the Company stockholders of record, as shown on the Company’s register of members at the close of business on [●] [●], 2017, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

Q: What do I need to do now?

A: We urge you to carefully read this proxy statement, including its annexes and the documents incorporated by reference in this proxy statement. You are also encouraged to review the documents referenced under the section of this proxy statement titled “Where You Can Find More Information” and consult with your accounting, legal and tax advisors. Once you have considered all relevant information, we encourage you to fill in and return the enclosed proxy card (if you are a stockholder of record) or voting instruction form you receive from your bank, broker or other nominee (if you are a stockholder who holds your shares through a bank, broker or other nominee) or to follow the instructions provided to you for voting over the Internet or by telephone.

Q: How do I vote my shares?

A: Stockholder of Record. If your shares of Company common stock are registered directly in your name, then you are considered a stockholder of record of the Company with respect to those shares and this proxy statement and the enclosed proxy card were sent to you directly by the Company. As a Company stockholder of record, you may vote by completing, dating, signing and mailing the enclosed proxy card in the return envelope provided as soon as possible or by following the instructions on the proxy card to submit your proxy by telephone or over the Internet at the website indicated. Submission of the proxy by telephone or over the Internet is available through 11:59 p.m. Eastern Time on the business day immediately before the special meeting. The Company stockholders of record may also vote by attending the special meeting in person by bringing valid picture identification. However, whether or not you plan to attend the special meeting in person, we encourage you to vote your Company shares in advance to ensure that your vote is represented at the special meeting. Abstentions will be counted toward the presence of a quorum, but “broker non-votes” will not be counted toward the presence of a quorum at the special meeting, as described above under the question titled “—What effect do abstentions and ‘broker non-votes’ have on the proposals?”

Beneficial Owner of Shares Held in Street Name. If your shares of Company common stock are held in the name of a bank, broker or other similar organization or nominee, then you are considered a beneficial owner of such shares held for you in what is known as “street name.” If this is the case, this proxy statement has been forwarded to you by your bank, broker or other organization or nominee together with a voting instruction form. You may vote by completing and returning your voting instruction form to your broker. Please review the voting instruction form to see if you are able to submit your voting instructions by telephone or over the Internet. The organization or nominee holding your account is considered the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to instruct the organization that holds your shares of record how to vote the Company shares that you beneficially own.

Q: If my shares of Company common stock are held in “street name,” how do I vote in person at the special meeting?

A: If you are a beneficial owner of shares of Company common stock held in “street name” rather than a stockholder of record, you may only vote your shares of Company common stock in person at the special meeting by bringing valid picture identification and a legal proxy form from your broker, bank or other nominee.

Q: What do I do if I want to change my vote?

A: You may revoke your proxy at any time prior to the vote at the special meeting by: (i) delivering a written notice revoking your proxy to the Company’s Secretary at the address above prior to [●]; (ii) delivering a new proxy bearing a date after the date of the proxy being revoked prior to [●]; or (iii) voting in person at the special meeting.

If your Company common stock is held in “street name” by your bank, broker or other nominee, please follow the instructions provided by your bank, broker or other nominee as to how to revoke your previously provided voting instructions.

Q: If I hold my shares of Company common stock in book-entry form, how will I receive payment when the merger occurs?

A: Each holder of record of one or more book-entry shares whose shares were converted into the right to receive the merger consideration will automatically upon the effective time (or, at any later time at which such book-entry shares will be converted) be entitled to receive, and Parent will cause the paying agent to pay and deliver as promptly as practicable and in any event within three business days after the effective time, the merger consideration to which such holder is entitled to receive.

Q: Who will solicit and pay the cost of soliciting proxies?

A: The Company has engaged Alliance Advisors LLC (which we refer to as “Alliance”) to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Alliance a fee of approximately $[●] and reimbursement of certain expenses.

Q: Who should the Company stockholders contact with any additional questions?

A: If you have any additional questions about the merger or you would like additional copies of this proxy statement or assistance voting your shares, you should contact Alliance at:

ALLIANCE ADVISORS LLC

200 Broadacres Drive, 3rd Floor Bloomfield, New Jersey 07003 Stockholders may call toll free: [●] Banks and Brokers may call collect: [●]

Q: Where can I find more information about the Company?

A: You can find more information about State National in the documents described under the section of this proxy statement titled “Where You Can Find More Information.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Some of the statements in this proxy statement may include forward-looking statements which reflect our current views with respect to future events and financial performance, and State National may make related oral, forward-looking statements on or following the date hereof. Such statements may include forward-looking statements both with respect to us in general and the insurance sector specifically, both as to underwriting and investment matters. These statements may also include assumptions about our proposed acquisition by Markel (including its benefits, results, effects and timing). Statements which include the words “should,” “would,” “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements in this material for purposes of the U.S. federal securities laws or otherwise. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.

The proposed transaction is subject to risks and uncertainties, including: (A) that State National and Markel may be unable to complete the proposed transaction because, among other reasons, conditions to the closing of the proposed transaction may not be satisfied or waived; (B) uncertainty as to the timing of completion of the proposed transaction; (C) the inability to complete the proposed transaction due to the failure to obtain State National stockholder approval for the proposed transaction or the failure to satisfy other conditions to completion of the proposed transaction, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (D) the exercise of appraisal rights by State National stockholders, which could permit Markel to terminate the merger agreement even if State National stockholder approval has been obtained; (E) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (F) risks related to disruption of management’s attention from State National’s ongoing business operations due to the proposed transaction; (G) the effect of the announcement of the proposed transaction on State National’s relationships with its clients, operating results and business generally; (H) the outcome of any legal proceedings to the extent initiated against State National, Markel or others following the announcement of the proposed transaction; (I) risks related to Markel’s post-closing integration of State National’s business and operations; (J) risks related to a downgrading of State National’s or Markel’s A.M. Best ratings or other similar financial strength or debt ratings as a result of the announcement or completion of the proposed transaction; and (K) the loss or impairment of State National’s material client or other relationships as a result of the announcement or completion of the proposed transaction, as well as State National’s and Markel’s management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in State National’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents of State National on file with the SEC. Any forward-looking statements made in this material are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by State National will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, State National or its business or operations. Except as required by law, the parties undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Additional factors that may affect future results and conditions are described in the Company’s filings with the SEC, which are available at the SEC’s website at www.sec.gov or at the Company’s website at http://www.statenational.com.

PARTIES TO THE MERGER

State National

State National Companies, Inc.

1900 L. Don Dodson Drive

Bedford, Texas 76021

State National Companies, Inc. (NASDAQ: SNC) is a leading specialty provider of property and casualty insurance services operating in two niche markets across the United States. In its lender services segment, the Company specializes in providing collateral protection insurance, which insures personal automobiles and other vehicles held as collateral for loans made by credit unions, banks and specialty finance companies. In its program services segment, the Company leverages its “A” (Excellent) A.M. Best rating, expansive licenses and reputation to provide access to the U.S. property and casualty insurance market in exchange for ceding fees.

For additional information on State National and its business, including how to obtain the documents that State National has filed with the SEC, see the section of this proxy statement titled “Where You Can Find More Information.”

Markel

Markel Corporation

4521 Highwoods Parkway

Glen Allen, Virginia 23060

Markel Corporation is a diverse financial holding company serving a variety of niche markets. Markel’s principal business markets and underwrites specialty insurance products. In each of Markel’s businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. Markel’s financial goals are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value.

Merger Sub

Markelverick Corporation

1209 Orange Street

New Castle, Delaware 19801

Markelverick Corporation is a direct, wholly-owned subsidiary of Markel that was formed by Markel solely for purposes of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will be merged with and into the Company and will cease to exist.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, a copy of which is incorporated by reference in its entirety and included in this proxy statement as Annex A. You should read the merger agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

Effects of the Merger

Pursuant to the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. The Company, as the surviving corporation, will continue in existence as a Delaware corporation and a direct, wholly-owned subsidiary of Parent. As a result of the merger under Delaware law, the surviving corporation will have all the properties, rights, privileges, powers, interests and franchises and will be subject to all restrictions, disabilities, duties and liabilities of the Company and Merger Sub. The closing of the merger is expected to occur on the second business day after the satisfaction or waiver of the closing conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions), unless otherwise agreed in writing by the parties. The effective time of the merger will occur when the certificate of merger is duly filed with and accepted by the Delaware Secretary, or such later time as agreed by the parties and specified in such certificate of merger.

Background of the Merger

The Company board of directors and senior management periodically review the Company’s operations, financial condition and performance, and long-term strategic plan and objectives, as well as industry conditions, regulatory developments and their impact on the Company’s long-term strategic plan and objectives. Prior to the Company’s initial public offering in 2014, the Company undertook a sales process but it was ultimately determined that the Company would undertake its initial public offering. Within the past two years, the Company board of directors has reviewed and considered the current and future industry trends and risks to the Company’s ability to execute its strategic plan as a stand-alone entity. The Company board of directors also reviewed with the Company’s senior management a range of strategic alternatives available to it, including possible acquisitions and divestitures and the Company’s standalone strategy based on management projections.

In November 2016, an executive session of the Company board of directors authorized the Company’s senior management, in consultation with the Company board of directors, to consider potential strategic alternatives for the Company, including a sale of the Company. During these discussions, it was acknowledged that the Ledbetter family had indicated a preference that any transaction result in their exit from the Company on the same basis as other stockholders.

On January 26, 2017, the Company’s senior management engaged Evercore to further consider potential strategic alternatives for the Company, including a sale of the Company. Prior to engaging Evercore, the Company’s senior management interviewed a number of investment banks with insurance-related experience. Evercore was selected based upon a number of factors, including their extensive knowledge of the Company’s business model, the positive view of Evercore’s performance in connection with the Company’s strategic alternative exploration in 2014 and the fact that Evercore designed an outreach process that the Company believed would create the highest probability of an attractive outcome for Company stockholders.

In February 2017, three private equity sponsors (including Party 1) and an insurance company contacted representatives of Evercore expressing interest in the Company based upon market speculation that the Company was considering a sale process. Representatives of Evercore also engaged in a general discussion with an insurance broker regarding the Company to gauge potential interest.

During February 2017, the Company board of directors met with the Company’s senior management team and representatives of Evercore and Skadden, Arps, Slate, Meagher & Flom LLP, the Company’s outside legal counsel (“Skadden”) to discuss the potential sale process. Representatives of Skadden discussed with the

Company board of directors the legal principles and standards applicable to its consideration of the potential sale process. Representatives of Evercore reviewed with the Company board of directors and the Company’s senior management a range of potential buyers for the Company with varied investment theses, including insurance companies, reinsurance companies, insurance brokers and private equity sponsors (and including the parties that had contacted Evercore in early February 2017). Based upon discussions with Evercore, the Company’s senior management authorized the final list and the Company board of directors authorized Evercore to contact 14 potential buyers for the Company, representing a group of companies across the range of potential buyers believed to be likely buyers for the Company. Included within this group of 14 potential buyers were: Parent; Party 4, a reinsurer; Party 5, a leading private equity sponsor; and Party 6, a leading private equity sponsor; and one of the private equity sponsors who had made contact in February.

In March 2017, representatives of Evercore contacted the 14 potential buyers which had been identified with the Company board of directors. 10 of these potential buyers (including Parent, Party 4, Party 5 and Party 6) responded positively and requested additional information from Evercore regarding the Company.

In addition, during the months of March and April 2017, at the direction of senior management of the Company preliminary discussions were had with 11 other parties (including Party 2, an insurance company in early March 2017, and Party 3, an insurance company, in early April 2017) regarding the sale process, including through discussions with Evercore and parties making inbound inquiries regarding the Company. Also during this period, in mid-April 2017, Party 1 contacted representatives of Evercore to inquire as to the status of any process to acquire the Company.

Between late March 2017 and late May 2017, Evercore and the Company’s senior management team met with a total of 12 parties (including Parent, Party 2, Party 3, Party 4, Party 5 and Party 6) who had expressed interest in acquiring the Company and had been identified to the Company board of directors as likely buyers of the Company and entered into confidentiality agreements including standstill provisions with these parties. Each of these potential buyers received a confidential information memorandum and financial model following these meetings. Four other parties, including Party 8 in May 2017 and Party 1 in June 2017, ultimately entered into confidentiality agreements including standstills.

In early May, at the direction of senior management of the Company, Evercore contacted 8 of the 12 parties who had met with Company management and requested that initial indications of interest in acquiring the Company be submitted by May 17, 2017.

On May 3, 2017, representatives of Evercore had a telephone conversation with Richard Whitt, Co-Chief Executive Officer of Parent and on the following day provided a confidential information memorandum and financial information to Parent.

On May 17, 2017, Party 5 provided an initial indication of interest to Evercore to acquire the Company for $17.00 per share in cash, which represented a total approximate value of $720 million.

Also on May 17, 2017, Party 2 delivered an indication of interest to Evercore to acquire the Company for $17.50 per share in Party 2’s publicly listed stock.

Additionally, on May 17, 2017, Parent provided an initial indication of interest to Evercore to acquire the Company for $19.00 per share in cash, which Parent indicated represented a total value of approximately $800 million.

On May 18, 2017, the Company’s senior management team provided an update to the Company board of directors regarding the status of the potential sale process and terms of the bids received to date. During the period between May 18, 2017 and July 10, 2017, Mr. Ledbetter provided regular updates to the Company board of directors regarding the status of and terms of the bids that had been received.

Also on May 19, 2017, the Insurance Insider, an insurance industry publication, reported that Evercore had been engaged to run a process to sell the Company. The Company did not publicly comment for, or on, this article.

Following this report, an additional 8 parties (including Party 7, a leading private equity sponsor and Party 8, a leading private equity sponsor) contacted Evercore to inquire regarding the potential sale process.

On May 22, 2017, Party 6 submitted an initial indication of interest to Evercore to acquire the Company for between $18.00 and $20.00 per share, which represented a total approximate value of $760-840 million. Thereafter, on May 31, 2017, Party 6 was provided access to an electronic data room.

On May 23, 2017, Party 4 provided an initial indication of interest to Evercore to acquire the Company for $20.00 per share in cash, which represented a total approximate value of $840 million.

On May 24, 2017, Party 7, a leading private equity sponsor, contacted Evercore to express interest in the reported sale process for the Company.

Also on May 24, 2017, Party 8, a leading private equity sponsor, contacted Evercore to express interest in the reported sale process for the Company. On May 30, 2017, Party 8 entered into a confidentiality agreement including a standstill with the Company.

On May 30, 2017, Party 6 discussed with Evercore that any proposal to acquire the Company would include a substantial rollover of equity from members of the Ledbetter family.

On May 31, 2017, Party 4 contacted Evercore to request the ability to partner with Party 7 in order to make a joint bid to acquire the Company. The Company’s senior management subsequently directed Evercore to allow the joint bid.

On June 1, 2017, Party 4 was provided access to an electronic data room.

On June 2, 2017, Party 1 entered into a confidentiality agreement including a standstill.

On June 2, 2017, Parent was provided access to an electronic data room.

Also on June 2, 2017, at the direction of senior management of the Company, representatives of Evercore delivered the confidential information memorandum and financial model which had been previously delivered to other potential buyers to Party 1.

On June 5, 2017, Mr. Whitt delivered to Evercore a list of agenda items for a meeting between senior management of Parent and senior management of the Company.

On June 6, 2017, at the direction of senior management of the Company, representatives of Evercore delivered a confidential information memorandum and financial model which had been previously delivered to other potential buyers to Party 8.

On June 7, 2017, Party 3 delivered an indication of interest to Evercore to acquire the Company’s lender services business for between $275 million and $325 million.

On June 12, 2017, members of senior management of Parent and members of senior management of the Company met.

On June 14, 2017, at the direction of senior management of the Company, Evercore sent Party 4, Party 6 and Parent an email requesting a submission of a final proposal to acquire the Company and a markup of a merger agreement no later than June 28, 2017. Evercore also provided management’s updated financial projections to all bidders at this stage.

Also on June 14, 2017, at the direction of senior management of the Company, representatives of Evercore sent a process letter to Party 1, Party 8 and a private equity sponsor requesting submissions of an indication of interest to acquire the Company no later than June 26, 2017.

During June 2017 and early July 2017, Evercore and members of the Company’s senior management continued to respond to due diligence requests from potential buyers.

On June 26, 2017, Party 8 submitted an initial indication of interest to acquire the Company for between $20.00 and $22.50 per share in cash on a fully diluted basis, which represented a total approximate value of $870-990 million.

On June 27, 2017, Party 1 submitted an indication of interest to acquire the Company for between $16.60 and $18.40 per share, which represented a total value of approximately $700-770 million. The Company’s stock price had closed at $17.63 the previous day.

On June 28, 2017, Parent submitted a markup of the merger agreement and a bid to acquire the Company for $19.50 per share in cash on a fully diluted basis, which represented a total approximate value of $850 million. The markup contained express language preventing waiver of a standstill.

On June 28, 2017, Party 6 notified representatives that it would be unable to make a bid above the Company’s market price based upon its financial analysis regarding leverage constraints on the business.

On June 29, 2017, at the direction of senior management of the Company, Evercore had discussions with Party 8 to clarify Party 8’s indication of interest and its proposed sources and uses of funds in connection with an acquisition of the Company.

On June 30, 2017, Party 8 delivered additional information regarding its proposed sources and uses of funds based on a illustrative purchase price of $21.25 per share in cash representing the midpoint of its previously proposed price range. Party 8’s assumptions for sources of financing included third party debt financing, special dividends from the Company’s insurance subsidiaries, which would require insurance regulatory approval, and a rollover of approximately 25% of transaction proceeds to be received by Terry Ledbetter. Party 8 also indicated during discussions with representatives of Evercore that Party 8 did not believe that it would be able to make an all-cash offer for the Company that did not include a rollover component.

On July 6, 2017, Evercore and Party 4 and Party 7 engaged in discussions regarding financial assumptions underlying a joint bid by Party 4 and Party 7.

Also on July 6, 2017, at the direction of senior management of the Company, Evercore contacted Party 1 to inform Party 1 that the Company was not interested in pursuing a transaction with Party 1 given the low price range that had been proposed by Party 1. Additionally, representatives of Evercore, at the direction of senior management of the Company, contacted Party 6 to discuss Party 6’s financial leverage assumptions and whether Party 6 would be willing to submit a bid for the Company and Party 6 confirmed that it did not intend to do so.

On July 7, 2017, representatives of Skadden sent a revised merger agreement to representatives of Sidley Austin LLP, legal counsel to Parent. The draft contained a provision allowing the Company board of directors to waive the standstill if failure to do so would be inconsistent with fiduciary duties.

On July 9, 2017, Evercore engaged in a telephone conversation with representatives of Party 8 regarding the status of the sale process.

On July 10, 2017, the Company board of directors met with the Company’s senior management team and representatives of Evercore and Skadden to discuss the status and terms of the bids received to acquire the Company. During these discussions, the Company board of directors directed Mr. Ledbetter to attempt to pursue a transaction with Parent at a higher price than $19.50 per share given Parent’s willingness to pay an all-cash price purchase price for the Company and the likelihood that Mr. Ledbetter and related shareholdings controlled by him would be unwilling to agree as individual stockholders to the rollover provisions of the transactions that had been proposed to date including a rollover of their equity. Also at the meeting, the Company board of directors was advised of the provision in the merger agreement allowing the Company board of directors to waive standstill provisions, including the standstills in the confidentiality agreements entered into with bidders, if failure to do so would be inconsistent with the directors’ fiduciary duties.

Also on July 10, 2017, the Company board of directors also directed Mr. Ledbetter to continue discussions with Party 4 and Party 7 regarding their joint bid to see if a higher price per share could be achieved.

On July 12, 2017, representatives of Skadden participated in a teleconference with representatives of Sidley Austin to discuss issues in the revised merger agreement draft identified by Sidley Austin, including the stockholders who would be party to voting agreements, the scope of termination events and termination fees, the scope of the “fiduciary out” exceptions within the nonsolicitation covenant, the scope of Parent’s commitments to seek and obtain regulatory approvals and conditions to closing.

Also on July 12, 2017, Evercore, members of the Company’s senior management team Party 4 and Party 7 engaged in additional discussions regarding financial due diligence questions and financial assumptions underlying a joint bid by Party 4 and Party 7.

On July 12, 2017, in accordance with the directions of the Company board of directors, representatives of Evercore contacted Mr. Whitt to discuss increasing the price Parent was willing to pay. During that conversation, Mr. Whitt indicated that Parent would be willing to increase its price to $20.00 per share of Company common stock on a fully diluted basis and that Parent could possibly increase its price to $20.50 per share of Company common stock on a fully diluted basis.

Following that conversation, on July 14, 2017, Mr. Ledbetter called Mr. Whitt to request that Parent increase the purchase price to $21.00 per share of Company common stock on a fully diluted basis.

On July 15, 2017, Mr. Whitt contacted Mr. Ledbetter by telephone and email to increase Parent’s offer price to $21.00 per share of Company common stock on a fully diluted basis. Mr. Whitt’s email included a request for exclusivity and noted certain points that Parent would require in connection with the merger agreement, including the right to terminate the merger agreement based upon Company stockholder exercise of appraisal rights, voting agreements, the size of the termination fee and the standard for obtaining regulatory approvals.

On July 16, 2017, Mr. Ledbetter called Mr. Whitt to discuss issues raised by Mr. Whitt’s email of the previous day.

Also on July 16, 2017, at the direction of the Company board of directors, Evercore contacted Party 4 and Party 7 to inform Party 4 and Party 7 that the sale process was moving towards completion and to encourage Party 4 and Party 7 to submit a final bid in the near term if they intended to do so.

On July 17, 2017, Parent submitted a markup of the merger agreement that had been provided by Skadden on July 7, 2017. Parent also communicated to representatives of Evercore that Parent would not continue discussions with the Company unless the Company entered into exclusivity with Parent.

Also on July 17, 2017, Party 4 and Party 7 submitted a markup of the merger agreement and a bid to acquire the Company for $18.50 per share in cash, conditioned on the Ledbetter family rolling a significant portion of their equity into the ongoing company.

On July 18, 2017, the Company board of directors met with the Company’s senior management team and representatives of Evercore and Skadden to discuss the status of the bids received to acquire the Company, including the bid from Parent, the joint bid by Party 4 and Party 7 and the indication from Party 8. During this meeting, the Company board of directors determined that granting exclusivity to Parent was in the best interest of the Company and its stockholders and instructed the Company’s officers and advisors to negotiate more favorable legal terms for the Company than were represented by Parent’s merger agreement prior to granting exclusivity to Parent. The Company board of directors was also updated that Parent had accepted the proposed waiver language regarding the standstill requested by the Company.

Later on July 18, 2017, representatives of Evercore communicated the Company board of director’s message to Richard Grinnan, the General Counsel of Parent, and told him that any exclusivity agreement entered by the Company would be conditioned on Parent improving the legal terms of its offer.

During the evening of July 18, 2017, representatives of Skadden sent a revised merger agreement to representatives of Sidley Austin. The markup addressed issues in Parent’s draft merger agreement including the scope of termination events and termination fees, the scope of the “fiduciary out” exceptions within the nonsolicitation covenant, the scope of Parent’s commitments to seek and obtain regulatory approvals (including the definition of “burdensome condition”) and Parent’s proposed termination right relating to stockholder appraisal rights.

On July 19, 2017, representatives of Evercore communicated with Mr. Grinnan to continue the previous day’s discussions.

Later on July 19, 2017, representatives of Sidley Austin sent a revised merger agreement to representatives of Skadden reflecting discussions between the parties.

On July 20, 2017, the Company board of directors met with the Company’s senior management team and representatives of Evercore and Skadden and approved the granting of exclusivity to Parent and the Company entered into an exclusivity agreement with Parent through 11:59 p.m. on July 25, 2017.

Also on July 20, 2017, at the direction of the Company board of directors, Evercore contacted Party 7 to inform Party 6 that the Company did not intend to pursue a transaction with Party 4 and Party 7 at that time.

On July 21, 2017, representatives of Skadden participated in a teleconference with representatives of Sidley Austin to discuss issues identified by Sidley Austin, including the stockholders who would be party to voting agreements and the percentage of shares of Company common stock that the Company board of directors would permit to be bound by such agreements, the scope of termination events and termination fees, the scope of the “fiduciary out” exceptions within the nonsolicitation covenant, the scope of Parent’s commitments to seek and obtain regulatory approvals (including the definition of “burdensome condition”) and Parent’s proposed termination right relating to stockholder appraisal rights.

Also on July 21, 2017, at the direction of the Company board of directors, representatives of Evercore contacted Party 8 to inform Party 8 that the Company did not intend to pursue a transaction with Party 8.

During the period from July 21, 2017 to July 25, 2017, representatives of Skadden, with the assistance of Evercore and under the direction of the Company’s board of directors and senior management, negotiated the terms and conditions of the merger agreement with Sidley Austin.

The Company board of directors held a special meeting on July 25, 2017, attended by members of the Company’s senior management team, representatives of Evercore and representatives of Skadden. Representatives of Skadden discussed with the Company board of directors the legal principles and standards applicable to its consideration of the proposed transaction. Representatives of Skadden also reviewed the terms and conditions set forth in the proposed merger agreement, including, among other things, the parties’ respective termination rights (including the Company’s right to terminate the agreement if the Company’s board of directors in the exercise of its fiduciary duties, determines to enter into a transaction in respect of a superior proposal), the termination fee and other amounts payable in connection with certain termination events under the proposed merger agreement, the obligations of the parties to obtain applicable regulatory approvals, the definition of a “Company material adverse effect” and the applicable closing conditions. Representatives of Skadden also reviewed with the Company board of directors the terms and conditions of the voting agreement to be entered into by the supporting stockholders. Representatives of Evercore then reviewed with the Company board of directors Evercore’s financial analysis of the merger consideration, as more fully described below under the heading “—Opinion of the Company’s Financial Advisor,” and rendered to the Company board of directors its oral opinion that, as of that date and based on and subject to various assumptions, matters considered and limitations described in the opinion, the merger consideration was fair, from a financial point of view, to the holders of Company common stock, other than excluded shares and dissenting shares (and such opinion was subsequently confirmed in writing by Evercore on July 25, 2016). After discussion, and in light of the Company board of directors’ review and consideration of the factors described under “—Company’s Reasons for the Merger; Recommendation of the Company Board of Directors,” the Company board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement were advisable and in the best interests of the Company, and, subject to finalization of transaction documentation consistent with the terms presented to the Company board of directors, the Company board of directors unanimously approved and adopted the merger agreement and determined to recommend that the Company’s stockholders adopt the merger agreement. The Company board of directors approved the merger agreement and the related transaction documents and the transactions contemplated by such documents and authorized certain officers of the Company to execute on behalf of the Company the merger agreement and the related transaction documents.

Following the completion of definitive transaction documentation during the early morning of July 26, 2017, the Company, Parent and Merger Sub entered into the merger agreement. The Company and Parent issued a joint press release prior to the opening of trading markets July 26, 2017 announcing the transaction.

State National’s Reasons for the Merger and Recommendation of State National’s Board of Directors

The Company board of directors has unanimously (1) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the Company and its stockholders, (2) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and (3) declared its advisability and recommended the adoption by the Company stockholders of the merger agreement, the merger and the other transactions contemplated by the merger agreement. Accordingly, the Company board of directors unanimously recommends that the Company stockholders vote “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.

Positive Factors Relating to the Merger

As described the section of this proxy statement titled “The Merger—Background of the Merger,” the Company board of directors, prior to and in reaching its determination at its meeting on July 25, 2017 that the merger, on the terms and subject to the conditions set forth in the merger agreement, is in the best interests of the Company and its stockholders, consulted with the Company’s management, financial advisor and outside legal counsel and considered a variety of potentially positive factors relating to the merger, including, but not limited to, the following:

•	the fact that the $21.00 per share all-cash consideration will provide certainty of value and liquidity to all Company stockholders on an equal basis, enabling them to realize value that had been created at the Company in recent years, while eliminating long-term business and execution risk;

•	that the per share merger consideration of $21.00 in cash represents a 38% premium to the Company’s 30-day volume-weighted average stock price as of May 18, 2017, the last trading day prior to published market speculation regarding a potential sale of the Company, and a premium of approximately 7% to the Company closing stock price on July 25, 2017;

•	that as a result of negotiations with Parent, the Company was able to obtain significant benefits including a $2.00 per share increase in Parent’s offer price from the beginning of the process to the end of the negotiations and the belief of the Company board of directors that the merger consideration was the most favorable price that could be obtained from Parent and the Company board of directors belief that further negotiations could run the risk of causing Parent to abandon the transaction altogether, in which event the stockholders would lose the opportunity to accept the premium being offered;

•

contact was had with 37 potentially interested parties, including through discussions with Evercore, to determine whether they were interested in an acquisition of or other transaction with the Company, including a combination of strategic and financial buyers, and which generated 8 preliminary bids to acquire the Company or its businesses, as described under “Background of the Merger” beginning on page [●];

•	the fact that the Company board of directors believed the merger to be the most favorable available alternative for the Company in light of the consideration of the risk and potential likelihood of achieving greater value for the stockholders by pursuing alternatives to the merger, relative to the benefits of the merger;

•	the terms of the merger agreement, as described under “The Merger Agreement” beginning on page [●], including:

○	the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the merger and their ability to terminate the merger agreement;

○	the right of the Company and the Company board of directors to respond to a superior proposal, subject to certain restrictions and the requirement that the Company pay Parent the applicable termination fee if the Company terminates the merger agreement to accept a superior proposal;

○	the belief of the Company board of directors that the termination fees that may become payable are reasonable in the context of comparable transactions; and

○	the right of the Company board of directors to change its recommendation, subject to certain restrictions, in connection with a superior proposal;

•	the absence of any material risk that any governmental authority would prevent or materially delay the merger under any insurance law;

•	the rights of stockholders to elect to dissent from the merger, vote their shares against the merger and seek appraisal for the fair cash value of their common shares, as described under “Appraisal Rights” beginning on page [●];

•	Parent and its management’s strong business reputation, capabilities and access to resources needed to complete the merger, which should facilitate consummation of the merger and the other transactions contemplated by the merger agreement;

•	the likelihood that the merger would be completed, in light of, among other things, the conditions to the merger and the absence of financing (or financing condition), and the relative likelihood of obtaining required regulatory approvals;

•	the written opinion of Evercore, dated July 25, 2017, to the Company board of directors that as of the date of such opinion, and subject to the various assumptions and qualifications set forth therein, the $21.00 per share merger consideration to be received by holders of shares of Company common stock (other than Parent and its subsidiaries, the Company and its subsidiaries, dissenting shares and shares of Company restricted stock) pursuant to the merger agreement is fair, from a financial point of view, to such stockholders, as described under “The Merger—Opinion of the Company’s Financial Advisor” beginning on page [●]; and

•	the fact that supporting stockholders who own or control approximately 37% of the voting power of shares of Company common stock have signed voting agreements in which they have agreed to vote in favor of the merger.

Risks and Other Considerations of the Merger

In the course of its deliberations, the Company board of directors, in consultation with the Company management and legal and financial advisors, also considered a variety of risks and other potentially negative factors relating to the merger, including the following:

•	the fact that Company stockholders would forego the opportunity to realize the potential long-term value of the successful execution of the Company’s current strategy as an independent company and,

given the all-cash consideration, the fact that the merger will not allow Company stockholders to benefit from any potential future appreciation in the value of the Company’s business once combined with Parent after the merger;

•	the fact that Party 8 had indicated a willingness to acquire the Company for a price between $20.00 and $22.50 per share conditioned on a significant rollover from Mr. Ledbetter and related shareholdings controlled by him, and to which Mr. Ledbetter indicated he was unwilling to agree, as described under “Background of the Merger.” beginning on page [●];

•	the risk that necessary regulatory approvals may be delayed, conditioned or denied;

•	that the merger is subject to a number of closing conditions, some of which are outside of the Company’s control. The Company board of directors considered the fact that, if the merger is not completed, (i) the Company will have incurred significant risks, transaction expenses and opportunity costs, including the possibility of disruption to the Company’s operations, division of management and employee attention, employee attrition and a potentially negative effect on the Company’s business and customer relationships, including the potential loss of business opportunities, (ii) depending on the circumstances that caused the merger not to be completed, it is likely that the price of Company common stock would decline and (iii) the market’s perception of the Company’s prospects could be adversely affected;

•	that Parent may terminate the merger agreement if appraisal rights are exercised with respect to more than 15% of the Company’s outstanding Company common stock;

•	the risk that the announcement and pendency of the merger may cause harm to relationships with the Company’s employees, suppliers, customers and strategic partners and may divert management and employee attention away from the day-to-day operation of the Company’s business;

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger, which could delay or prevent the Company from realizing certain business opportunities or taking certain actions the Company would otherwise take absent the pending merger;

•	the fact that the merger agreement precludes the Company from actively soliciting alternative proposals and that a fee payable to Parent if the merger is terminated under certain circumstances might have the effect of discouraging alternative acquisition proposals or reducing the price of such proposals;

•	certain of our directors and executive officers may have interests in the merger that are different from the interests of our stockholders generally; and

•	that receipt of the all-cash merger consideration would be taxable to Company stockholders that are treated as U.S. persons for U.S. federal income tax purposes.

The foregoing discussion of factors considered by the Company board of directors is not intended to be exhaustive, but the Company board of directors believes that it includes the material factors considered by the Company board of directors. These factors are not listed in any particular order of priority. In light of the variety of factors considered in connection with its evaluation of the merger, the Company board of directors did not find it practicable to, and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Company board of directors present applied his or her own personal business judgment to the process and may have given different weight to different factors. The Company board of directors based its recommendation on the totality of the information presented.

The Company board of directors unanimously recommends that you vote “FOR” approval of the merger proposal, “FOR” approval of the merger-related compensation proposal and “FOR” approval of the adjournment proposal.

The foregoing discussion of the information and factors considered by the Company board of directors is forward-looking in nature. This information should be read in light of the factors described under the section of this proxy statement titled “Cautionary Statement Concerning Forward-Looking Information.”

Opinion of the Company’s Financial Advisor

In connection with the merger, the Company retained Evercore to act as its financial advisor. As part of this engagement, the Company requested that Evercore evaluate the fairness of the merger consideration, from a financial point of view, to holders of the Company common stock, other than holders of excluded shares, dissenting shares and Company restricted stock. On July 25, 2017, at a meeting of the Company board of directors, Evercore rendered its oral opinion, subsequently confirmed by delivery of a written opinion, that based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, as of such date, the merger consideration was fair, from a financial point of view, to holders of the Company common stock, other than holders of excluded shares, dissenting shares and shares of Company restricted stock.

The full text of the written opinion of Evercore, dated as of July 25, 2017, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement. The following summary of Evercore’s opinion is qualified in its entirety by reference to the full text of the opinion, which is incorporated herein by reference. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Company board of directors (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view, and did not address any other aspects or implications of the merger. The opinion does not constitute a recommendation to the Company board of directors or to any other persons in respect of the merger, including as to how any holder of shares of Company common stock should vote or act in respect of the merger. Evercore’s opinion did not address the relative merits of the merger as compared to other business or financial strategies that might be available to the Company, nor did it address the underlying business decision of the Company to engage in the merger.

In connection with rendering its opinion and performing its related financial analysis, Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to the Company that Evercore deemed to be relevant;

•	reviewed certain projected non-public financial statements and other projected non-public financial data relating to the Company prepared and furnished to Evercore by management of the Company;

•	reviewed certain non-public historical financial statements and other non-public historical and operating data relating to the Company prepared and furnished to Evercore by the management of the Company;

•	discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving such projections);

•	compared certain historical non-public management projections to actual performance;

•	reviewed the reported prices and the historical trading activity of the Company common stock;

•	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•	compared the financial performance of the Company and the valuation multiples relating to the merger with those of certain other transactions that Evercore deemed relevant;

•	reviewed a substantially final draft dated July 23, 2017 of the merger agreement; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. Evercore assumed that the projections received from the management of the Company were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company under the assumptions reflected therein. Evercore expressed no view as to any projected financial data relating to the Company or the assumptions on which they are based.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the merger or materially reduce the benefits to the holders of Company common stock of the merger. Evercore also assumed that the executed merger agreement would not differ in any material respect from the draft merger agreement dated July 23, 2017 that Evercore reviewed.

Evercore neither made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor was Evercore furnished with any such valuation or appraisal, nor did Evercore evaluate the solvency or fair value of the Company under any state, federal or foreign laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion is necessarily based upon information made available to Evercore as of July 25, 2017 and financial, economic, market and other conditions as they existed and as could be evaluated as of such date. It is understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness, from a financial point of view, of the merger consideration to the holders of Company common stock, other than holders of excluded shares, dissenting shares and shares of Company restricted stock. Evercore did not express any view on, and its opinion did not address, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the merger consideration or otherwise.

Evercore assumed that any modification to the structure of the merger would not vary its analysis in any material respect. Evercore’s opinion did not address the relative merits of the merger as compared to other business or financial strategies that might be available to the Company, nor did it address the underlying business decision of the Company to engage in the merger. Evercore’s opinion does not constitute a recommendation to the Company board of directors or any other persons in respect of the merger, including as to how any holder of shares of Company common stock should vote or act in respect of Proposal 1 or otherwise. Evercore expressed no opinion as to the price at which shares of Company common stock would trade at any time. Evercore is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

Summary of Material Financial Analysis

Set forth below is a summary of the material financial analyses reviewed by Evercore with the Company board of directors on July 25, 2017 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before July 21, 2017, and is not necessarily indicative of current market conditions.

The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the full text of each summary. The tables are not intended to stand-alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.

Selected Public Company Trading Analysis

In performing a selected public company trading analysis, Evercore reviewed and compared certain financial, operating and market information relating to the Company to corresponding information of certain publicly traded companies, which Evercore deemed most relevant to consider in relation to the Company, based on its professional judgment and experience, because they are public companies with operations that for purposes of this analysis Evercore considered similar to the operations of the Company. The selected companies are identified below and referred to herein as the “U.S. Specialty Insurers”:

•	AMERISAFE, Inc.

•	Baldwin & Lyons, Inc.

•	Employers Holdings, Inc.

•	Infinity Property & Casualty Corporation

•	Kinsale Insurance Company

•	Markel Corporation

•	The Navigators Group, Inc.

•	Old Republic Insurance Company

•	ProAssurance Corporation

•	RLI Corp.

•	State Auto Financial Corporation

•	W.R. Berkley Corporation

Evercore reviewed, among other things, the closing price of each selected company’s common stock on July 21, 2017 as multiples of such company’s (i) book value per share (“P/BV”) as of the first quarter-end of 2017 (“Q1 2017 P/BV”), (ii) tangible book value (“TBV”) per share (“P/TBV”) as of the first quarter-end of 2017 (“Q1 2017 P/TBV”) and (iii) calendar year 2017 mean estimated earnings per share (“2017E P/E”). The financial data of the selected peer companies used by Evercore for this analysis were based on publicly available research analysts’ estimates, public filings and other publicly available data. The financial data of the Company were based on the Company’s publicly available financial statements, as well as the Updated Projections (as defined below) and other information provided by the management of the Company.

Based on its professional judgment and experience, Evercore then applied the relevant reference range, based on the first and third quartile of the selected multiples derived from the selected companies, to the corresponding financial data of the Company. This analysis indicated the following approximate implied valuation ranges per share of Company common stock:

Selected Public Company Multiple	Selected Public Company Reference Range	Implied Valuation Range Per Share of the Company

Q1 2017 P/BV	1.20x – 2.20x	$8.66 - $15.88

Q1 2017 P/TBV	1.22x – 2.28x	$8.41 - $15.71

2017E P/E	18.0x – 26.0x	$25.32 - $36.42

Evercore compared these resulting implied values to the merger consideration of $21.00 per share of Company common stock. Evercore observed that the market historically has treated P/BV and P/TBV ratios as the primary valuation methodologies for the industry in which the Company operates.

Although the selected public companies were compared to the Company for purposes of this analysis, and while they have certain characteristics that are similar to the Company, none of the companies identified is identical to the Company because of the inherent differences between the businesses, operations, performance, financial conditions and prospects of the selected companies to those of the Company.

As-Traded Sum-of-the-Parts

In addition to its analyses of the Company’s business on a consolidated basis, Evercore conducted financial analyses on a sum-of-the-parts basis by analyzing each of the lender services division and the program services division on a standalone basis.

In performing a trading multiples analysis of the Company on a sum-of-the-parts basis, Evercore reviewed publicly available financial and market information with respect to the selected public companies listed in the table below, divided into two groups: (1) companies Evercore deemed most relevant to consider in relation to the lender services division (personal auto insurance carriers), and (2) companies Evercore deemed most relevant to consider in relation to the program services division (insurance broker companies), in each case, based on its professional judgment and experience, because they are public companies with operations that for purposes of this analysis Evercore considered similar to the operations of the lender services division and the program services division, respectively.

Evercore reviewed, among other things, (1) in respect of the lender services division, a selected range of multiples of Q1 2017 P/TBV of the selected publicly traded companies and (2) in respect of the program services division, a selected range of enterprise values of the selected publicly traded companies, calculated as fully-diluted equity values based on closing stock prices on July 21, 2017, plus net debt, as a multiple of each company’s calendar year 2017 estimated earnings before interest, taxes, depreciation and amortization (“EV/EBITDA”). Evercore selected EV/EBITDA as the valuation analysis for the program services division given that, in Evercore’s professional judgment and experience, the market has historically used EV/EBITDA as the primary valuation methodology for insurance businesses that are highly cash generative and have a fee-for-service model (rather than a risk-retention model), which is the case for both the program services division and the selected insurance broker companies. The financial data of the selected public companies used by Evercore for this analysis were based on publicly available research analysts’ estimates, and, in the case of the lender services division and the program services division, on the estimates and other information provided by management of the Company.

Selected Public Company Personal Auto Insurance Carriers

•	The Allstate Corporation

•	Horace Mann Educators Corporation

•	Infinity Property & Casualty Corporation

•	Kemper Corporation

•	Mercury Insurance Group

•	The Progressive Corporation

•	Safety Insurance Group, Inc.

Selected Public Insurance Broker Companies

•	Aon plc

•	Arthur J. Gallagher & Co.

•	Brown & Brown, Inc.

•	Marsh & McLennan Companies

•	Willis Towers Watson Public Limited Company

Evercore then applied a reference range of Q1 2017 P/TBV multiples of 1.75 to 2.25x for the lender services division, derived from selecting close to the highest multiple of the selected public companies with a market capitalization of less than $5 billion, and increasing to 2.25x, based on Evercore’s professional judgment and experience, to the Q1 2017 tangible book value of the lender services division of $57 million. Evercore then applied a reference range of EV/EBITDA multiples of 8.0 to 12.0x for the program services division, derived from applying a discount to the EV/EBITDA multiples at which the selected broker companies trade, given their meaningful differences from the Company as a result of, among other things, (i) the lack of capital required to support their businesses relative to the capital requirements of the program services division, (ii) their larger scale, (iii) their global footprint, (iv) their lower client concentration and (v) their greater recurring revenue, based on Evercore’s professional judgment and experience, to the 2017 estimated EBITDA (“2017E EBITDA”) for the program services division of $61 million.

This analysis resulted in implied equity values for the lender services division of $99 to $128 million, and the program services division of $493 to $737 million (which includes $5 million of Q1 2017 net cash in the calculated enterprise value), which when added together and divided by the number of shares of Company common stock and Company restricted stock outstanding, indicated implied equity value per share reference ranges for the Company on a sum-of-the parts basis of $13.94 to $20.35. Evercore compared these resulting implied values to the merger consideration of $21.00 per share of Company common stock.

Public Company Regression Analysis

In order to evaluate the relationship between trading multiples and forecasted returns on capital, Evercore compared certain financial information of the Company with publicly available financial information for (i) the U.S. Specialty Insurers and (ii) global insurers with broader portfolios (“Broader Global Insurers”), listed below:

Broader Global Insurance Subset

•	The Allstate Corporation

•	American International Group, Inc.

•	AMERISAFE, Inc.

•	Baldwin & Lyons, Inc.

•	Berkshire Hathaway Inc.

•	Chubb Limited

•	CNA Financial Corporation

•	Donegal Mutual Insurance Company

•	EMC Insurance Group, Inc.

•	Employers Holdings, Inc.

•	Fairfax Financial Holdings Limited

•	Global Indemnity Limited

•	The Hanover Insurance Group, Inc.

•	The Hartford Financial Services Group, Inc.

•	Horace Mann Educators Corporation

•	Infinity Property and Casualty Corporation

•	Kemper Corporation

•	Kinsale Insurance Company

•	Markel Corporation

•	Mercury Insurance Group

•	The Navigators Group, Inc.

•	Old Republic Insurance Company

•	OneBeacon Insurance Group, LTD.

•	ProAssurance Corporation

•	RLI Corp.

•	Safety Insurance Group, Inc.

•	Selective Insurance Group, Inc.

•	State Auto Financial Corporation

•	The Travelers Companies, Inc.

•	United Fire Group, Inc.

•	W.R. Berkley Corporation

•	XL Group Ltd.

For purposes of this analysis, Evercore performed a regression analysis that evaluated the ratio of (i) the Q1 2017 P/TBV for each of the U.S. Specialty Insurers and the Broader Global Insurers, to (ii) the estimated return on tangible book value for calendar year 2017, in each case as derived from publicly available information, including equity research analyst estimates. These analyses yielded a linear regression line with an R-squared (a statistical measure of how close the data are to the fitted regression line) value of 63%, in the case of the U.S. Specialty Insurers, and 57%, in the case of the Broader Global Insurers.

Based on the results of the regression analysis, and the resulting implied multiple of the Company’s Q1 2017 P/TBV of 4.15x, in the case of the U.S. Specialty Insurers, and 3.20x, in the case of the Broader Global Insurers, Evercore calculated the estimated implied value per share of Company common stock (based on the number of shares of Company common stock and Company restricted stock outstanding) as set forth in the table below:

	U.S. Specialty Insurers	Broader Global Insurers

Implied Value Per Share	$28.55	$22.05

Evercore compared these resulting implied values to the merger consideration of $21.00 per share of Company common stock.

Regression analysis is a widely used valuation methodology in the industry in which the Company operates, but no company utilized in the regression framework is identical to the Company. In evaluating comparable companies, Evercore made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. These include, among other things, the impact of competition on the businesses of the Company and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company or the industry, or in the financial markets in general.

Dividend Discount Model Analysis

Evercore performed a dividend discount analysis to determine per share implied valuation ranges of Company common stock on a standalone basis based on the sum of the discounted net present values of (i) the maximum potential dividends that the Company is estimated to be able to pay to its stockholders as a dividend for the fiscal years ending December 31, 2017 through December 31, 2021 and (ii) a projected terminal value of Company common stock as of December 31, 2021, based on management’s estimate of the book value of the Company as of such date ($652.1 million), assuming the maximum potential dividends described in clause (i) were paid to the Company’s stockholders, and the Company’s historical trading range.

For the implied valuation range of the Company on a standalone basis, Evercore reviewed historical financial information and the Updated Projections and other information prepared by management of the Company. Evercore then utilized management’s estimates of the maximum amount of possible dividends that could be paid out each year based on management’s estimates and assuming a 220% Risk Based Capital ratio (which, per management’s guidance, is the minimum amount of capital that would be needed to run the Company’s business in compliance with applicable regulatory requirements) and that no additional capital contributions would be required (the amounts in excess of the dividends described in the section of this proxy statement titled “The Merger—Certain Company Prospective Financial Statements” are referred to therein as “Additional Dividends Available”). To determine the present value of the implied valuation of the Company, Evercore considered a range of discount rates from 11.0% to 13.0%, and a range of terminal values of 1.75x to 2.25x, based upon the Company’s historical trading range.

Utilizing the range of discount rates and terminal value multiples, Evercore calculated an implied valuation range of Company common stock of $17.53 to $23.85 per share of Company common stock. Evercore compared these resulting implied values to the merger consideration of $21.00 per share of Company common stock.

The dividend discount analysis is not necessarily indicative of actual values or future results. A dividend discount analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions being made, including earnings growth rates, dividend payout amounts, terminal values and discount rates.

Selected Precedent Transaction Analysis

Evercore performed an analysis of selected precedent transactions to compare multiples paid in other transactions to the multiples implied in the merger. Evercore analyzed 18 merger and acquisition transactions that closed between January 1, 2007 and July 21, 2017 involving acquisitions of companies in the property and casualty insurance industry (excluding businesses with over 50% of their premiums from reinsurance), with deal values between $500 million and $5 billion.

While none of the companies that participated in the selected precedent transactions is directly comparable to the Company and none of the transactions in the selected precedent transactions analysis is directly comparable to the merger, Evercore selected these transactions because each of the target companies was involved in the property and casualty insurance industry (excluding businesses with over 50% of their premiums from reinsurance) and had operating characteristics and products that for purposes of analysis may be considered similar to certain of the Company operating characteristics and products.

For each of the selected transactions, Evercore reviewed transaction values and calculated (where determinable) the P/BV, the P/TBV and the price to latest twelve months earnings per share (“LTM EPS”) for each target company based on the consideration paid in the selected transaction.

The selected precedent transactions and the P/BV, P/TBV and LTM EPS related thereto are set forth in the table below:

Acquiror	Target	Date Announced

Intact Financial Corporation	OneBeacon Insurance Group, LTD.	May 2017

Liberty Mutual Group	Ironshore Inc.	December 2016

Validus Holdings	Western World Insurance	June 2014

Markel Corporation	Alterra Capital Holdings Limited	December 2012

Nationwide Mutual Insurance Company	Harleysville Group Inc.	September 2011

ACE Limited	Rain and Hail Insurance, Inc.	September 2010

QBE Insurance Group Limited	NAU Country Insurance Company	April 2010

Fairfax Financial Holdings Limited	Zenith National Insurance Corp.	February 2010

Munich Reinsurance Company	HSB Group Inc.	December 2008

Tokio Marine Holdings, Inc.	Philadelphia Consolidated	July 2008

Allied World	Darwin Professional U/W	June 2008

Liberty Mutual Group	Safeco Corporation	April 2008

MAPFRE S.A.	The Commerce Group, Inc.	October 2007

Munich Reinsurance Company	The Midland Company	October 2007

D.E. Shaw & Co., L.P.	James River Group, Inc.	June 2007

Liberty Mutual Group	Ohio Casualty Corporation	May 2007

Farmers Group, Inc.	Bristol West Holdings, Inc.	March 2007

QBE Insurance Group Limited	Winterthur U.S. Holdings, Inc.	January 2007

Evercore’s analysis indicated first quartile and third quartile multiples of (i) P/BV of 1.57x and 2.09x, respectively, (ii) P/TBV of 1.48x and 2.37x, respectively and (iii) LTM EPS of 12.1x and 18.6x, respectively.

Evercore then applied the selected first and third quartile multiples of 1.57x and 2.09x, respectively, to the Q1 2017 P/BV of the Company of $307 million, and determined a value per share range (based on the number of shares of Company common stock and Company restricted stock outstanding) of $11.33 to $15.08. Evercore then applied the selected first and third quartile P/TBV multiples of 1.48x and 2.37x, respectively, to the Q1 2017 P/TBV of the Company of $293 million, and determined a value per share range (based on the number of shares of Company common stock and Company restricted stock outstanding) of $10.20 to $16.34. Evercore then applied the selected first and third quartile LTM P/E multiples of 12.1x and 18.6x, respectively, to the Q1 2017 LTM P/E of the Company of $51 million, and determined a value per share range (based on the number of shares of Company common stock and Company restricted stock outstanding) of $14.47 to $22.28. Evercore compared these resulting implied values to the merger consideration of $21.00 per share of Company common stock. Evercore observed that the market historically has treated P/BV and P/TBV ratios as the primary valuation methodologies for the industry in which the Company operates.

M&A Sum-of-the-Parts

In addition to its analyses of selected precedent transactions for the Company’s business on a consolidated basis, Evercore conducted financial analyses, from a precedent transactions perspective, on a sum-of-the-parts basis by analyzing precedent transactions for each of the lender services division and the program services division on a standalone basis.

Evercore reviewed, among other things, (1) in respect of the lender services division, a selected range of personal lines insurance transactions and (2) in respect of the program services division, a selected range of broker and managing general agent transactions, in each case as set forth below. The financial data of the selected public companies used by Evercore for this analysis was based on publicly available information, including research analysts’ estimates, and, in the case of the lender services division and the program services division, on the estimates and other information provided by management of the Company.

Selected Personal Lines Insurance Transactions:

Acquiror	Target	Date Announced

Nationwide Mutual Insurance Company	Harleysville Group	September 2011

Liberty Mutual	Safeco Corporation	April 2008

MAPFRE S.A.	The Commerce Group, Inc.	October 2007

Liberty Mutual Group	Ohio Casualty Corporation	May 2007

Farmers Group, Inc.	Bristol West Holdings, Inc.	March 2007

Selected Personal Broker and MGA Transactions:

Acquiror	Target	Date Announced

Arthur J. Gallagher & Co.	Noraxis Capital Corporation	May 2014

Brown & Brown, Inc.	The Wright Insurance Group, LLC	January 2014

Brown & Brown, Inc.	Beecher Carlson Holdings, Inc.	May 2013

Willis Group Holdings Limited	Hillb Rogal & Hobbs Company	June 2008

Maple Tree Acquisition Corporation	Hub International Limited	February 2007

GS Capital Partners	USI Holdings Corporation	January 2007

Based on its professional judgment and experience, for the lender services division, Evercore applied a selected reference range of 2.83x to 5.29x (derived from Farmers Group Inc.’s acquisition of Bristol West Holdings of 2.83x at the low end, and the midpoint of an inbound preliminary indication of interest that the Company received for the lender services division by Party 3, resulting in an implied multiple of 5.29x at the high end), to the lender services division’s Q1 2017 TBV of $57 million. Based on its professional judgment and experience, for the program services division, Evercore applied a selected reference range of EV/EBITDA multiples of 8.0-12.0x for the program services division, derived from considering, among other factors, the more recent precedent transactions, market conditions and the meaningful differences of such businesses from the Company as a result of, among other things, (i) the lack of capital required to support their businesses relative to the capital requirements of the program services division, (ii) their larger scale, (iii) their global footprint, (iv) their lower client concentration and (v) their greater recurring revenue, to the 2017E EBITDA for the program services division of $61 million.

This analysis resulted in implied equity values for the lender services division of $160-$300 million, and the program services division of $493 to $737 million (which includes $5 million of Q1 2017 net cash in the calculated enterprise value), which when added together and divided by the number of shares of Company common stock and Company restricted stock outstanding, indicated implied equity value per share reference ranges for the Company on a precedent transaction sum-of-the parts basis of $15.38 to $24.40. Evercore compared these resulting implied values to the merger consideration of $21.00 per share of Company common stock.

Other Factors

Evercore also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice, but were referenced for informational purposes, including, among other things, premiums paid in similar transactions, the trading range since the Company’s initial public offering and the analysts’ price targets analyses described below.

Premiums Paid Analysis

Evercore reviewed and analyzed, for reference and informational purposes only, the premiums paid for all closed and/or announced transactions in the United States from January 1, 2007 through July 21, 2017 with equity transaction values equal to or greater than $500 million and less than $2 billion, of which there were 1,031. Using information from Thomson Reuters, Securities Data Corp. and FactSet Research Systems, Inc., premiums paid were calculated as the percentage by which the per share consideration paid in each such transaction exceeded the closing price per share of the relevant target company one month prior to the applicable transaction’s announcement. The average of such premia was 36.6%. Applying such average premia to the May 18, 2017 closing share price of $15.38 per share of Company common stock (the last trading date prior to the Insurance Insider releasing an article reporting that Evercore had been appointed by the Company to conduct a sale process (the “Article”)), Evercore derived an implied equity value per share of Company common stock of $21.02. Evercore compared this implied value to the merger consideration of $21.00 per share of Company common stock.

Historical Share Price Performance

Evercore reviewed, for reference and informational purposes only, the range of trading prices for shares of Company common stock for the period of time commencing on November 3, 2014, the date of the Company’s initial public offering, and ending July 21, 2017. During this period, the closing share price of Company common stock ranged from a low of $8.61 to a high of $18.65 per share. On May 18, 2017, the last trading day before the Article’s release, the closing share price of Company common stock was $15.38.

Analyst Price Targets

Evercore reviewed, for reference and informational purposes only, publicly available research analysts’ estimates, public filings and other publicly available information relating to the potential future value of Company common stock (commonly referred to as price targets). Evercore noted that the low and high share price targets ranged from $14.95 to $18.00 prior to the Article’s release, and that the low and high share price targets ranged from $17.33 to $22.00 following the Article’s release.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the merger by the Company board of directors, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of Company common stock. No company used in the above analyses as a comparison is directly comparable to the Company, and no transaction used is directly comparable to the merger. Furthermore, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company or its advisors. Rounding may result in total sums set forth in this section not equaling 100%.

Evercore prepared these analyses for the purpose of providing an opinion to the Company board of directors as to the fairness, from a financial point of view, of the merger consideration to the holders of Company common stock, other than holders of excluded shares, dissenting shares and shares of Company restricted stock. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

Pursuant to the terms of Evercore’s engagement letter with the Company, a fee of $1.5 million was payable to Evercore upon the delivery of Evercore’s fairness opinion to the Company board of directors, and an additional fee of $500,000 will be payable upon delivery of any subsequent fairness opinion. The Company has also agreed to pay Evercore an additional transaction fee, based upon a percentage of the transaction value of the merger, estimated to be approximately $10.975 million, which is contingent upon the closing of the merger and against which the opinion fee(s) will be credited. In addition, the Company has agreed to reimburse Evercore for its reasonable and documented out of pocket expenses and to indemnify Evercore for certain potential liabilities arising out of its engagement.

Prior to Evercore’s engagement in connection with the merger, Evercore and its affiliates provided financial advisory services to the Company in 2014 in connection with the Company’s ultimate decision to undergo its initial public offering and received $3.9 million in fees for the rendering of those services, including the reimbursement of expenses. During the two year period prior to the delivery of its opinion, no material relationship existed between Evercore and its affiliates and Parent pursuant to which compensation was received by Evercore or its affiliates as a result of such relationship. Evercore may provide financial or other services to Parent in the future and in connection with any such services Evercore may receive compensation.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, Parent and/or their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

The issuance of the fairness opinion was approved by an Opinion Committee of Evercore.

The Company engaged Evercore to act as a financial advisor to the Company board of directors based on Evercore’s qualifications, experience and reputation, as well as a familiarity with the business of the Company. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Certain Company Prospective Financial Information

The Company management does not as a matter of course make public projections as to future performance or earnings and is especially wary of making projections for extended periods due to the significant unpredictability inherent in its businesses. However, the Company provided, among other information, certain financial projections prepared by the Company’s management to Evercore, the Company board of directors and each of the potential bidders for the Company in connection with their respective evaluations of the merger (which we refer to as the “financial projections”). The financial projections were not developed for the purposes of providing earnings guidance.

The financial projections each represent only one scenario in a wide range of potential outcomes. While presented with numeric specificity, the financial projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are inherently uncertain and difficult to predict and many of which are beyond the Company’s control. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. These financial projections may also be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in the section of this proxy statement titled “Cautionary Statement Concerning Forward-Looking Information” beginning on page [●]. Company stockholders should read such section of this proxy statement for additional information regarding the risks inherent in forward-looking information such as the financial projections. The financial projections cover multiple years and such information by its nature becomes less reliable with each successive year.

The financial projections were not prepared with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in view of the Company’s management, were prepared on a reasonable basis. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared.

Certain of the financial projections set forth herein constitute numerical measures of the Company’s future financial performance that include or exclude amounts from the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (which we refer to as “non-GAAP financial measures”). Company management believes these measures are helpful to investors because they provide comparability in evaluating core financial performance between periods. Company management uses these measures to evaluate core financial performance against historical results without the effect of the excluded items. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with generally accepted accounting principles in the United States (which we refer to as “GAAP”), and non-GAAP financial measures used in the financial projections may not be comparable to similarly titled amounts used by other companies or persons.

The information about the financial projections set forth below does not give effect to the merger and none of the financial projections take into account the effect of any failure of the merger to be consummated. You are strongly cautioned not to place undue reliance on the financial projections set forth below. The inclusion of the financial projections in this proxy statement should not be regarded as an indication that any of the Company, Parent or their affiliates, advisors or representatives considered or consider the financial projections to be predictive of actual future events, and the financial projections should not be relied upon as such. None of the Company, Parent or their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not materially differ from the financial projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date of such financial projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the financial projections are shown to be in error. None of the Company, Parent or their respective affiliates, advisors or representatives makes any representation to any other person regarding the financial projections. The summary of the financial projections is not being included in this proxy statement to influence a stockholder’s decision regarding how to vote on any given proposal, but because the financial projections were provided to Evercore. The summary of the financial projections is for illustrative purposes and should not be considered an indication of what the Company may do in the future.

($ in millions, except per share data)		Forecast		Extrapolation
	2017E	2018E	2019E	2020E	2021E
Gross Written Premiums	1,701.6	2,050.9	2,490.9	2,910.8	3,335.3
Net Written Premiums	170.2	204.0	226.1	249.7	274.9
Dividends	10.0	10.0	10.1	10.1	10.1
Additional Dividends Available	0.3	-	-	3.4	12.5

Revenues:
Premiums Earned	159.0	199.6	221.3	244.6	269.5
Commission Income	1.5	1.8	1.8	1.9	2.1
Ceding Fees	78.6	95.3	108.6	128.4	147.8
Net Investment Income	10.5	12.5	15.1	17.9	20.7
Investment Amortization	(1.7)	(1.7)	(1.7)	(1.7)	(1.7)
Realized Net Investment Gains / (Losses)	-	-	-	-	-
Other Income	2.0	3.6	4.2	4.5	4.7

Total Revenues	250.0	311.0	349.4	395.7	443.2

Expenses:
Losses and Loss Adjustment Expenses	(70.8)	(88.8)	(98.5)	(108.9)	(119.9)
Commissions	(10.3)	(19.6)	(22.8)	(25.7)	(28.5)
Taxes, Licenses and Fees	(4.0)	(4.5)	(5.0)	(5.5)	(6.0)
General and Administrative (1)	(67.8)	(74.6)	(82.0)	(89.8)	(98.0)

Operating and Underwriting Expense	(152.9)	(187.5)	(208.3)	(229.9)	(252.5)

EBITDA (2)	97.0	123.6	141.1	165.9	190.7
Public Company Expenses (Pre-Tax)	(3.5)	(3.6)	(3.8)	(4.0)	(4.2)
D&A	(4.4)	(4.4)	(4.0)	(4.1)	(4.1)
Interest Expense	(2.3)	(2.3)	(2.3)	(2.3)	(2.3)
Other	(32.3)	-	-	-	-

Income / (Loss) Before Tax	54.5	113.2	130.9	155.4	180.1
Tax	(19.8)	(41.4)	(48.0)	(57.0)	(66.0)

Income / (Loss) After Tax	34.7	71.8	82.9	98.5	114.1

Public Company Expenses (Pre-Tax)	3.5	3.6	3.8	4.0	4.2
Tax on Public Company Expenses	(1.3)	(1.3)	(1.4)	(1.5)	(1.5)
Public Company Expenses (After-Tax)	2.2	2.3	2.4	2.5	2.7
Exceptionals (1)	20.6	-	-	-	-

Pro Forma Income / (Loss)	57.5	74.1	85.4	101.0	116.8

EBITDA Margin	38.8%	39.7%	40.4%	41.9%	43.0%
Pro Forma After-Tax Profit	23.0%	23.8%	24.4%	25.5%	26.3%

(1) Adjustments include provisions to reflect contract modification expense and public company expense.

(2) EBITDA includes an add-back for investment amortization.

Non-GAAP Reconciliations:
	2017E	2018E	2019E	2020E	2021E
Income / (Loss) After Tax	$34.7	$71.8	$82.9	$98.5	$114.1
Public Company Expenses (Pre-Tax) (1)	3.5	3.6	3.8	4.0	4.2
Tax on Public Company Expenses (1)	(1.3)	(1.3)	(1.4)	(1.5)	(1.5)
Contract Modification Expense (Pre-Tax) (2)	32.3	-	-	-	-
Tax on Contract Modification Expense (2)	(11.7)	-	-	-	-
Pro Forma Income / (Loss)	$57.5	$74.1	$85.4	$101.0	$116.8
Depreciation and Amortization	4.4	4.4	4.0	4.1	4.1
Interest Expense	2.3	2.3	2.3	2.3	2.3
Income Tax Expense	32.8	42.8	49.4	58.4	67.5
EBITDA	$97.0	$123.6	$141.1	$165.9	$190.7

(1) Adjustment reflects expenses relating to being a public company including certain legal, regulatory and compliance costs.

(2) Adjustment reflects anticipated non-recurring contract modification expense.

The updated financial projections (the “Updated Projections”) below provided to Evercore and to bidders on June 14, 2017 reflect potential M&A transactions and adjustments to other income. These projections were used as part of Evercore’s analysis, as described in the section titled “The Merger—Opinion of the Company’s Financial Advisor” beginning on page [●].

($ in millions, except per share data)		Forecast		Extrapolation
	2017E	2018E	2019E	2020E	2021E
Gross Written Premiums	1,701.6	2,050.9	2,490.9	2,910.8	3,335.3
Net Written Premiums	170.2	204.0	226.1	249.7	274.9
Dividends	10.0	10.0	10.1	10.1	10.1
Additional Dividends Available	0.3	-	-	3.4	12.5

Revenues:
Premiums Earned	159.0	199.6	221.3	244.6	269.5
Commission Income	1.5	1.8	1.8	1.9	2.1
Ceding Fees	78.6	95.3	108.6	128.4	147.8
Net Investment Income	10.5	12.5	15.1	17.9	20.7
Investment Amortization	(1.7)	(1.7)	(1.7)	(1.7)	(1.7)
Realized Net Investment Gains / (Losses)	-	-	-	-	-
Other Income	2.0	2.6	3.2	3.4	3.5

Total Revenues	250.0	310.0	348.3	394.6	442.0

Expenses:
Losses and Loss Adjustment Expenses	(70.8)	(88.8)	(98.5)	(108.9)	(119.9)
Commissions	(10.3)	(19.6)	(22.8)	(25.7)	(28.5)
Taxes, Licenses and Fees	(4.0)	(4.5)	(5.0)	(5.5)	(6.0)
General and Administrative (1)	(67.8)	(74.6)	(82.0)	(89.8)	(98.0)

Operating and Underwriting Expense	(152.9)	(187.5)	(208.3)	(229.9)	(252.5)

Contribution from Potential M&A Transactions	3.4	7.6	8.5	9.4	10.5

EBITDA (2)	100.4	130.2	148.6	174.2	200.0

Public Company Expenses (Pre-Tax)	(3.5)	(3.6)	(3.8)	(4.0)	(4.2)
D&A	(4.4)	(4.4)	(4.1)	(4.1)	(4.1)
Interest Expense	(2.3)	(2.3)	(2.3)	(2.3)	(2.3)
Other	(32.3)	-	-	-	-

Income / (Loss) Before Tax	57.9	119.8	138.3	163.7	189.3
Tax	(21.1)	(43.8)	(50.7)	(60.0)	(69.3)

Income / (Loss) After Tax	36.9	75.9	87.6	103.7	119.9
Public Company Expenses (Pre-Tax)	3.5	3.6	3.8	4.0	4.2
Tax on Public Company Expenses	(1.3)	(1.3)	(1.4)	(1.5)	(1.5)
Public Company Expenses (After-Tax)	2.2	2.3	2.4	2.5	2.7
Exceptionals (1)	20.6	-	-	-	-

Pro Forma Income / (Loss)	59.6	78.2	90.0	106.3	122.6
EBITDA Margin (excl. Potential M&A Transactions)	38.8%	39.5%	40.2%	41.7%	42.9%
Pro Forma After-Tax Profit	23.9%	25.2%	25.8%	26.9%	27.7%

(1) Adjustments include provisions to reflect contract modification expense and public company expense.

(2) EBITDA includes an add-back for investment amortization.

Non-GAAP Reconciliations:
	2017E	2018E	2019E	2020E	2021E
Income / (Loss) After Tax	$36.9	$75.9	$87.6	$103.7	$119.9
Public Company Expenses (Pre-Tax) (1)	3.5	3.6	3.8	4.0	4.2
Tax on Public Company Expenses (1)	(1.3)	(1.3)	(1.4)	(1.5)	(1.5)
Contract Modification Expense (Pre-Tax) (2)	32.3	-	-	-	-
Tax on Contract Modification Expense (2)	(11.7)	-	-	-	-
Pro Forma Income / (Loss)	$59.6	$78.2	$90.0	$106.3	$122.6
Depreciation and Amortization	4.4	4.4	4.1	4.1	4.1
Interest Expense	2.3	2.3	2.3	2.3	2.3
Income Tax Expense	34.1	45.2	52.1	61.4	70.9
EBITDA	$100.4	$130.2	$148.6	$174.2	$200.0

(1) Adjustment reflects anticipated non-recurring contract modification expense.

(2) Adjustment reflects expenses relating to being a public company including certain legal, regulatory and compliance costs.

Financing

The merger is not conditioned upon receipt of financing by Parent. Parent has informed us that it has available, and will continue to have available through and at the closing, unencumbered cash or cash equivalents that are sufficient to permit Parent to fund the merger consideration and any other amounts payable by Parent, Merger Sub, the surviving corporation or any of their respective subsidiaries in connection with the merger agreement and the transactions contemplated thereby.

Interests of Certain Persons in the Merger

The Company’s executive officers and directors may have interests in the merger that may be different from or in addition to those of Company stockholders generally. The Company board of directors was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and the merger and in recommending that the merger agreement be approved by the stockholders of the Company.

Treatment of Outstanding Options

All of the Company’s executive officers hold Company stock options to purchase shares of Company common stock. At the effective time of the merger, each Company stock option outstanding and unexercised immediately prior to the merger (whether or not vested or exercisable) will vest in full and be converted into the right to receive an amount in cash equal to the amount, if any, equal to the product of (i) the total number of shares underlying such Company stock option multiplied by (ii) the excess of the merger consideration over the exercise price of such Company stock option.

Treatment of Outstanding Restricted Stock Awards

All of the Company’s executive officers hold Company restricted stock awards. At the effective time of the merger, each Company share of Company restricted stock will vest in full, in the case of time-based restricted stock or vest based on target level of performance at the time of the closing in the case of performance-based restricted stock, and will be converted, to the extent vested, into the right to receive the merger consideration.

Value to Executive Officers and Directors in Respect of Company Equity Awards

As of July 31, 2017, the non-employee members of the board of directors of Company do not hold outstanding equity awards and are not expected to hold equity awards at the effective time of the merger. The table below sets forth the number of Company stock options and Company restricted stock awards held by each executive officer as of July 31, 2017, and the value that each executive officer can expect to receive for such equity award as of the effective time of the merger, assuming an effective time of December 15, 2017 and continued employment or service through such date and based on the per share merger consideration equal to $21.00:

Name	Time-Based Restricted Stock		Performance-Based Restricted Stock (1)		Vested Options		Unvested Options
Executive Officers	Number (#)	Value ($)	Number (#)	Value ($)	Number (#)	Value ($)(2)	Number (#)	Value ($)
Terry Ledbetter	76,204	1,600,284	123,266	2,588,586	1,473,333	16,206,663	–	–
Matthew Freeman	12,186	225,906	12,186	255,906	166,666	1,851,660	333,334	3,703,341
David Hale	10,971	230,391	13,237	277,977	427,350	4,700,850	–	–
John Pearson	6,227	130,767	7,600	159,600	28,490	313,390	–	–
David Cleff	9,066	190,386	10,988	230,748	284,900	3,133,900	–	–
Trace Ledbetter	5,952	124,992	7,188	150,948	284,900	3,133,900	–	–
Luke Ledbetter	5,952	124,992	7,188	150,948	284,900	3,133,900	–	–
(1)	The number of performance-based restricted shares is based on target level of performance.
(2)	Represents the value factoring in the applicable exercise prices of the stock options.

Severance Agreements

The Company is party to severance agreements with all of its executive officers. The severance agreement with Mr. Terry Ledbetter provides that in the event he is terminated other than for cause, death, or disability or he resigns for good reason, subject to his execution (and nonrevocation) of a release of claims and compliance with certain restrictive covenants, he would be entitled to a lump sum severance benefit equal to 3 times the sum of (i) his base salary at the time of termination and (ii) his target bonus for the year of termination.

The severance agreement with Mr. Freeman provides that if the Company terminates Mr. Freeman’s employment for any reason other than for cause, death, or disability, or if Mr. Freeman resigns for good reason, subject to his execution (and nonrevocation) of a release of claims and compliance with certain restrictive covenants, he would be entitled to a lump sum severance benefit equal 30 months of his base salary at the time of termination.

The severance agreements with Messrs. Hale, Pearson, Cleff, Trace Ledbetter and Luke Ledbetter provide that in the event the executive is terminated other than for cause, death, or disability or the executive resigns for good reason, in either case, during the two year period following a change in control of the Company, subject to the executive’s execution (and nonrevocation) of a release of claims and compliance with certain restrictive covenants, the executive would be entitled to a lump sum severance benefit equal to a severance multiplier of the executive’s base salary at the time of termination. The severance multiplier for Messrs. Hale, Pearson and Cleff is 2.5 and for Messrs. Trace Ledbetter and Luke Ledbetter, 1.75.

Each executive officer agrees not to engage in certain activities (noncompetition, nonsolicitation of employees and customers) for two years following the executive’s termination of employment.

Pursuant to each of the severance agreements, if the payments and benefits provided to the executive constitute “parachute payments” subject to the excise tax imposed by section 4999 of the Code (the “Excise Tax”), then the payments and benefits will be reduced such that no portion of such amounts will be subject to the Excise Tax.

For an estimate of the amounts that would be payable to each executive officer in the event he incurs a qualifying termination under a severance agreement, see “— Merger-Related Compensation for State National Named Executive Officers.”

2017 Fiscal Year Awards under the 2015 Cash Incentive Plan

In the event that the effective time occurs prior to December 31, 2017, the Company will pay each executive officer under the 2015 Cash Incentive Plan on or immediately prior to the effective time, an amount equal to the greater of (i) the amount that would have been earned for the 2017 fiscal year based on the estimated level of achievement of the applicable performance goals for the full 2017 fiscal year as determined by the compensation committee of the Company board of directors and (ii) the amount that would have been earned for the 2017 fiscal year based on the assumed attainment of the target performance goals.

For an estimate of the amounts that would be payable to each executive officer in respect of fiscal 2017 under the 2015 Cash Incentive Plan, see “— Merger-Related Compensation for State National Named Executive Officers.”

New Arrangements

At this time, Parent does not expect to enter into any new definitive agreements with any of the Company’s executive officers regarding compensation and benefits on a going-forward basis following the completion of the merger. Pursuant to the merger agreement, as described under “The Merger Agreement—Employee Matters,” Parent has agreed to maintain until December 31, 2018 certain levels of compensation and benefits for the employees of the Company, including the executive officers, whose employment is not terminated.

Indemnification and Insurance

The merger agreement provides for certain indemnification arrangements for the Company’s current officers and directors and the continuation of certain insurance arrangements for the Company’s current officers and directors for six years after the completion of the transactions.

Merger-Related Compensation for State National Executive Officers

The first table below sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of the Company that is based on or otherwise relates to the merger. The table below assumes that the merger is completed on December 15, 2017 (the latest practicable date, determined pursuant to Item 402(t) of Regulation S-K) and each executive officer is terminated other than for cause, death, or disability or the executive resigns for good reason on the same day pursuant to the terms of each named executive officer’s severance agreement. The amounts in respect of the merger-related compensation set forth in the table below are subject to a nonbinding advisory vote of the Company’s stockholders, as described under “The Special Meeting – Purposes of the Special Meeting”, beginning on page [●].

The second table below, entitled “Merger-Related Compensation – State National Other Executive Officers”, shows the compensation that could become payable to the Company’s other executive officers based on the merger and is not subject to an advisory vote. Although the rules of the SEC do not require the second table, it has been included so that quantification of the potential change in control payments and benefits that could be received by all of the Company’s executive officers is presented in a uniform manner. Similar to the table required by Item 402(t) of Regulation S-K, the second table assumes that the merger is completed on December 15, 2017 and each executive officer is terminated other than for cause, death, or disability or the executive resigns for good reason on the same day pursuant to the terms of his severance agreement.

Merger-Related Compensation – State National Named Executive Officers

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)(3)
Terry Ledbetter	7,925,000	4,188,870	–	–	–	–	12,113,870
Matthew Freeman	1,816,250	4,215,153	–	–	–	–	6,031,403
David Hale	1,567,986	508,368	–	–	–	–	2,076,354
John Pearson	1,360,418	290,367	–	–	–	–	1,650,785
David Cleff	1,219,250	421,134	–	–	–	–	1,640,384

(1)	The amounts in this column represent cash severance payments under the severance agreements that are attributable to “double-trigger” arrangements and the awards in respect of the 2017 fiscal year under the 2015 Cash Incentive Plan that are attributable to “single-trigger” arrangements. The amounts in this column consist of:

Name (a)	Severance ($)(b)	2017 Cash Incentive Award ($)(c)
Terry Ledbetter	6,675,000	1,250,000
Matthew Freeman	1,416,250	400,000
David Hale	1,237,986	330,000
John Pearson	1,019,418	341,000
David Cleff	1,004,250	215,000

(a)	These amounts are based on the compensation levels in effect on July 31, 2017. If compensation is increased after July 31, 2017, actual payments to a named executive officer may be greater than those provided for above.

(b)	These amounts represent the severance payments payable to each named executive officer and are described in further detail under the section entitled “Severance Agreements” above.

(c)	These amounts represent the awards in respect of the 2017 fiscal year under the 2015 Cash Incentive Plan at target level of performance and are described in further detail under the section entitled “2017 Fiscal Year Awards under the 2015 Cash Incentive Plan” above.

(2)	The amounts in this column represent the value of accelerated vesting of equity-based awards held by the named executive officers as of July 31, 2017, which awards will be paid in cash as described in further detail under the section entitled “Value to Executive Officers and Directors in Respect of State National Equity Awards” above. These amounts do not include the value of vested stock options. These amounts are attributable to “single-trigger” arrangements.

(3)	The total amounts do not reflect any reductions to “parachute payments” as defined by Code Section 280G in order to avoid the Excise Tax. A definitive analysis will depend on the effective time of the merger, the date of termination (if any) of the named executive officer and certain other assumptions used in the calculation.

Merger-Related Compensation – State National Other Executive Officers

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)(3)
Trace Ledbetter	751,343	275,940	–	–	–	–	1,027,283
Luke Ledbetter	652,800	275,940	–	–	–	–	928,740

(1)	The amounts in this column represent cash severance payments under the severance agreements that are attributable to “double-trigger” arrangements and the awards in respect of the 2017 fiscal year under the 2015 Cash Incentive Plan that are attributable to “single-trigger” arrangements. The amounts in this column consist of:

Name (a)	Severance ($)(b)	2017 Cash Incentive Award ($)(c)
Trace Ledbetter	651,343	100,000
Luke Ledbetter	527,800	125,000

(a)	These amounts are based on the compensation and benefit levels in effect on July 31, 2017. If compensation is increased after July 31, 2017, actual payments to an executive officer may be greater than those provided for above.

(b)	These amounts represent the severance payments payable to each executive officer and are described in further detail under the section entitled “Severance Agreements” above.

(c)	These amounts represent the awards in respect of the 2017 fiscal year under the 2015 Cash Incentive Plan at target level of performance and are described in further detail under the section entitled “2017 Fiscal Year Awards under the 2015 Cash Incentive Plan” above.

(2)	The amounts in this column represent the value of accelerated vesting of equity-based awards held by the executive officers as of July 31, 2017, which awards will be paid in cash as described in further detail under the section entitled “Value to Executive Officers and Directors in Respect of State National Equity Awards” above. These amounts do not include the value of vested stock options. These amounts are attributable to “single-trigger” arrangements.

(3)	The total amounts do not reflect any reductions to “parachute payments” as defined by Code Section 280G in order to avoid the Excise Tax. A definitive analysis will depend on the effective time of the merger, the date of termination (if any) of the named executive officer and certain other assumptions used in the calculation.

Narrative to Merger-Related Compensation Tables

The tabular disclosure set forth above (i) assumes that each of the listed executive officers experiences a qualifying termination under circumstances that entitle such individual to severance payments and other benefits under the merger agreement, as applicable, as of December 15, 2017 (the latest practicable date, determined pursuant to Item 402(t) of Regulation S-K), and (ii) becomes entitled to accelerated vesting and/or payment in respect of all equity awards held by such executive officer on such date (based on the per share merger consideration of $21.00) and with performance based awards being paid out at target level of performance.

For the executive officers, the receipt of the severance benefits in the column with the heading “Cash” above are subject to the executive officer’s compliance with certain restrictive covenants. The executive is subject to employee and customer non-solicitation and non-competition provisions, as well as ongoing confidentiality and intellectual property requirements. The non-competition and non-solicitation obligations extend for two years following any termination of employment or resignation (other than due to death).

Dividends

The Company customarily pays a quarterly cash dividend on the Company common stock. Under the terms of the merger agreement, prior to the effective time, the Company is permitted to declare and pay regular quarterly dividends not to exceed $0.06 per share of Company common stock.

Regulatory Clearances Required for the Merger

Each of the parties has agreed, subject to the terms and conditions of the merger agreement, to cooperate with the other parties and use its reasonable best efforts to promptly, take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill the conditions to the closing of the merger to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement.

Antitrust

Under the HSR Act, the Company and Parent cannot consummate the merger until the Company and Parent have notified the Department of Justice’s Antitrust Division (which we refer to as the “Antitrust Division”) and the Federal Trade Commission (which we refer to as the “FTC”) of the merger and furnished them with certain information and materials relating to the merger and the applicable waiting period has terminated or expired. The termination or expiration of the waiting period means the parties have satisfied the regulatory requirements under the HSR Act. The Company and Parent filed the required notifications with the Antitrust Division and the FTC on August 7, 2017 and received notice from the FTC that early termination was granted to the HSR waiting period on August 21, 2017.

Insurance and Other Regulatory Matters

The insurance laws and regulations of all 50 U.S. states and the District of Columbia generally require that before the acquisition of control of an insurance company, either through the acquisition of or merger with the insurance company or a holding company of that insurance company, the acquiring party must obtain approval from the insurance regulator of the insurance company’s state of domicile. In addition, many U.S. state insurance laws require prior notification to state insurance departments of an acquisition of control of a non-domiciliary insurance company doing business in that state if the acquisition would result in specified levels of market concentration. While these prior-notification statutes do not authorize the state insurance departments to disapprove the acquisition of control, they authorize regulatory action in the affected state, including requiring the insurance company to cease and desist from doing certain types of business in the affected state or denying a license to do business in the affected state, if particular conditions exist, such as substantially lessening of competition in any line of business in such state.

Applications or notifications in connection with the merger or the changes in control of various subsidiaries of the Company that may be deemed to occur as a result of the merger have been filed, pursuant to the merger agreement, with various U.S. state regulatory authorities, including the Delaware Department of Insurance, the Texas Department of Insurance and the Louisiana Department of Insurance.

Although the Company and Parent do not expect these regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that the Company and Parent will obtain all required regulatory approvals on a timely basis, if at all.

Other than the approvals and notifications described above, neither the Company nor Parent is aware of any material regulatory approvals required to be obtained, or waiting periods required to expire, after the making of a filing. If the parties discover that other approvals or filings and waiting periods are necessary, they will seek to obtain or comply with them, although, as is the case with the regulatory approvals described above, there can be no assurance that they will be obtained on a timely basis, if at all.

Payment of Merger Consideration and Surrender of Share Certificates

Paying Agent

Prior to the effective time, Parent will enter into an agreement with a paying agent to act as paying agent for the payment of the merger consideration upon surrender of the certificates, in the case of certificated shares, and automatically, in the case of book-entry shares. Immediately prior to the effective time, Parent will deposit with the paying agent cash in the aggregate amount required to pay the merger consideration in respect of the shares (we refer to such cash amount as the “exchange fund”).

Payment Process

As soon as practicable, but in no event later than two business days after the effective time, the paying agent will mail to each holder of record of a certificate or certificates that, immediately prior to the effective time, represented outstanding shares subsequently converted into the right to receive the merger consideration (i) a letter of transmittal that (A) will specify that delivery will be effected and risk of loss and title to the certificates will pass only upon proper delivery of the certificates to the paying agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement) and (B) will be in such form and have such other provisions as the surviving corporation may specify, subject to the Company’s reasonable approval and (ii) instructions for use in effecting the surrender of the certificates in exchange for the merger consideration.

Upon surrender of a certificate for cancellation to the paying agent, together with a letter of transmittal, duly completed and executed, and any other documents reasonably required by the paying agent or the surviving corporation, (i) the holder of such certificate will be entitled to receive, in exchange, a check representing the merger consideration that such holder has the right to receive and (ii) the certificate so surrendered will be canceled. No interest will be paid or accrued on the cash payable upon surrender of the certificates.

Any holder of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the merger consideration that such holder is entitled to receive. Instead, each holder of record of one or more book-entry shares whose shares were converted into the right to receive the merger consideration will automatically upon the effective time (or, at any later time at which such book-entry shares will be converted) be entitled to receive, and Parent will cause the paying agent to pay and deliver as promptly as practicable and in any event within 3 business days after the effective time, the merger consideration to which such holder is entitled to receive.

Unregistered Transferees

In the event of a transfer of ownership of shares that is not registered in the transfer records of the Company, the appropriate amount of the merger consideration may be paid to a transferee if the certificate representing such shares is presented to the paying agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the paying agent to evidence and effect such transfer and to evidence that any applicable taxes have been fully paid.

No Further Ownership Rights

All merger consideration paid upon the surrender for exchange of shares in accordance with the terms of the merger agreement will be deemed to have been paid in full satisfaction of all rights pertaining to such shares and, after the effective time, there will be no further registration of transfers on the transfer books of the surviving corporation of the shares that were issued and outstanding immediately prior to the effective time. If, after the effective time, certificates are presented to the surviving corporation for any reason, they will be canceled and exchanged for the merger consideration as provided in the merger agreement, subject to applicable law. In the case of dissenting shares, the right to receive consideration as described below in the section of this proxy statement titled “—Appraisal Rights.”

De-listing and De-registration of Company Common Stock

The Company and Parent have agreed to use their respective reasonable best efforts to cause the Company common stock to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as reasonably practicable following the effective time.

Appraisal Rights

Shares of Company common stock issued and outstanding immediately prior to the effective time of the merger that are held by a holder who has made a proper demand for appraisal of such shares of Company common stock in accordance with Section 262 of the DGCL, continuously holds such shares of record from the date of the making of the demand through the effective time of the merger and has not thereafter failed to perfect, withdraw or otherwise lose his, her or its rights to appraisal (which we refer to as “dissenting shares”), will not be converted into or represent the right to receive the merger consideration in accordance with the merger agreement. Holders of dissenting shares will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive in lieu of the merger consideration payment in cash of the amount determined by the Delaware Court of Chancery to be the “fair value” of the share of Company common stock as of the effective time of the merger.

If any dissenting shares lose their status as such (through failure to perfect or otherwise), then, as of the later of the effective time or the date of loss of such status, such shares will be deemed to have been converted as of the effective time into the right to receive the merger consideration in accordance with the merger agreement, without interest and subject to deduction for any required withholding tax, and will not thereafter be deemed to be dissenting shares.

The Company must give Parent prompt notice of any demands for appraisal of any of the shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent has the right to participate in all negotiations and proceedings with respect to such demands. The Company may not, without the prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed), or as otherwise required under the DGCL, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

THE MERGER AGREEMENT

The following describes the material provisions of the merger agreement, a copy of which is included as Annex A to this proxy statement and incorporated by reference herein. The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. State National encourages you to read carefully the merger agreement in its entirety before making any decisions regarding the merger as it is the legal document governing the merger.

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement and is not intended to provide any factual information about State National or Markel. State National is responsible for considering whether additional disclosure of material information is required to make the statements in this proxy statement not misleading. Factual disclosures about State National or Markel contained in this proxy statement or State National’s public reports filed with the SEC may supplement, update or modify the factual disclosures about State National or Markel contained in the merger agreement and described in the summary. The representations, warranties and covenants made in the merger agreement by State National, Markel and Merger Sub are qualified and subject to important limitations agreed to by State National, Markel and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts, and may be subject to subsequent waiver or modification. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to stockholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the merger. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included or incorporated by reference into this proxy statement. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See the section of this proxy statement titled “Where You Can Find More Information” beginning on page [●].

The Merger

On the terms and subject to the conditions of the merger agreement, at the effective time, Merger Sub will merge with and into State National, the separate corporate existence of Merger Sub will cease and State National will survive the merger as a direct, wholly-owned subsidiary of Markel. As a result of the merger under Delaware law, the surviving corporation will have all the properties, rights, privileges, powers, interests and franchises and will be subject to all restrictions, disabilities, duties and liabilities of State National and Merger Sub. The closing of the merger is expected to occur on the second business day after the satisfaction or waiver of the closing conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions), unless otherwise agreed in writing by the parties. The effective time will occur when the certificate of merger is duly filed with and accepted by the Delaware Secretary, or such later time as agreed by the parties and specified in such certificate of merger.

Effects of the Merger

The merger agreement provides that, at the effective time, each share of Company common stock issued and outstanding immediately prior to the effective time will be cancelled and converted into the right to receive

$21.00 in cash (other than Company common stock held by the Company as treasury shares or held by subsidiaries of the Company, dissenting shares and Company restricted stock (which will be treated as described below)), without interest and less any required withholding tax. All such shares will no longer be outstanding and will be cancelled and cease to exist and each holder of a certificate previously evidencing any Company common stock or uncertificated Company common stock represented by book-entry will cease to have any rights with respect to those shares, except the right to receive the merger consideration.

At the effective time, Parent will become the sole owner of the Company common stock. Therefore, holders of Company common stock as of the effective time will cease to have direct or indirect ownership interests in the Company or rights as Company common stockholders, will not participate in any future earnings or growth of the Company, will not benefit from any appreciation in value of the Company and will not bear the future risks of the Company’s operations.

Following completion of the merger, the Company’s securities will be de-listed from the NASDAQ and de-registered under the Exchange Act. As a result, there will be no public market for the Company’s shares. This will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to the Company. After the effective time, the Company will also no longer be required to file periodic reports with the SEC on account of the Company’s shares.

At the effective time, the directors of Merger Sub will become the directors of the surviving corporation and the officers of the Company will continue in office as the officers of the surviving corporation, and such directors and officers will hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable law and the certificate of incorporation and bylaws of the surviving corporation.

Closing; Effective Time

The closing of the merger will occur at 10:00 a.m., local time, on the date that is the second business day after the satisfaction or waiver of all closing conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions), at the offices of Skadden, Arps , Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036 or at such other time, date or place as the Company and Parent may agree in writing. See the section of this proxy statement titled “The Merger Agreement—Conditions to Closing” beginning on page [●] for further discussion on the conditions to the closing of the merger.

Conditions to Closing

Mutual Conditions

The obligations of the Company, Parent and Merger Sub to effect the merger are subject to the satisfaction (or waiver by the parties, if permissible under applicable law) of the following conditions:

•	Company stockholders having approved the merger proposal;

•	there being in effect no law, statute, ordinance, regulation, judgment, decree, injunction, order, writ, stipulation, determination, award or other legally binding obligation enacted, issued or enforced that prevents or prohibits consummation of the merger; and

•	the consents, approvals, authorizations or filings with, and the expirations or terminations of waiting periods required by, certain governmental authorities (see the section of this proxy statement titled “The Merger—Regulatory Clearance Required for the Merger” beginning on page [●] for more information on the consents, approvals, authorizations and filings with these governmental authorities) having been made or obtained and being in full force and effect.

Parent and Merger Sub Conditions

Parent’s and Merger Sub’s obligations to consummate the merger on the closing date are subject to the satisfaction (or waiver by Parent and Merger Sub) of the following additional conditions:

•	the representations and warranties of the Company relating to capitalization being true and correct except for de minimis inaccuracies as of the closing date as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	the representations and warranties relating to (i) the Company’s power and authority to execute and deliver the merger agreement, perform its obligations and to consummate the merger and the other transactions contemplated by the merger agreement, (ii) the Company’s subsidiaries, (iii) the loss of all benefits under all material contracts between the Company and CUMIS in existence as of July 26, 2017 (such that the Company and its subsidiaries have no on-going relationship with CUMIS) not having a material adverse effect on the lender services business of the Company, (iv) the applicability of any anti-takeover law to the Company with respect to the merger agreement, the merger or the other transactions contemplated thereby and (v) the fees and expenses payable to any brokers and advisors of the Company being true and correct in all material respects as of the closing date as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	the representations and warranties of the Company, other than those described above, being true and correct as of the closing date as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties described in this bullet to be so true and correct would not individually or in the aggregate, reasonably be expected to have a Company material adverse effect or result in a failure of the ability of the Company to effect the closing; provided, however, that for purposes of determining the satisfaction of this bullet, no effect will be given to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Company material adverse effect” (a description of which is summarized below);

•	the representation and warranty of the Company that since December 31, 2016, there has been no Company material adverse effect occurring or there being no change, event, effect or circumstance that, individually or in the aggregate, would reasonably be expected to have a Company material adverse effect being true and correct in all respects as of the closing date as if made on and as of such date;

•	the covenants and agreements of the Company set forth in the merger agreement to be performed or complied with at or prior to the effective time having been duly performed or complied with in all material respects;

•	Parent having received a certificate of an authorized executive officer of the Company that the conditions above have been satisfied; and

•

there being no consents, approvals or authorizations regarding the filing of (i) the Form A Change of Control Application Regarding Independent Specialty Insurance Company and United Specialty Insurance Company with the Delaware Department of Insurance, and the corresponding approval of such Form A, (ii) the Form E Preacquisition Notification Regarding City National Insurance Company, Independent Specialty Insurance Company, National Specialty Insurance Company, State National Insurance Company, Inc. and United Specialty Insurance Company with the Delaware Department of Insurance, and the corresponding approval of such Form E, (iii) the Form A Change of Control Application Regarding City National Insurance Company, National Specialty Insurance Company and State National Insurance Company, Inc. with the Texas Department of Insurance, and the corresponding approval of such Form A, (iv) notice under Texas Insurance Code §823.151 with the Insurance Commissioner of the State of Texas, (v) the Form E Preacquisition Notification Regarding City National Insurance Company, Independent Specialty Insurance Company, National Specialty Insurance Company, State National Insurance Company, Inc. and United Specialty Insurance Company with the Arizona Department of Insurance, and the corresponding approval of such Form E and (vi) the Form E Preacquisition Notification Regarding City National Insurance Company, Independent Specialty Insurance Company, National Specialty Insurance Company, State National Insurance Company, Inc. and United Specialty Insurance Company with the Louisiana Department of Insurance, and the corresponding approval of such Form E that contain, require or result in a burdensome condition.

Company Conditions

The Company’s obligations to consummate the merger on the closing date are subject to the satisfaction (or waiver by the Company) of the following additional conditions:

•	the representations and warranties of Parent relating to (i) Parent’s power and authority to execute and deliver the merger agreement, perform its obligations and to consummate the merger and the other transactions contemplated by the merger agreement and (ii) the fees and expenses payable to any brokers and advisors of Parent being true and correct in all material respects as of the closing date as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	the representations and warranties of Parent, other than the representations and warranties described in the bullet above, being true and correct as of the closing date as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to result in a failure of the ability of Parent or Merger Sub to effect the closing; provided, however, that for purposes of determining the satisfaction of this bullet, no effect will be given to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Parent material adverse effect” (a description of which is summarized below);

•	the covenants and agreements of Parent and Merger Sub set forth in the merger agreement to be performed or complied with at or prior to the effective time having been duly performed or complied with in all material respects; and

•	the Company having received a certificate of an authorized executive officer of Parent that the conditions above have been satisfied.

Company Material Adverse Effect

For the purposes of the merger agreement, a “Company material adverse effect” will be deemed to occur if any change, event, effect or circumstance has occurred that has a material adverse effect on the financial condition or results of operations of the Company or its subsidiaries, taken as a whole.

However, in no event will any of the following changes, events, effects or circumstances, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be a Company material adverse effect:

•	any change, event, effect or circumstance that results from changes affecting the property and casualty insurance, insurance fronting or collateral protection industries, or the United States economy, or from changes affecting worldwide economic or capital market conditions;

•	any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenues, earnings or other financial performance or results of operations for any period, in and of itself (but not the underlying cause thereof), or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations or any change in the price or trading volume of Company common stock, in and of itself (but not the underlying cause thereof);

•	any change, event, effect or circumstance arising out of the announcement of the merger agreement and the transactions contemplated thereby or the pendency of the merger or the identity of the parties to the merger agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, agents, policyholders, partners, counterparties or employees of the Company and its subsidiaries, other than in respect of the sections relating to no conflict, required filings and consents and the section relating to employee benefit plans as it relates to severance and other payments, acceleration of compensation and taxes;

•	any actions expressly contemplated or permitted to be taken or omitted to be taken by the merger agreement to obtain any consent, approval, authorization or waiver under applicable law in connection with the merger and the other transactions contemplated by the merger agreement, other than in respect of the sections relating to no conflict, required filings and consents and the section relating to severance and other payments, acceleration of compensation and taxes;

•	any changes in global or national political conditions (including the outbreak or escalation of war, military action, sabotage or acts of terrorism) or changes due to any pandemic, man-made disaster, natural disaster or other act of nature;

•	the entering into and performance of the merger agreement and the transactions contemplated thereby in accordance with the terms of the merger agreement, including compliance with the covenants set forth therein, or any action taken or omitted to be taken by the Company at the request or with the prior written consent of Parent or Merger Sub, other than in respect of the sections relating to no conflict, required filings and consents and the section relating to employee benefit plans as it relates to severance and other payments, acceleration of compensation and taxes;

•	the effects of any breach, violation or non-performance of any provision of the merger agreement by Parent or any of its affiliates;

•	changes in or adoption of any applicable laws or regulations or applicable accounting regulations or principles or interpretations thereof by any governmental authority (including, changes in GAAP or in statutory accounting practices (“SAP”) prescribed or permitted by the applicable insurance regulatory authorities and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board);

•	any action initiated or threatened on or after the date of the merger agreement against the Company, any of its affiliates or any of their respective directors or officers arising out of the merger agreement or the transactions contemplated thereby;

•	changes in the value of the investment assets owned by a subsidiary of the Company that conducts the business of insurance;

•	any change or development in the credit, financial strength or other rating of the Company, any of its subsidiaries, its outstanding debt or any other person (but not the underlying cause thereof); or

•	any item set forth in the company disclosure letter (but for the avoidance of doubt, not any effects with respect to such items after the date of the merger agreement).

Certain changes, events, effects or circumstances listed in the first, fifth and eighth bullets above may be taken into account in determining whether a Company material adverse effect has occurred if and only to the extent they disproportionately adversely affect the Company and its subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Company and its subsidiaries operate.

Parent Material Adverse Effect

For the purposes of the merger agreement, a “Parent material adverse effect” means a failure of, or a material impairment or delay in, the ability of Parent to perform its material obligations under the merger agreement.

Efforts to Obtain Required Stockholder Approvals

Unless the merger agreement has been earlier terminated, including pursuant to the Company’s right to terminate the merger agreement to enter into an alternative acquisition agreement (see the section of this proxy statement titled “The Merger Agreement—No Solicitation of Transactions” below), the Company has agreed to hold its Company stockholders meeting and to solicit proxies in favor of the proposal to adopt the merger proposal and will take all other actions reasonably necessary or advisable to secure the vote or consent of stockholders of the Company that is required by the rules and regulations of the NASDAQ and the DGCL.

No Solicitation of Takeover Proposals

The Company is prohibited from taking certain actions, summarized in detail below, relating to takeover proposals. In this proxy statement, and in the merger agreement, a “takeover proposal” means any inquiry, proposal or offer from any third party other than Parent and its subsidiaries, relating to:

•	any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) 15% or more of the issued and outstanding shares of Company common stock or (ii) 15% or more of the assets (including capital stock of the subsidiaries of the Company) of the Company and its subsidiaries, taken as a whole;

•	any tender offer or exchange offer that, if consummated, would result in any third party other than Parent and its subsidiaries owning, directly or indirectly, 15% or more of the issued and outstanding shares of Company common stock; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or other transaction involving the Company pursuant to which any third party other than Parent and its subsidiaries (or the stockholders of any third party other than Parent and its subsidiaries) would own, directly or indirectly, 15% or more of any class of capital stock or other equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than in each case, the transactions contemplated by the merger agreement.

Specifically, the Company has agreed that it will, and will cause its subsidiaries and direct its representatives to immediately cease and cause to be terminated all then existing discussions and negotiations with any person conducted theretofore with respect to any takeover proposal or any submission, proposal, offer or inquiry that would reasonably be expected to lead to any takeover proposal.

The Company has also agreed that (i) it and its directors and officers will not, (ii) its subsidiaries and its subsidiaries’ directors and officers will not and (iii) it will use reasonable best efforts to ensure that its and its subsidiaries’ representatives will not, directly or indirectly:

•

solicit, initiate or knowingly encourage or facilitate the making of any submission, proposal, offer or inquiry that constitutes or would reasonably be expected to lead to a takeover proposal (other than contacting or engaging in discussions with the person making a takeover proposal or its representatives for the sole purpose of clarifying such takeover proposal), provided that the Company must promptly provide to Parent any material written correspondence with any such person or its representatives and a written summary of any material oral communications;

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, any submission, proposal, offer or inquiry that constitutes or would reasonably be expected to lead to a takeover proposal or furnish any non-public information relating to the Company or any of its subsidiaries to any person (or any of its representatives) who has made any submission, proposal, offer or inquiry that constitutes or would reasonably be expected to lead to a takeover proposal;

•	terminate, waive, amend, release or modify any provision of any confidentiality agreement to which the Company or any subsidiary of the Company is a party in connection with any takeover proposal or any submission, proposal, offer or inquiry that would reasonably be expected to lead to any takeover proposal (unless The Company board of directors determines in good faith (after consultation with its outside counsel) that failure to do so would be inconsistent with the fiduciary duties of directors under Delaware law);

•	enter into any letter of intent or agreement in principle or any contract concerning any takeover proposal or any submission, proposal, offer or inquiry that would reasonably be expected to lead to a takeover proposal (other than a confidentiality agreement in accordance with the provisions of the merger agreement); or

•	reimburse or agree to reimburse the expenses of any other person (other than the Company’s representatives) in connection with any takeover proposal or any submission, proposal, offer or inquiry that would reasonably be expected to lead to a takeover proposal.

Notwithstanding the above, at any time prior to obtaining the approval of the merger proposal, in response to an unsolicited written takeover proposal, if the Company board of directors determines in good faith, after consultation with its financial advisor and outside counsel, that such takeover proposal constitutes or would reasonably be expected to lead to a superior proposal, the Company may (and may authorize and permit its subsidiaries and representatives to), subject to compliance with the terms of the merger agreement:

•	furnish information with respect to the Company and its subsidiaries to such person (and to such person’s representatives) pursuant to a confidentiality agreement containing confidentiality provisions substantially similar to those set forth in the confidentiality agreement between the Company and Parent, provided that such agreement need not contain a standstill and all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such person or any of its representatives; and

•	participate in discussions and negotiations with the person making such takeover proposal (and its representatives) regarding such takeover proposal.

Except as described below, the Company has agreed that neither its board of directors nor any committee thereof will:

•	withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, declaration of fairness and advisability or recommendation by the Company board of directors or any such committee of the merger agreement, the merger or the other transactions contemplated thereby or fail to include such declaration or recommendation in this proxy statement;

•	approve, recommend the adoption of, or publicly propose to approve or recommend the adoption of, any takeover proposal;

•	fail to publicly reaffirm the recommendation by the Company board of directors or the merger agreement, the merger or the other transactions contemplated thereby within 5 business days of a written request by Parent to make such public reaffirmation following the receipt by the Company of a public takeover proposal (other than in the case of a takeover proposal in the form of a tender offer or exchange offer) that has not been withdrawn; provided that Parent may make any such request only once in any 10 business day period with respect to a particular takeover proposal; or

•	make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication by The Company board of directors of the type contemplated by Rule 14d-9(f) under the Exchange Act (including by taking no position with respect to acceptance of such tender or exchange offer, by the close of business on the earlier of (i) the 10th business day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act) and (ii) the 3rd business day prior to the special meeting.

If the Company takes any of the above actions it will be deemed an “adverse recommendation change” and this proxy statement generally refers to any of such actions as an “adverse recommendation change.”

However, at any time prior to obtaining the company required vote, the Company board of directors may, if after consultation with its outside counsel, it determines in good faith that the failure to take such action would be inconsistent with the fiduciary duties of directors under Delaware law (i) in response to an unsolicited superior proposal that has not been withdrawn, make an adverse recommendation change in response to such superior proposal and terminate the merger agreement in order to enter into a definitive agreement to effect such superior proposal or (ii) make an adverse recommendation change (but not terminate the merger agreement) in response to a change in circumstances, in each case if and only if:

•	the Company has materially complied with its obligations under the merger agreement that are summarized in this “—No Solicitation of Takeover Proposals” with respect to such takeover proposal;

•	the Company has given Parent notice at least 3 business days prior to making any such adverse recommendation change or causing or permitting the Company to terminate the merger agreement pursuant to clause (i) above, which notice will include:

○	the terms and conditions of any superior proposal that is the basis of the proposed action by the Company board of directors and a copy of all proposed documents to effect such superior proposal in the possession of the Company or any of its representatives (it being understood and agreed that (1) any amendment to the financial terms of such superior proposal will require a new notice and an additional 2 business day period prior to taking any specified action and (2) in determining whether to make an adverse recommendation change or to cause or permit the Company to so terminate the merger agreement, the Company board of directors will take into account any changes to the terms of the merger agreement proposed by Parent in writing to the Company in response to any such notice or otherwise within the periods described above) or

○	the material event or development or material change in circumstance constituting such change in circumstances;

•	the Company has and has caused its subsidiaries and its and their respective representatives to make themselves available to negotiate with Parent and its representatives during the period referred to in the bullet above to the extent requested in writing by Parent in order that such takeover proposal ceases to constitute a superior proposal or that such matter no longer constitutes a change in circumstances; and

•	after considering any proposed revisions to the merger agreement made by Parent in writing during such periods described above, if any, the Company board of directors has determined in good faith, after consultation with outside counsel, that the failure to make the adverse recommendation change in response to such superior proposal or change in circumstances or cause or permit the Company to terminate the merger agreement in response to such superior proposal would be inconsistent with the fiduciary duties of directors under Delaware law.

For purposes of this proxy statement and the merger agreement, a “superior proposal” means any proposal that constitutes a takeover proposal that the Company board of directors determines (after consultation with its financial advisor and outside counsel), considering such factors as the Company board of directors considers to be appropriate, would, if consummated, be more favorable to the stockholders of the Company than the merger; provided, that for the purposes of the definition of “superior proposal,” all references in the term takeover proposal to “15% or more” will be deemed to be references to “more than 50%.”

For purposes of this proxy statement and the merger agreement, a “takeover proposal” means any inquiry, proposal or offer from any third party relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) 15% or more of the issued and outstanding shares of Company common stock or (ii) 15% or more of the assets (including capital stock of the Subsidiaries of the Company) of the Company and its subsidiaries, taken as a whole, (b) any tender offer or exchange offer that, if consummated, would result in any third party owning, directly or indirectly, 15% or more of the issued and outstanding shares of Company common stock or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or other transaction involving the Company pursuant to which any third party (or the shareholders of any third party) would own, directly or indirectly, 15% or more of any class of capital stock or other equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the transactions contemplated by the merger agreement.

In addition to the obligations of the Company set forth in the merger agreement summarized above, the Company will as promptly as practicable (and in any event within 24 hours of receipt) advise Parent of the receipt of any takeover proposal or any proposal, offer or inquiry that would reasonably be expected to lead to a takeover proposal after the date of the merger agreement, the material terms and conditions of any such takeover proposal and the identity of the person making any such takeover proposal. The Company will keep Parent reasonably informed on a prompt basis of any material developments with respect to any such takeover proposal, proposal, offer or inquiry that would reasonably be expected to lead to any takeover proposal (including any material changes thereto) and will provide Parent as promptly as practicable (and in no event later than 24 hours after receipt or delivery of) any draft documents to effect such takeover proposal, proposal or offer or any term sheets, indications of interest or other material documents with respect to such takeover proposal, proposal, offer or inquiry or that contain proposed terms of such takeover proposal, proposal, offer or inquiry.

Nothing in the merger agreement prohibits the Company from:

•	taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or Item 1012(c) of Regulation M-A promulgated under the Exchange Act; or

•	making any disclosure to its stockholders if the Company board of directors determines (after consultation with its outside counsel) that failure to do so would be inconsistent with the fiduciary duties of directors under Delaware law, it being understood, however, that the provision summarized in this bullet will not be deemed to permit the Company board of directors to make an adverse recommendation change or approve, recommend the adoption of, or publicly propose to approve or recommend the adoption of, any takeover proposal except to the extent permitted by the merger agreement and any disclosure referenced in this bullet will be deemed to be an adverse recommendation change unless it includes certain reaffirmations by the Company.

In the event that the Company receives a takeover proposal during the pendency of the merger agreement, the Company has agreed that:

•	notwithstanding the standstill provisions contained in the confidentiality agreement between the Company and Parent dated April 7, 2017 (which we refer to as the “confidentiality agreement”), Parent will be permitted to propose to the Company one or more amendments; and

•	Parent will be permitted to include as part of any such amendments to the merger agreement changes to reflect a joint bid structure with a third party as long as the third party has agreed to be bound by the obligations imposed with respect to a “Recipient” as defined in the confidentiality agreement such that the Company can enforce the confidentiality agreement (including the standstill provisions) against such third party.

For purposes of the merger agreement, “change in circumstance” means any material event or development or material change in circumstance that occurs on or after the date of the merger agreement with respect to the Company or its subsidiaries that does not relate to a takeover proposal and was not known to or reasonably foreseeable by the Company board of directors of the Company prior to July 26, 2017.

Appraisal Shares

Appraisal shares will not be converted into the right to receive the merger consideration, but instead at the effective time the holders of the appraisal shares will be entitled to payment of such amount for such share as is determined in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder fails to perfect or otherwise waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction determines that such holder is not entitled to appraisal of such holder’s appraisal shares under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s appraisal shares under Section 262 of the DGCL ceases and such appraisal shares will be deemed to have been converted at the effective time into, and will have become, the right to receive the merger consideration, without interest or any other payments. For a more complete description of the available appraisal rights, see the section of this proxy statement titled “The Merger—Appraisal Shares” beginning on page [●].

Treatment of Stock Options and Company Restricted Stock

At the effective time:

•	each Company stock option that is outstanding and unexercised as of immediately prior to the effective time of the merger (whether or not vested) will become fully vested and be automatically converted at the effective time into the right to receive an amount, if any, equal to the product of (i) the total number of shares underlying such company stock option multiplied by (ii) the excess, if any, of the merger consideration over the exercise price per share of such company stock option;

•	each Company stock option issued and outstanding immediately prior to the effective time (whether or not vested) will thereafter be immediately canceled, and the holder thereof will thereafter have only the right to receive the consideration to which such holder is entitled pursuant to the previous bullet;

•	each share of Company restricted stock that is outstanding immediately prior to the effective time will become fully vested, in the case of time-based vesting Company restricted stock, or become vested at the target level of performance, in the case of performance-based vesting Company restricted stock and will automatically be converted, to the extent vested as described above, into the right to receive the merger consideration; and

•	any shares of performance-based restricted stock that do not become vested at the effective time as described in the previous bullet will be forfeited automatically without payment therefor.

Efforts to Complete the Merger

Each of the parties has agreed, subject to the terms and conditions of the merger agreement, to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to the merger agreement and to consummate and make effective as promptly as practicable, the merger and the other transactions contemplated thereby. Specifically, such actions include using reasonable best efforts to:

•	obtain all necessary, proper or advisable consents, approvals, authorizations or waivers from governmental authorities and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain a consent, approval, authorization or waiver from any governmental authority (including under insurance laws and the HSR Act); and

•	execute and deliver any additional agreements, documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.

Except as otherwise provided below, Parent and its affiliates have agreed to use reasonable best efforts to avoid each and every impediment under any applicable law that may be asserted by, or order that may be entered with, any governmental authority with respect to the merger agreement, the merger or any other transaction contemplated thereby so as to enable the closing to occur, in the most expeditious manner practicable, including using reasonable best efforts to:

•	obtain all consents, approvals, authorizations or waivers of governmental authorities necessary, proper or advisable to consummate the transactions contemplated by the merger agreement and secure the expiration or termination of any applicable waiting period under the HSR Act;

•	resolve any objections that may be asserted by any governmental authority with respect to the merger or any other transaction contemplated thereby; and

•	prevent the entry of, and have vacated, lifted, reversed or overturned, any order that would prevent, prohibit, restrict or delay the consummation of the merger or any other transaction contemplated thereby.

Burdensome Condition

The obligations of the parties described in the section of the proxy statement titled “—Efforts to Complete the Merger” will not obligate Parent or its affiliates to take or refrain from taking any action or to suffer to exist any condition, limitation, restriction or requirement that, individually or in the aggregate with any other actions, conditions, limitations, restrictions or requirements, would or would reasonably be expected to result in a burdensome condition. A “burdensome condition” is defined in this proxy statement and in the merger agreement to mean any action, omission, agreement or requirement that, individually or in the aggregate, would reasonably be expected to have a Company material adverse effect or a Parent regulatory material adverse effect.

For the purposes of the merger agreement, a “Parent regulatory material adverse effect” means any change, event, effect or circumstance that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on Parent and its subsidiaries, taken as a whole (provided that for purposes of determining a Parent regulatory material adverse effect, the business and the financial conditions, results of operations and other financial metrics of Parent and its subsidiaries, taken as a whole, shall be deemed to be of the same scale as those of the Company and its subsidiaries, taken as a whole).

Filings

The section of this proxy statement titled “The Merger—Regulatory Clearances Required for the Merger” beginning on page [●] includes a description of the material regulatory approvals required for the completion of the merger that are referenced below.

Parent has agreed to file, or cause to be filed, the following:

•	a “Form A” Acquisition of Control, together with all exhibits, affidavits and certificates, with the Insurance Commissioner of the State of Delaware within 10 business days of the date of the merger agreement;

•	a “Form A” Acquisition of Control, together with all exhibits, affidavits and certificates, with the Insurance Commissioner of the State of Texas within 10 business days of the date of the merger agreement; and

•	any pre-acquisition notifications on “Form E” or similar market share notifications to be filed in each jurisdiction where required by applicable laws, within 10 business days of the date of the merger agreement.

Parent filed the corresponding documents referenced above on August 7, 2017.

The Company and Parent have agreed to each file a notification and report form pursuant to the HSR Act with the Federal Trade Commission (which we refer to as the “FTC”) and the Antitrust Division of the United States Department of Justice (which we refer to as the “DOJ”) with respect to the transactions contemplated by the merger agreement and requesting early termination of the waiting period under the HSR Act within 10 business days of the date of the merger agreement. The Company and Parent filed their respective notification and report forms with the FTC and the DOJ on August 7, 2017 and received notice from the FTC that early termination was granted to the HSR waiting period on August 21, 2017.

The Company agreed to provide, within 10 business days of the merger agreement applicable notice to the Insurance commissioner of the State of Texas under Texas Insurance code §823.171. The Company filed the requisite notice on August 7, 2017.

Information

In connection with the efforts described in this section “—Efforts to Complete the Merger,” each party has agreed to:

•	consult with one another with respect to the obtaining of all consents, approvals, authorizations or waivers of governmental authorities necessary, proper or advisable to consummate the transactions contemplated by the merger agreement;

•	keep the other parties apprised on a prompt basis of the status of matters relating to such consents, approvals, authorizations or waivers; and

•	not, and cause their respective affiliates not to, permit any of their respective directors, officers, employees, partners, members, stockholders or any other representatives to participate in any live or telephonic meeting (other than non-substantive scheduling or administrative calls) with any governmental authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated by the merger agreement unless it consults with the other in advance and, to the extent permitted by applicable law and by such governmental authority, gives the other party the opportunity to attend and participate in such meeting.

In addition, the Company and Parent have agreed to:

•	have the right to review in advance, and to the extent practicable, and subject to any restrictions under applicable law, consult the other on, any filing made with, or written materials submitted to, any governmental authority in connection with the transactions contemplated by the merger agreement;

•	in good faith, consider and reasonably accept comments of the other parties;

•	promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to applicable laws;

•	promptly advise each other upon receiving any communication from any governmental authority whose consent, approval, authorization or waiver is required to consummate the transactions contemplated by the merger agreement, including promptly furnishing each other copies of any written or electronic communication; and

•	promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such consent, approval, authorization or waiver will not be obtained or that the receipt of any such consent, approval, authorization or waiver will be materially delayed or conditioned.

In no event will any party be required to disclose to any other party any personally identifiable information and in no event will the Company and its affiliates be required to agree to take or enter into any action which is not conditioned upon the closing.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger (and the transactions contemplated by the merger agreement) may be abandoned at any time prior to the effective time, notwithstanding if the requisite approvals of the Company stockholders has been obtained, under any of the following circumstances:

•	by mutual written consent of the Company and Parent, which consent will have been approved by the action of their respective boards of directors;

•	by either the Company or Parent, if any governmental authority has issued an order, or there exists any law, in each case, permanently preventing or prohibiting the merger, and such order will have become final and nonappealable or such law is in effect; provided, however, that the party seeking to terminate the merger agreement pursuant to this bullet will have complied with its obligations under the merger agreement to remove such order;

•	by either the Company or Parent, if the Company stockholders have not approved the merger proposal;

•	by the Company, if in response to an unsolicited superior proposal that has not been withdrawn and that did not result from a violation of the merger agreement, the Company board of directors has made an adverse recommendation change in response to such superior proposal;

•	by Parent, (i) if the Company board of directors has made an adverse recommendation change, provided that Parent’s right to terminate the merger agreement as a result of such an adverse recommendation change will expires 10 business days after the date on which such adverse recommendation change was made in accordance with the terms of the merger agreement or (ii) if the Company has willfully and materially breached its covenants relating to covenants described under “—No Solicitation of Takeover Proposals” and has not cured such breach within 5 business days after Parent has given the Company written notice of such breach;

•	by either the Company or Parent, if the merger has not been consummated by the outside termination date of February 26, 2018, which may be extended to April 26, 2018 by either Parent or the Company on February 26, 2018 if, on such date, all conditions to closing other than the condition relating to the obtaining of required regulatory approvals have been satisfied (however, the right to terminate the merger agreement under the provision described in this bullet will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or results in, the failure of the merger to occur on or before such date);

•	by Parent (as long as it and Merger Sub are not in material breach of its covenants and its and Merger Sub’s representations and warranties remain correct in all material respects), if:

○	there has been a breach by the Company of any representation, warranty, covenant or agreement contained in the merger agreement or any of the representations or warranties of the Company is or will have become inaccurate and such breaches or inaccuracies would, individually or in the aggregate, result in a failure of a condition regarding representations, warranties, covenants or agreements of the Company if continuing on the closing date; and

○	such breaches or inaccuracies will not have been cured (or are not capable of being cured) before the earlier of 45 days after written notice thereof is given by Parent to the Company or 2 business days prior to the outside termination date;

•	by the Company (as long as it is not in material breach of its covenants and its representations and warranties remain correct in all material respects) if:

○	there has been a breach by Parent of any representation, warranty, covenant or agreement contained in the merger agreement or any of the representations or warranties of Parent is or will have become inaccurate and such breaches or inaccuracies would, individually or in the aggregate, result in a failure of a condition regarding representations, warranties, covenants or agreements of Parent if continuing on the closing date; and

○	such breaches or inaccuracies will not have been cured (or are not capable of being cured) before the earlier of 45 days after written notice thereof is given by the Company to Parent or 2 business days prior to the outside termination date; or

•	by Parent during the period from the certification date to and including and the date which is 10 business days after the certification date, if the aggregate number of shares for which appraisal is demanded pursuant to the provisions of, and in compliance with, Section 262 of the DGCL exceeds 15% of the issued and outstanding Company common stock on the date that Parent elects to terminate the merger agreement pursuant to the provision described in this bullet, after taking into account the waiver or withdrawal of any such demands.

For purposes of this proxy statement and the merger agreement, “certification date” means the 3rd business day following the Company stockholders meeting at which the Company required vote was obtained on which date the Company has agreed to deliver to Parent a certificate duly executed by an executive officer of the Company, certifying as to the total number of shares of Company common stock outstanding as of such date and the aggregate number of shares of Company common stock for which appraisal was demanded pursuant to the provisions of, and in compliance with, Section 262 of the DGCL).

The party desiring to terminate the merger agreement pursuant to the second, third, fourth, fifth, sixth, seventh, eighth or ninth bullet above will give written notice of such termination to the other party specifying the provision or provisions pursuant to which such termination is effected.

Upon termination of the merger agreement in accordance with its terms and except in the case of willful and material breaches or actual fraud, Parent’s right, if any, to receive the company termination fee pursuant to the merger agreement and the amounts described therein will be the sole and exclusive remedy of Parent, Merger Sub and their respective affiliates against the Company or its subsidiaries and any of their respective former, current or future stockholders, directors, officers, employees, affiliates, agents or other representatives for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in the merger agreement or the failure of the merger or the transactions contemplated by the merger agreement to be consummated, and upon payment of such termination fee and any applicable amount due in the event that the Company fails promptly to pay, none of the Company or its subsidiaries or any of their respective former, current or future stockholders, directors, officers, employees, affiliates, agents or other representatives will have any further liability or obligation under the merger agreement or the merger or the transactions contemplated by the merger agreement. See the section of this proxy statement below titled “—Fees and Expenses” for more information regarding the fees and expenses payable under certain circumstances.

In the event of termination of the merger agreement by either the Company or Parent as provided by the termination provisions of the merger agreement, the merger agreement will become void and have no effect, without any liability or obligation on the part of Parent and Merger Sub or the Company, except that the provisions regarding confidentiality, fees and expenses, effect of termination and the general provisions of the merger agreement will survive termination and nothing within the merger agreement will relieve any party from liability for any willful and material breach of the merger agreement or for actual fraud (which will not include constructive fraud or similar claims).

Fees and Expenses

Generally, all costs and expenses incurred in connection with the merger agreement, the merger and the transactions contemplated by the merger agreement will be paid by the party incurring such cost or expense, whether or not the merger is consummated.

The Company will be obligated to pay a termination fee (which we refer to as the “Company termination fee”) as liquidated damages under the following circumstances:

•	if the Company terminates the agreement pursuant to the provision described under the fourth bullet under “—Termination of the Merger Agreement” beginning on page [●] because the Company board of directors has made an adverse recommendation change in response to a superior proposal that has not been withdrawn. Such payment must be made prior to or concurrently with the termination of the merger agreement;

•	if Parent terminates the merger agreement pursuant to the provisions described under the fifth bullet under “—Termination of the Merger Agreement” beginning on page [●] because the Company board of directors has made an adverse recommendation change or has willfully and materially breached its covenants described under “—No Solicitation of Takeover Proposals” and has not cured such breach within 5 business days after Parent has given the Company written notice of such breach. Such payment must be made within 2 business days of termination of the merger agreement;

•	if the agreement is:

○	terminated by the Company or Parent pursuant to the provisions described under the sixth bullet under “—Termination of the Merger Agreement” beginning on page [●] and a vote on the proposal to adopt the merger agreement has not been taken at the Company stockholders meeting by the outside termination date and at any time after July 26, 2017 and prior to such termination a takeover proposal has been publicly announced or made known to the Company board of directors and not rejected by the Company board of directors at least 3 business days prior to the outside termination date;

○	terminated by Parent pursuant to the provisions described under the seventh bullet under “—Termination of the Merger Agreement” beginning on page [●] and at any time after July 26, 2017 and prior to the breach giving rise to Parent’s right to terminate under this provision described in the seventh bullet above (other than a breach or inaccuracy of the representation and warranty that there has not been a Company material adverse effect since December 31, 2016), a takeover proposal has been publicly announced or made known to the Company board of directors and not withdrawn prior to such breach; or

○	terminated by the Company or Parent pursuant to the provisions described under the third bullet under “—Termination of the Merger Agreement” beginning on page [●] and at any time after July 26, 2017 and prior to the Company stockholders meeting, a takeover proposal has been publicly announced or made known to the Company board of directors and not publicly rejected by the Company board of directors at least 3 business days prior to the Company stockholders meeting and

•	in the case of any of the three sub-bullets above, within 12 months after such termination, the Company either consummates any takeover proposal or enters into a definitive agreement to consummate any takeover proposal and the Company thereafter consummates the takeover proposal that is the subject of such definitive agreement (whether or not within such twelve month period), then the Company will, within 2 business days after the earlier of the entry into such definitive agreement or the consummation of the takeover proposal, pay Parent the Company termination fee; provided, that for the purposes of the section described by the sub bullets above, all references in the term takeover proposal to “15% or more” will be deemed to be references to “more than 50%” and in the case of a termination pursuant to the provision described under the third bullet under “—Termination of the Merger Agreement” beginning on page [●], the definitive agreement or takeover proposal described in this sub bullet involves the person who made the takeover proposal described in the sub bullet directly above or an affiliate of such person.

The Company termination fee is $27,564,000, provided, however, that if the Company termination fee is payable solely under the third sub bullet above relating to a public announcement of a takeover proposal, the Company termination fee will be $13,782,000.

If the Company fails promptly to pay any amount due pursuant to this section “—Fees and Expenses,” the Company has agreed to pay any costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with an action to enforce the merger agreement that results in an order for such amount against the Company. Any amount not paid when due will bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in the Wall Street Journal, Eastern Edition in effect on the date of such payment. The parties have agreed that in no event will the Company be required to pay the company termination fee on more than one occasion.

Conduct of Business Pending the Completion of the Merger

The Company has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement through the earlier of the closing and the termination of the merger agreement.

In general, except as expressly contemplated or permitted by the merger agreement, as required by applicable law or order, or with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company has agreed to, and to cause its subsidiaries to, conduct their respective business and operations in the ordinary course of business in all material respects.

The Company has also agreed, to the extent consistent with the prior paragraph, to use commercially reasonable efforts to preserve intact its business organization and its assets, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, reinsurers, agents, service providers and others having business dealings with it.

In addition, the Company has agreed not to, and to cause each of its subsidiaries not to:

•	declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its subsidiaries’ capital stock or other equity securities, other than (i) any dividends or distributions by a subsidiary of the Company to the Company or to any other subsidiary of the Company or (ii) quarterly cash dividends paid by the Company on the Company common stock not in excess of $0.06 per share, per quarter, with record and payment dates generally consistent with the timing of record and payment dates in the most recent comparable fiscal quarter prior to the date of the merger agreement;

•	subdivide, adjust, split, combine or reclassify any of its or its subsidiaries’ capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, its or its subsidiaries’ capital stock or other equity securities;

•	repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its or its subsidiaries’ capital stock or other equity securities, company stock rights or subsidiary stock rights;

•	issue, offer, grant, deliver or sell any shares of its or its subsidiaries’ capital stock or other equity securities, company stock rights or subsidiary stock rights, other than the issuance of shares of Company common stock upon the vesting or exercise of Company stock options or Company restricted stock outstanding as of the date of the merger agreement in accordance with the terms thereof as of the date of the merger agreement;

•	amend its certificate of incorporation or bylaws or equivalent organizational documents of its subsidiaries;

•	purchase an equity interest in, or a portion of the assets of, any person or any division or business thereof, or merge, combine or consolidate with or engage in any other similar transaction with any person, in each case, other than (i) any such action solely between or among the Company and its wholly-owned subsidiaries, (ii) acquisitions of assets with consideration not to exceed $5,000,000 in the aggregate or (iii) investment portfolio transactions not in violation of the investment guidelines in effect as of the date of the merger agreement;

•	sell, lease, license, allow to lapse, abandon, mortgage, encumber or otherwise dispose of any of its properties or assets (including capital stock or equity securities of any subsidiary of the Company), other than (i) solely between or among the Company and its wholly-owned subsidiaries or solely between or among two or more wholly-owned subsidiaries of the Company, (ii) investment portfolio transactions not in violation of the investment guidelines, (iii) nonexclusive licenses of intellectual property, as defined in the merger agreement, in the ordinary course of business (iv) sales or other dispositions of other assets in the ordinary course of business materially consistent with past practice or (v) sales of assets with a value not in excess of $1,000,000, individually, or $5,000,000, in the aggregate;

•

incur, create or assume any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any such indebtedness or any debt securities of another person, or enter into any “keep well”

or other agreement to maintain any financial statement condition of another person, collectively, “indebtedness,” other than (i) indebtedness incurred in the ordinary course of business (including under the Company’s credit facilities and any trade letters of credit existing on the date of the merger agreement) not in excess of $5,000,000, provided that the terms of any such indebtedness permits its repayment at any time without penalty, (ii) indebtedness incurred to refinance any indebtedness existing on the date of the merger agreement or permitted to be incurred, assumed or otherwise entered into thereunder, in each case provided the terms of such indebtedness are not materially less favorable to the Company and Parent than the indebtedness that is being repaid, (iii) guarantees by the Company of indebtedness of its wholly-owned subsidiaries or guarantees by the subsidiaries of indebtedness of the Company and (iv) any credit facility of indebtedness up to $40,000,000 so long as such indebtedness is payable without penalty at any time;

•	make any loans to any person, other than (i) to the Company or any of its wholly-owned subsidiaries or (ii) investment portfolio transactions not in violation of the investment guidelines as in effect as of the date of the merger agreement;

•	settle, waive or discharge any material action made or pending against the Company or any of its subsidiaries, or any of their respective directors or officers in their capacities as such, or waive or discharge any claims of material value, other than any settlement, waiver or discharge (i)(A) for an amount not to exceed, for any such settlement individually, $2,000,000 (net the amount reserved for such matters by the Company or amounts covered by insurance) and (B) that would not reasonably be expected to prohibit or materially restrict or materially impair the Company and its subsidiaries from operating their business in substantially the same manner as operated on the date of the merger agreement or (ii) for an amount that is reinsured by any reinsurer;

•	make any material change (i) in any accounting methods, principles or practices, (ii) to the investment policies and guidelines of State national or any of its subsidiaries or (iii) to any of the actuarial, underwriting, claims administration or reinsurance policies, practices or principles of any the Company insurance subsidiary, in each case, other than as required by changes in GAAP or in SAP prescribed or permitted by the applicable insurance regulatory authorities and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board;

•	except as required by a benefit plan as of the date of the merger agreement, (i) grant any increases in the compensation of or benefits to any of its directors or officers or (ii) grant any material increases in the compensation of or benefits to any of its employees;

•	except as required by a benefit plan as of the date of the merger agreement, (i) enter into any employment agreements with any officer, (ii) make any grant of (other than de minimis grants), or increase (other than de minimis increases), any severance, change in control, termination or similar compensation or benefits payable to any director, officer or employee, (iii) accelerate the time of payment or vesting of, or the lapsing of material restrictions with respect to, or fund or otherwise secure the payment of, any material compensation or material benefits under any benefit plan or (iv) enter into or amend to increase in any material respect the benefits under any benefit plan (or any plan, program, agreement or arrangement that would constitute a benefit plan if in effect on the date of the merger agreement);

•

(i) prepare or file any material tax return inconsistent with past practice or, on any such material tax return, take any material position, make, revoke or change any material tax election, or adopt any tax accounting method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar tax returns in prior periods, (ii) settle or compromise any material tax liability, or enter into any closing agreement or similar arrangement with respect to a material amount of taxes, in each case, that is materially inconsistent with past practice, (iii) file any material amended tax return or (iv) surrender any right to claim a material tax refund, offset or other reduction in tax liability;

•	enter into any contract that if in effect on the date of the merger agreement would be a material contract or modify, terminate, renew or amend in any material respect any material contract, in each case, other than (i) the entry into contracts in the ordinary course of business that would not be considered material contracts under certain clauses of the representation relating to material contracts in the merger agreement, (ii) any modification, termination, renewal or amendment of any material contract in the ordinary course of business that is not materially adverse to the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole and (iii) certain reinsurance agreements relating to the Company’s and its subsidiaries’ existing fronting insurance business;

•	enter into or amend, modify or waive any rights under any related party agreement, in each case to the extent that doing so would reasonably be expected to result in a material incremental cost to the Company, any of its subsidiaries or Parent or otherwise be materially adverse to Parent, the Company or any of its subsidiaries;

•	adopt any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than, in the case of any subsidiary of the Company, that is not material to the Company and its subsidiaries, taken as a whole;

•	materially modify or amend any CUMIS material contract other than any modification or amendment of any CUMIS material contract that is not materially adverse to the lender services business or Parent and its subsidiaries, taken as a whole; or

•	agree to take any of the foregoing actions.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that, from and after the effective time, the surviving corporation will, and Parent will cause the surviving corporation to, indemnify, defend and hold harmless the individuals who at or prior to the effective time were directors or officers of the Company or any of its subsidiaries, referred to as the “indemnified parties,” against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including legal fees and expenses) in connection with any actual or threatened action or investigation, whenever asserted, based on or arising out of, relating to or in connection with any act or omission occurring at or prior to the effective time (including relating to the merger agreement) to the fullest extent permitted by the DGCL or any other applicable law or provided under the Company’s certificate of incorporation and bylaws in effect on the date of the merger agreement. Parent will guarantee such performance by the surviving corporation.

In addition, for the six year period commencing immediately after the effective time, Parent and the surviving corporation will maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the effective time with respect to the indemnified parties with terms, conditions, retentions and levels of coverage at least as favorable as those of such current insurance coverage with an insurance carrier with the same or better financial strength rating as the Company’s current carrier. The permitted cost of such insurance is limited by a maximum premium of 300% of the annual premiums currently paid by the Company for such insurance and the Company may, at its option, instead obtain six year “tail” insurance coverage that provides coverage identical in all material respects to the coverage described above for up to the amount of such maximum premium.

The Company and Parent agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time (and rights for advancement of expenses) now existing in favor of the indemnified parties as provided in their respective certificates of incorporation and bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company and its subsidiaries as in effect on the date of the merger agreement will be assumed by the surviving corporation in the merger, without further action, at the effective time and will survive the merger and will continue in full force and effect in accordance with their terms. Further, the certificate of incorporation and bylaws of the surviving corporation will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the indemnified parties than are presently set forth in the Company’s certificate of incorporation and bylaws, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would adversely affect the rights thereunder of any such individuals, except as amendments may be required by the DGCL during such period.

Employee Matters

For a period from the closing date to December 31, 2018, Parent will provide to each employee of the Company and its subsidiaries who remains an employee of the Company or any of its subsidiaries on and following the closing date (each such employee, a “Company employee”):

•	base salary, annual incentive bonus opportunities and long-term incentive opportunities that are, in each case, no less than the base salary, annual bonus opportunities and long-term incentive opportunities applicable to each such Company employee immediately prior to the closing date; and

•	employee benefits that are no less favorable, in the aggregate, than those employee benefits provided to such Company employees immediately prior to the closing date.

Parent has also agreed provide each Company employee who incurs a termination of employment from the closing date to December 31, 2018 with severance payments and severance benefits that are no less favorable than the severance payments and severance benefits to which such employee would have been entitled with respect to such termination under the severance policies of the Company as in effect immediately prior to the closing date.

Further, from and after the closing date, Parent will cause the surviving corporation and its subsidiaries to honor all obligations under the benefit plans in accordance with their terms as in effect immediately prior to the closing date.

In addition, Parent will, or will cause the surviving corporation or Parent’s or the surviving corporation’s subsidiaries, as applicable to:

•	give Company employees full credit for company employees’ service with the Company and its subsidiaries for purposes of eligibility, vesting and determination of the level of benefits (including for purposes of vacation and severance), but not for purposes of benefit accruals under a defined benefit pension plan, under any benefit plans made generally available to officers or employees or any class or level of officers or employees maintained by Parent, the surviving corporation or any of their respective subsidiaries in which a company employee participates to the same extent recognized by the Company immediately prior to the closing date; provided, however, that such service will not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service;

•	waive any preexisting condition limitations otherwise applicable to company employees and their eligible dependents under any plan of Parent or any subsidiary of Parent that provides health benefits in which company employees may be eligible to participate following the closing date, other than any limitations that were in effect with respect to such employees as of the closing date under the analogous benefit plan;

•	honor any deductible, co-payment and out-of-pocket maximums incurred by company employees and their eligible dependents under the health plans in which they participated immediately prior to the closing date during the portion of the calendar year prior to the closing date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent, the surviving corporation or any of their respective subsidiaries in which they are eligible to participate after the closing date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and

•	waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a company employee and his or her eligible dependents on or after the closing date, in each case to the extent such company employee or eligible dependent had satisfied any similar limitation or requirement under an analogous benefit plan prior to the closing date.

Amendment

The merger agreement may be amended by the parties in writing by action of their respective boards of directors at any time before or after the requisite approval of the Company stockholders of the merger proposal has been obtained and prior to the filing of the certificate of merger with the Delaware Secretary. Once the merger proposal has been approved, no such amendment, modification or supplement will be made that pursuant to applicable law requires further adoption by Company stockholders without a new vote being taken by Company stockholders. The merger agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Extension; Waiver

At any time prior to the effective time, each of the Company, Parent and Merger Sub may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement or (iii) subject to the provisions described in the section “—Amendment”, waive compliance with any of the agreements or conditions of the other parties contained in the merger agreement. Any such extension or waiver by a party will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

No Third-Party Beneficiaries

While the merger agreement and confidentiality agreement entered into between the Company and Parent are not intended and do not confer upon any person other than the parties any rights or remedies, other than, from and after the effective time (i) each indemnified party and their respective successors, heirs and representatives, each of whom will have the right to directly enforce the applicable provisions of the merger agreement relating to the indemnification of current and former officers and directors of the Company and its subsidiaries, the provision of tail insurance to such persons and related matters and (ii) the right of the Company stockholders to receive the merger consideration and the holders of Company stock options and Company restricted stock to receive the payments which they have the right to receive pursuant to the merger agreement as described under “—Directors’ and Officers’ Indemnification and Insurance” beginning on page [●] and “—Treatment of Company Stock Options and Company Restricted Stock” beginning on page [●].

Specific Performance

The parties agreed in the merger agreement that irreparable damage would occur and the parties would not have any adequate remedy at law in the event that any provision of the merger agreement were not performed in accordance with its specific terms or is otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. Accordingly, each of the parties to the merger agreement agreed that, without posting a bond or other undertaking, each of the parties to the merger agreement is entitled to injunctive or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof in the courts in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of the merger agreement, no party will allege, and each party waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agreed that (a) by seeking any remedy summarized in this section, a party will not in any respect waive its right to seek any other form of relief that may be available to such party under the merger agreement and (b) nothing summarized in this section requires any party to institute any action for (or limit such party’s right to institute any action for) specific performance before exercising any other right under the merger agreement. If, prior to the outside termination date, any party brings any action in accordance with the merger agreement to specifically enforce the performance of the terms and provisions of the merger agreement against any other party, the outside termination date will be automatically extended (i) for the period during which such action is pending, plus 10 business days or (ii) by such other time period established by the court presiding over such action on good cause shown, as the case may be.

Representations and Warranties

The merger agreement contains certain customary representations and warranties. Each of the Company and Parent has made representations and warranties regarding, among other things:

•	organization and standing;

•	corporate power and authority with respect to the execution, delivery and performance of the merger agreement and the statutory merger agreement, and the due and valid execution and delivery and enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents, contracts and applicable laws;

•	required regulatory filings and consents and approvals of governmental authorities;

•	compliance with applicable laws;

•	absence of certain litigation;

•	financial statements;

•	brokers’ fees payable in connection with the transactions contemplated by the merger agreement.

Additional representations and warranties made only by the Company relate to:

•	capital structure;

•	ownership of subsidiaries;

•	Company board of directors recommendation and approval;

•	requisite stockholder approval;

•	SEC documents, financial statements and internal controls and disclosure controls and procedures;

•	absence of undisclosed liabilities;

•	absence of any Company material adverse effect since December 31, 2016;

•	possession of, and compliance with, permits;

•	actuarial reports

•	tax matters;

•	benefits matters and ERISA compliance;

•	labor relations;

•	intellectual property;

•	insurance coverage;

•	real property;

•	environmental matters;

•	inapplicability of takeover statutes;

•	material contracts;

•	insurance subsidiaries;

•	statutory statements and examinations;

•	opinion from financial advisor; and

•	related party transactions.

Certain additional representations and warranties made only by Parent and Merger Sub relate to:

•	Merger Sub’s ownership and operations;

•	available funds; and

•	stock ownership in the Company.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to, among other things:

•	preparation by the Company of this proxy statement;

•	confidentiality and access by Parent to certain information about the Company;

•	consultation between the Company and Parent in connection with public statements with respect to the transactions contemplated by the merger agreement;

•	causing to be exempt under Rule 16b-2 promulgated under the Exchange Act, dispositions of the Company equity securities (including derivative securities) pursuant to the transactions contemplated by the merger agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act;

•	the Company notifying Parent of any stockholder litigation relating to the transactions contemplated by the merger agreement, and the Company giving Parent the opportunity to participate in , but not control, the defense of any stockholder litigation against the Company or its directors relating to the merger agreement and the transactions contemplated by the merger agreement and the Company not settling any such action without the prior written consent of Parent; and

•	Parent and the Company using their respective reasonable best efforts to cause the Company’s securities to be delisted from the NASDAQ and deregistered under the Exchange Act as soon as reasonably practicable following the effective time.

Governing Law; Consent to Jurisdiction

The merger agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to the merger agreement or the negotiation, execution or performance of the merger agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with the merger agreement) will be governed by and construed in accordance with the laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

All actions and proceedings arising out of or relating to the merger agreement, including its negotiation, execution or performance, will be held and determined in the courts of the State of Delaware or the federal courts of the United States of America located in the State of Delaware.

THE VOTING AGREEMENTS

The following describes the material provisions of the voting agreements, copies of which are included as Annexes C and D to this proxy statement and incorporated by reference herein. The summary of the material provisions of the voting agreements below and elsewhere in this proxy statement is qualified in its entirety by reference to the voting agreements. This summary does not purport to be complete and may not contain all of the information about the voting agreements that is important to you. State National encourages you to read carefully the voting agreements in their entirety before making any decisions regarding the merger.

Voting

Pursuant to the voting agreement, CF SNC Investors LP and certain individuals and trustees of certain trusts held for the benefit of certain members of the Ledbetter family (which we refer to, collectively, as the “supporting stockholders”) have agreed to vote all of their Company shares (which we refer to as the “subject stock”):

•	in favor of the merger proposal;

•	against any extraordinary corporate transaction (other than the merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, or sale or transfer of all or substantially all of the assets or securities of the Company or any of its subsidiaries;

•	against any amendment of the Company’s certificate of incorporation or bylaws other than as contemplated by the merger agreement;

•	against any other proposal, action or transaction involving the Company or any of its subsidiaries, which amendment or other proposal, action or transaction would frustrate, impede, prevent or nullify the merger or the merger agreement;

•	against any extraordinary dividend, distribution or recapitalization by the Company or change in capital structure of the Company (other than pursuant to the merger agreement); and

•	against any takeover proposal.

Irrevocable Proxy

Each supporting stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the subject stock. Each supporting stockholder appointed Parent and any designee of Parent, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution to vote such stockholder’s subject stock at the special meeting or at any other meeting of the holders of Company common stock called to consider the adoption of the merger agreement and the merger; provided, that the proxy and power of attorney granted by such stockholder is effective if, and only if, such stockholder has not delivered to the Company at least 3 business days prior to such meeting, a duly executed proxy card voting such stockholder’s subject stock in favor of adopting the merger agreement and the merger and has not revoked such duly executed proxy card. The proxy and power of attorney granted by each supporting stockholder is irrevocable.

Termination

The voting agreements will automatically terminate at the earliest of:

•	the outside termination date;

•	the effective time;

•	the termination of the merger agreement in accordance with its terms;

•	with respect to any supporting stockholder, the entry by Parent, the Company and Merger Sub into any amendment, modification or waiver to the merger agreement without the prior written consent of such supporting stockholder that:

○	results in a decrease in the merger consideration payable to holders of Company common stock;

○	results in a change in the type of consideration payable;

○	provides for or otherwise results in disparate treatment of such stockholder vis-a-vis the other stockholders of the Company with regard to the merger consideration; or

○	extends the outside termination date, adds any conditions to closing in exercisable by Parent or adds any termination rights under the merger agreement in favor of Parent (we refer to any such amendment, modification or waiver as an “excluded amendment”); or

•	with respect to any supporting stockholder, the mutual written agreement of such supporting stockholder and Parent.

Transfer Restrictions; Other Proxies

The voting agreements provide that each of the supporting stockholders will not, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of (which we refer to as a “transfer”) or enter into any contract, option or other arrangement or understanding with respect to the transfer of any subject stock (or other equity securities of the Company) to any person other than:

•	with respect to any supporting stockholder who is an individual acting in his or her individual capacity, to any immediate family member of such individual or any trust for the benefit of such immediate family member or to any lineal ascendants or descendants of the individual supporting stockholder pursuant to the laws of descent and distribution;

•	with respect to a supporting stockholder that is not an individual, to any affiliate; or

•	with respect to a supporting stockholder that is a trustee of a trust, to any trustee or beneficiary to such trust, and, in the case of any of these sub-bullets, the applicable transferee executes a joinder that is reasonably satisfactory to Parent.

Waiver of Appraisal and Dissenter’s Rights

In the voting agreements, the supporting stockholders waive any rights of appraisal or rights to dissent from the merger that such supporting stockholders may have under Delaware law.

Governing Law

The voting agreements are governed by and construed in accordance with the laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

No Solicitation

During the term of its voting agreement, CF SNC Investors LP agreed not to take any action that would be prohibited by the covenants described under “—No Solicitation of Takeover Proposals” if the supporting stockholder were a representative of the Company, provided that CF SNC Investors LP may enter into any binding definitive agreement with respect to a superior proposal concurrently with the Company terminating the merger agreement in accordance with its terms and entering into such an agreement with respect to such superior proposal.

MARKET PRICE OF COMPANY COMMON STOCK

Our shares are quoted on NASDAQ under the ticker symbol “SNC.” The following table shows the intraday high and low prices for the Company common stock and cash dividends per share, for the periods indicated as reported by NASDAQ. These prices do not necessarily represent actual transactions.

	State National Companies, Inc.
	High		Low		Dividend
Fiscal 2017
First Quarter		$14.64		$12.00		$0.06
Second Quarter		$18.55		$14.11		$0.06
Third Quarter (through August [●], 2017)	$	[●]	$	[●]	$	[●]

Fiscal 2016
First Quarter		$13.26		$9.05		$0.06
Second Quarter		$12.83		$9.91		$0.06
Third Quarter		$11.38		$9.90		$0.06
Fourth Quarter		$14.45		$10.09		$0.06

Fiscal 2015
Third Quarter		$10.94		$8.25		$0.06
Fourth Quarter		$10.48		$8.33		$0.06

On May 18, 2017, the last full trading day prior to published market speculation regarding a potential sale of the Company, and July 25, 2017, the last reported sales price of the Company shares, as reported by NASDAQ, was $15.38 and $19.67, respectively. The Company stockholders are encouraged to obtain current market quotations for Company common stock before making any decision with respect to the merger. No assurance can be given concerning the market price for Company common stock before or after the date on which the merger will close. The market price for Company common stock will fluctuate between the date of this proxy statement and the date on which the merger closes and thereafter.

As of [●] [●], 2017, there were approximately [●] holders of record of Company common stock. This does not represent the actual number of beneficial owners of Company common stock because shares are frequently held in “street names” by securities dealers and others for the benefit of beneficial owners who may vote Company common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS

Security Ownership of 5% Owners

The following table sets forth information as of August 23, 2017, with respect to the beneficial ownership of issued and outstanding shares of Company common stock by each person known by us to beneficially own 5% or more of the issued and outstanding shares of Company common stock. As defined by the SEC, a person is deemed to “beneficially own” shares if such person directly or indirectly has voting power or investment power over the shares, including if such person (i) has or shares the power to vote or dispose of such shares, regardless of whether such person has any pecuniary interest in the shares or (ii) has the right to acquire the power to vote or dispose of such shares within 60 days, including through the exercise of any option, warrant, or right. Pursuant to Rule 13d-4 under the Exchange Act, the statements concerning voting and dispositive power concerning shares included in the footnotes to this table shall not be construed as confirmation that such persons are the beneficial owners of such shares.

Name and Address of Beneficial Owner(1)	Number of Shares and Nature of Beneficial Ownership	Percent of Class (%)
Terry L. Ledbetter, Sr.(2)	7,438,692	17.0
Reta Laurie Ledbetter(2)	5,495,462	13.0
Bradford Luke Ledbetter(3)	5,926,071	14.0
Terry L. Ledbetter, Jr.(4)	4,960,152	11.8
Centerbridge Credit Partners, L.P.(5)	4,145,000	9.8
Fortress Investment Group LLC(6)	3,500,000	8.3

(1)	Unless otherwise stated, the address for each beneficial owner is c/o State National Companies, Inc., 1900 L. Don Dodson Drive, Bedford, Texas 76021.

(2)	Represents 5,495,462 shares of Company common stock beneficially owned by each of Terry Ledbetter and Reta Laurie Ledbetter, consisting of the following: (i) 4,195,582 shares held by The Terry Lee Ledbetter and Reta Laurie Ledbetter 2000 Revocable Trust over which Terry Ledbetter and Reta Laurie Ledbetter share voting and dispositive power; and (ii) 1,299,880 shares held by a foundation over which Terry Ledbetter and Reta Laurie Ledbetter share voting and dispositive power. In addition, Terry Ledbetter reported that he owns (A) 147,161 shares of Company common stock individually, over which he has sole voting and dispositive power; (B) 322,736 shares of restricted common stock, over which he has sole voting power; and (C) 1,473,333 shares of Company common stock that he has the right to acquire upon the exercise of options, over which, upon acquisition, he would have sole voting and dispositive power. Terry Ledbetter and Reta Laurie Ledbetter are married.

(3)

Represents 5,926,071 shares of Company common stock beneficially owned by Bradford Luke Ledbetter (“Luke Ledbetter”), consisting of the following: (i) 12,571 shares held by Luke Ledbetter individually, over which he has sole voting and dispositive power; (ii) 20,328 shares of restricted common stock, over which he has sole voting power; (iii) 284,900 shares of Company common stock that he has the right to acquire upon the exercise of options, over which, upon acquisition, he would have sole voting and dispositive power; (iv) 648,120 shares held by the Bradford Luke Ledbetter 1999 Grantor Trust No. 2 for which he serves as co-trustee with Lonnie K. “Trace” Ledbetter, III, with whom he shares voting and dispositive power over such shares; (v) 3,499,476 shares held by the following trusts for which he serves as co-trustee with Terry L. Ledbetter, Jr. (“Terry Ledbetter, Jr.”), with whom he shares voting power over such shares and with whom, together with an independent trustee, he shares dispositive power over such shares: (A) 986,794 shares held by the Bradford Luke Ledbetter 2006 Grantor Trust No. 2; (B) 910,432 shares held by the Bradford Luke Ledbetter 2010 Grantor Trust No. 2; (C) 996,540 shares held by the Terry Lee Ledbetter, Jr. 2006 Grantor Trust No. 2; and (D) 605,710 shares held by the Terry Lee Ledbetter, Jr. 2010 Grantor Trust No. 2; (vi) 601,344 shares held by the Terry Lee Ledbetter, Jr. 1999 Grantor Trust No. 2 for which he serves as co-trustee with Terry Ledbetter, Jr., with whom he shares voting and dispositive power over such shares; and (vii) 859,332 shares held by The Ledbetter Family and Charitable Irrevocable 2012 Trust for which he serves as sole trustee and has sole voting and dispositive power over such shares.

(4)	In a Schedule 13D/A filed with the SEC on August 1, 2017, Terry Ledbetter, Jr. reported that he beneficially owned 4,960,152 shares of Company common stock, consisting of the following: (i) 601,344 shares held by the Terry Lee Ledbetter, Jr. 1999 Grantor Trust No. 2 for which Terry Ledbetter, Jr. serves as co-trustee with Luke Ledbetter, with whom he shares voting and dispositive power over such shares; (ii) 3,499,476 shares held by the following trusts for which Terry Ledbetter, Jr. serves as co-trustee with Luke Ledbetter, with whom he shares voting power and with whom, together with an independent trustee, he shares dispositive power over such shares: (A) 996,540 shares held by the Terry Lee Ledbetter, Jr. 2006 Grantor Trust No. 2; (B) 605,710 shares held by the Terry Lee Ledbetter, Jr. 2010 Grantor Trust No. 2; (C) 986,794 shares held by the Bradford Luke Ledbetter 2006 Grantor Trust No. 2; and (D) 910,432 shares held by the Bradford Luke Ledbetter 2010 Grantor Trust No. 2; and (iii) 859,332 shares held by The Ledbetter Descendants Irrevocable 2012 Trust for which Terry Ledbetter, Jr. serves as sole trustee and has sole voting and dispositive power over such shares.

(5)	Based on a Schedule 13G/A filed with the SEC on February 16, 2016, includes the following: (i) 1,084,599 shares of Company common stock held by Centerbridge Credit Partners, L.P. (“CCP”); (ii) 1,957,783 shares of Company common stock held by Centerbridge Credit Partners Master, L.P. (“CCPM”); and (iii) 1,102,618 shares of Company common stock held by Centerbridge Special Credit Partners II, L.P. (“CSCP II”). Centerbridge Credit Partners General Partner, L.P. (“CCPGP”) is the general partner of CCP. Centerbridge Credit Partners Offshore General Partner, L.P. (“CCPOGP”) is the general partner of CCPM. Centerbridge Credit Cayman GP, Ltd. is the general partner of CCPGP and CCPOGP. Centerbridge Special Credit Partners General Partner II, L.P. (“CSCPGP II”) is the general partner of CSCP II. CSCP II Cayman GP Ltd. is the general partner of CSCPGP II. Mark. T. Gallogly and Jeffrey H. Aronson, indirectly, through various intermediate entities, control CCPGP, CCPOGP and CSCPGP II. The address of Mr. Gallogly, Mr. Aronson and each entity or individual described in this footnote is c/o Centerbridge Partners, L.P., 375 Park Avenue, 12th Floor, New York, New York 10152.

(6)	Based on a Schedule 13G filed with the SEC on February 17, 2015, represents shares of Company common stock held by CF SNC Investors LP for which voting and dispositive power is shared by the following persons: (i) CF SNC GP LLC is the general partner of CF SNC Investors LP, the membership interests of which are held by funds whose general partners’ membership interests are held by Hybrid GP Holdings LLC; (ii) FIG LLC owns the membership interests of the investment advisers and funds holding the membership interests in CF SNC GP LLC; (iii) Fortress Operating Entity I LP (“FOE I”) is the managing member of Hybrid GP Holdings LLC and holder of all the membership interests of FIG LLC; and (iv) FIG Corp. is the general partner of FOE I and is wholly-owned by Fortress Investment Group LLC. The address of Fortress Investment Group LLC is 1345 Avenue of the Americas, New York, New York 10105.

Security Ownership of Directors and Executive Officers

The following table sets forth information as of [●] [●], 2017, with respect to the beneficial ownership of issued and outstanding shares of Company common stock of the Company’s directors, named executive officers and its directors and executive officers as a group.

Name of Beneficial Owner(1)	Number of Shares and Nature of Beneficial Ownership(2)		Percent of Class (%)
Gene Becker	40,644	(3)	*
Marsha Cameron	10,644		*
David King	9,644		*
Terry L. Ledbetter, Sr.	7,438,692	(4)	17.0
Fred Reichelt	13,644		*
David Hale	467,160	(5)	*
Matthew Freeman	203,225	(6)
John Pearson	51,387	(7)	*
David Cleff	256,062	(8)	*
All current directors and executive officers as a group (11 persons)	16,211,964	(9)	36.0

*	Percentage represents less than 1% of the total shares of Company common stock outstanding.

(1)	Unless otherwise stated, the address for each beneficial owner is c/o State National Companies, Inc., 1900 L. Don Dodson Drive, Bedford, Texas 76021.

(2)	Beneficial ownership arises from sole voting and dispositive power unless otherwise indicated by footnote.

(3)	Represents (i) 29,000 shares of Company common stock held by the Eugene E. Becker Family Trust over which Eugene Becker serves as co-trustee with his spouse, with whom he shares voting and dispositive power over such shares; (ii) 2,000 shares of Company common stock held by the DaVette D. Becker Family Trust for which Eugene Becker serves as co-trustee with his spouse, with whom he shares voting and dispositive power over such shares; and (iii) 9,644 shares of Company common stock owned by Gene Becker individually, over which he has sole voting and dispositive power.

(4)	Represents 5,495,462 shares of Company common stock beneficially owned by each of Terry Ledbetter and Reta Laurie Ledbetter, consisting of the following: (i) 4,195,582 shares held by The Terry Lee Ledbetter and Reta Laurie Ledbetter 2000 Revocable Trust over which Terry Ledbetter and Reta Laurie Ledbetter share voting and dispositive power; and (ii) 1,299,880 shares held by a foundation over which Terry Ledbetter and Reta Laurie Ledbetter share voting and dispositive power. In addition, Terry Ledbetter reported that he owns (A) 147,161 shares of Company common stock individually, over which he has sole voting and dispositive power; (B) 322,736 shares of restricted common stock, over which he has sole voting power; and (C) 1,473,333 shares of Company common stock that he has the right to acquire upon the exercise of options, over which, upon acquisition, he would have sole voting and dispositive power. Terry Ledbetter and Reta Laurie Ledbetter are married.

(5)	Represents (i) 2,365 shares of Company common stock owned by David Hale individually, over which he has sole voting and dispositive power; (ii) 37,445 shares of restricted common stock owned by David Hale individually, over which he has sole voting power; and (iii) 427,350 shares of Company common stock that David Hale has the right to acquire upon the exercise of options, over which, upon acquisition, he would have sole voting and dispositive power.

(6)	Represents (i) 36,559 shares of restricted common stock owned by Matthew Freeman individually, over which he has sole voting power; and (ii) 166,666 shares of Company common stock that he has the right to acquire upon the exercise of options, over which, upon acquisition, he would have sole voting and dispositive power.

(7)	Represents (i) 1,472 shares of Company common stock owned by John Pearson individually, over which he has sole voting and dispositive power; (ii) 21,427 shares of restricted common stock owned by John Pearson individually, over which he has sole voting power; and (iii) 28,488 shares of Company common stock that John Pearson has the right to acquire upon the exercise of options, over which, upon acquisition, he would have sole voting and dispositive power.

(8)	Represents (i) 2,022 shares of Company common stock owned by David Cleff individually, over which he has sole voting and dispositive power; (ii) 31,043 shares of restricted common stock owned by David Cleff individually, over which he has sole voting power; and (iii) 222,062 shares of Company common stock that David Cleff has the right to acquire upon the exercise of options, over which, upon acquisition, he would have sole voting and dispositive power.

(9)	Includes an aggregate of 2,380,739 shares of Company common stock that all current directors and named executive officers as a group have the right to acquire upon the exercise of options. Also includes 7,720,862 shares beneficially owned by two other executive officers (569,800 of which such executive officers have the right to acquire upon the exercise of options).

There are no arrangements, known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company, other than the merger agreement between the Company and Parent (see “Business—Overview” in Item 1 of Part I of State National’s Annual Report on Form 10-K filed on March 14, 2017).

APPRAISAL RIGHTS

If the merger is completed, under Section 262 of the DGCL, holders of record of Company common stock who do not vote in favor of the proposal to adopt the merger agreement, who properly demand appraisal of their shares, who do not withdraw such demand or otherwise waive or lose their right to appraisal and who otherwise comply with the requirements for perfecting and preserving their appraisal rights under Section 262 of the DGCL will be entitled to receive, in lieu of the merger consideration, payment in cash for the fair value of their shares of Company common stock (as of the effective time of the merger exclusive of any element of value arising from the accomplishment or expectation of the merger) as determined by the Delaware Court of Chancery in an appraisal proceeding, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must strictly comply with the provisions of Section 262 of the DGCL in order to perfect and preserve their rights. Failure to strictly comply with the procedures specified in Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights under the DGCL.

The following is intended as a brief summary of the law pertaining to appraisal rights under the DGCL. The following, however, is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached as Annex E to this proxy statement.

Under Section 262 of the DGCL, when a merger is submitted for adoption at a meeting of stockholders, the corporation must notify each of its stockholders entitled to appraisal rights that appraisal rights are available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger and the full text of Section 262 of the DGCL is attached to this proxy statement as Annex E.

Stockholders who may wish to exercise their appraisal rights or may wish to preserve their right to do so should review carefully the discussion in this section and Annex E in its entirety and should consult with their legal advisor, since failure to timely comply with the procedures set forth therein will result in the loss of such rights. Any stockholder who loses his, her or its appraisal rights will be entitled to receive the $21.00 per share cash merger consideration if such person is a stockholder as of the effective time of the merger.

Stockholders wishing to exercise the right to demand appraisal of their shares of Company common stock under Section 262 of the DGCL must satisfy each of the following conditions:

•	The stockholder must not vote his, her or its shares of Company common stock in favor of the adoption of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, a stockholder who wishes to exercise appraisal rights must provide instructions in any such proxy to vote against the adoption of the merger agreement, or otherwise attend the special meeting and vote against the adoption of the merger agreement, or abstain from voting.

•	As more fully described below, the stockholder must deliver to the Company a written demand for appraisal of his, her or its shares of Company common stock before the vote on the adoption of the merger agreement at the special meeting is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting “AGAINST” or failing to vote “FOR” the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL.

•	The stockholder must hold his, her or its shares of Company common stock, either of record or beneficially, on the date of making the demand for appraisal and must continuously hold such shares from the date of making the demand through the effective date of the merger.

•	The stockholder (or the surviving corporation in the merger) must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of Company common stock within 120 days after the effective date of the merger. The surviving corporation of the merger is under no obligation to file any such petition and has no present intention of doing so. Accordingly, it is the obligation of the stockholder to initiate all necessary action to perfect his, her or its appraisal rights in respect of his, her or its shares of Company common stock within the time prescribed in Section 262 of the DGCL.

If you fail to comply with any of these conditions and the merger is completed and you are a holder of shares of Company common stock as of the effective time of the merger, you will be entitled to receive the $21.00 per share merger consideration for your shares of Company common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Company common stock.

All demands for appraisal must be addressed to State National’s Secretary at State National Companies, Inc., 1900 L. Don Dodson Drive, Bedford, Texas 76021, and must be delivered before the vote on the adoption of the merger agreement is taken at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of Company common stock for which appraisal is demanded.

In addition, the demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand appraisal of his, her or its shares in connection with the merger. To be effective, a demand for appraisal by a holder of Company common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on the stock ledger of the Company and on his, her or its stock certificate(s), if any.

Beneficial owners who do not also hold the shares of Company common stock of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares.

If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares are owned of record jointly by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all joint owners.

An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owners.

A record holder, such as a bank, brokerage firm or other nominee who holds shares as a nominee for several beneficial owners, may exercise appraisal rights with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owners. If you hold your shares of Company common stock in a bank, a brokerage account or other nominee form and wish to exercise appraisal rights, you should consult with your bank or broker or the other nominee to determine the appropriate procedures for the nominee to make a demand for appraisal. A person having a beneficial interest in shares of Company common stock held of record in the name of another person, such as a bank, brokerage firm or other nominee, must act promptly to cause the record holder to properly follow the steps summarized herein and perfect appraisal rights in a timely manner.

Within 10 days after the effective date of the merger, the surviving corporation in the merger will provide notice of the date the merger has become effective to each former stockholder of the Company who has properly demanded an appraisal of their shares of Company common stock under Section 262 of the DGCL and who has not voted in favor of the adoption of the merger agreement. At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal, but who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw the demand and to accept the merger consideration offered pursuant to the merger agreement. Any attempt to withdraw made more than 60 days after the effective date of the merger will require the written approval of the surviving corporation. No appraisal proceeding before the Delaware Court of Chancery as to any stockholder will be dismissed without the approval of the Delaware Court of Chancery, which approval may be conditioned upon any terms the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger as described above. If the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required or, except with respect to a stockholder that withdraws his, her or its right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be greater than, less than, or the same as the value of the merger consideration offered pursuant to the merger agreement.

Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, a service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation or present intention to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the time period and in the manner prescribed in Section 262 of the DGCL could nullify the stockholder’s previously submitted written demand for appraisal.

Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 of the DGCL, or a beneficial owner of shares held either in a voting trust or by a nominee on behalf of such beneficial owner, shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement must be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for appraisal is duly and timely filed by a stockholder, the stockholder must deliver a copy of the petition to the surviving corporation, and the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Delaware Court of Chancery is empowered to conduct a hearing upon the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby. The Register in Chancery, if so ordered by the Delaware Court of Chancery, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on such list at the addresses therein stated. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. The Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of Company common stock eligible for appraisal or the value of the consideration provided in the merger for such total number of shares exceeds $1 million.

After the Delaware Court of Chancery’s determination of the stockholders entitled to appraisal of their shares of Company common stock, an appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Delaware Court of Chancery will determine the fair value of the shares of Company common stock as of the effective time of the merger exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such fair value, with interest, if any, by the surviving corporation to the stockholders entitled thereto. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in section 262 of the DGCL only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving corporation pursuant to Section 262 of the DGCL and who has submitted such stockholder’s stock certificates to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262 of the DGCL.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of shares of Company common stock as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. You should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the merger consideration that you would otherwise be entitled to receive under the terms of the merger agreement. The Company does not anticipate offering greater than the merger consideration to any stockholder who exercises appraisal rights and reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the fair value of the shares of Company common stock is less than the merger consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who has demanded appraisal rights will not, after the effective date of the merger, be entitled to vote such shares for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than dividends or other distributions payable to stockholders of record at a date prior to the effective date of the merger; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms of the merger, either within 60 days after the effective date of the merger of thereafter with the written approval of his, her or its demand for appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration, without interest, for shares of his, her or its Company common stock pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, our stockholders who may wish to pursue appraisal rights should consult their legal advisor. To the extent there are any inconsistencies between the forgoing summary and Section 262 of the DGCL, the DGCL shall govern.

DE-LISTING AND DE-REGISTRATION OF COMPANY COMMON STOCK

If the merger is consummated, the Company common stock will be de-listed from NASDAQ and de-registered under the Exchange Act and we will no longer file periodic reports with the SEC on account of the Company common stock.

CONDUCT OF OUR BUSINESS IF THE MERGER IS NOT COMPLETED

In the event that the merger agreement is not adopted by the Company’s stockholders or if the merger is not completed for any other reason, our stockholders will not receive any consideration from Parent or Merger Sub for their shares of Company common stock. Instead, the Company would remain an independent public company, the Company common stock would continue to be listed and traded on NASDAQ and the Company stockholders would continue to be subject to the same risks and opportunities to which they currently are subject with respect to their ownership of Company common stock. If the merger is not completed, there can be no assurance as to the effect of these risk and opportunities on the future value of our shares, including the risk that the market price of Company common stock may decline to the extent that the current market price of our stock reflects a market assumption that the merger will be completed. If the merger is not completed, our business could be disrupted, including our ability to retain and hire key personnel, potential adverse reactions or changes to our business relationships (due to restrictions on the conduct of our business prior to the completion of the merger or otherwise) and uncertainty surrounding our future plans and prospects.

Pursuant to the merger agreement, under certain circumstances, the Company is permitted to terminate the merger agreement and to accept a superior proposal. See “The Merger Agreement—Termination” beginning on page [●].

Pursuant to the merger agreement, under certain circumstances, if the merger is not completed, the Company may be obligated to pay Parent a termination fee. See “The Merger Agreement—Fees and Expenses” beginning on page [●].

THE SPECIAL MEETING

Date, Time and Place

The special meeting will take place on [●] [●], 2017, starting at [●] [●], local time, at State National’s offices at 1900 L. Don Dodson Drive, Bedford, Texas 76021.

Purposes of the Special Meeting

At the special meeting, State National stockholders will be asked to consider and vote on each of the following proposals:

•	Proposal 1: to adopt the merger agreement;

•	Proposal 2: to approve, on a nonbinding advisory basis, certain compensation that may be paid or become payable to State National’s named executive officers that is based on or otherwise relates to the merger as reported on the Merger-Related Compensation table on page [●] of this proxy statement; and

•	Proposal 3: to approve an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are insufficient votes to approve the merger proposal at the special meeting.

Holders of record of shares of Company common stock as of the close of business on the record date will be entitled to vote on each of the above proposals.

Consummation of the merger is conditioned on, among other things, the approval of Proposal 1 above, but is not conditioned on the approval of Proposal 2 or 3.

The State National board of directors has unanimously (1) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the Company and its stockholders, (2) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and (3) declared its advisability and recommended the adoption by the Company stockholders of the merger agreement, the merger and the other transactions contemplated by the merger agreement. Accordingly, the Company board of directors unanimously recommends that the Company stockholders vote “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.

Record Date

Only holders of record of Company common stock, as shown on State National’s register of members, at the close of business on [●] [●], 2017, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. As of [●] [●], 2017, the record date for the special meeting, there were [●] shares of Company common stock issued and outstanding.

Quorum

The holders of a majority of the voting power of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the special meeting.

Required Vote

The approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Company common stock and entitled to vote on the merger proposal.

The approval of the merger-related compensation proposal requires the affirmative vote of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote.

The approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote.

Voting Securities

Every holder of Company common stock is entitled to one vote in person or by proxy for each share of Company common stock held by such stockholder.

Abstentions and “Broker Non-Votes”

Abstentions will be counted toward the presence of a quorum at the special meeting, but “broker non-votes” will not be counted toward the presence of a quorum at the special meeting.

The approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Company common stock. Accordingly, shares deemed not in attendance at the special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee, and abstentions will have the same effect as voting “AGAINST” the merger proposal.

The approval of the merger-related compensation proposal requires the affirmative vote of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote. Accordingly, abstentions will have the same effect as a vote “AGAINST” the merger-related compensation proposal, but shares deemed not in attendance at the special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee will have no effect on the outcome of the merger-related compensation proposal.

The approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote. Accordingly, abstentions will have the same effect as a vote “AGAINST” the adjournment proposal, but shares deemed not in attendance at the special meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee will have no effect on the outcome of the adjournment proposal.

Revocation of Proxies

Any proxy may be revoked by: (i) delivering a written notice revoking your proxy to the Company’s Secretary at the address above prior to [●]; (ii) delivering a new proxy bearing a date after the date of the proxy being revoked prior to [●]; or (iii) voting in person at the special meeting.

If your shares are held in “street name” by your bank, broker or other nominee, please follow the instructions provided by your bank, broker or other nominee as to how to revoke your previously provided voting instructions.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Alliance Advisors LLC, our proxy solicitor, toll-free at [●] (banks and brokers may call collect at [●]).

PROPOSAL 1—ADOPTION OF THE MERGER AGREEMENT

In this proposal, the Company is asking its stockholders to adopt the merger agreement. Approval of this proposal IS a condition to consummation of the merger.

The Company board of directors has unanimously (1) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the Company and its stockholders, (2) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and (3) declared its advisability and recommended the adoption by the Company stockholders of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Each share of Company common stock issued and outstanding as of the record date will carry the right to vote on this proposal.

The approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Company common stock entitled to vote on the merger proposal.

The Company board of directors unanimously recommends a vote “FOR” Proposal 1.

PROPOSAL 2—APPROVAL OF THE MERGER-RELATED COMPENSATION PROPOSAL

In this proposal, the Company is asking its stockholders to approve, on a nonbinding advisory basis, certain compensation that may be paid or become payable to State National’s named executive officers that is based on or otherwise relates to the merger as reported on the Merger-Related Compensation table on page [●] of this proxy statement. Accordingly, the Company is seeking approval of the following resolution at the special meeting:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, as disclosed in the table in the section of the proxy statement entitled “The Merger—Interests of Certain Persons in the Merger—Merger-Related Compensation,” including the associated narrative discussion, is hereby approved.”

The vote on this proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement and the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to permit further solicitation of proxies if necessary to obtain additional votes in favor of the merger proposal. Accordingly, you may vote “FOR” either or both of the proposals to adopt the merger agreement and the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to permit further solicitation of proxies if necessary to obtain additional votes in favor of the merger proposal and vote “AGAINST” on or “ABSTAIN” from this nonbinding advisory proposal regarding merger-related compensation (and vice versa).

Because your vote is advisory, it will not be binding upon the Company, the State National board of directors, the board’s compensation committee, Parent or any affiliate of Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger agreement is adopted by the stockholders and the merger is completed, the merger-related compensation will still be paid to the Company’s named executive officers to the extent payable in accordance with the terms of such compensation.

The approval of this proposal requires the affirmative vote of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote.

The Company board of directors unanimously recommends a vote “FOR” Proposal 2.

PROPOSAL 3—APPROVAL OF THE ADJOURNMENT PROPOSAL

The special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the merger proposal.

If, at the special meeting, the number of shares of Company common stock present or represented and voting in favor of the merger proposal is insufficient to approve such proposal, the Company intends to move to adjourn the special meeting in order to solicit additional proxies for the approval of the merger proposal. The Company does not intend to call a vote on this proposal if the merger proposal has been approved at the special meeting.

In this proposal, the Company is asking its stockholders to authorize the holder of any proxy solicited by the Company board of directors to vote in favor of granting discretionary authority to proxy holders, and each of them individually, to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the Company stockholders approve this adjournment proposal, the Company could adjourn the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from the Company stockholders who have previously voted.

Each share of Company common stock issued and outstanding as of the record date will carry the right to vote on this proposal.

The approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote.

The Company board of directors unanimously recommends a vote “FOR” Proposal 3.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the U.S. federal income tax considerations generally applicable to holders of Company common stock who exchange such stock for cash pursuant to the merger. This discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders of the Company. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial authorities, published positions of the U.S. Internal Revenue Service (the “IRS”) and other applicable authorities, all as currently in effect on the date of this proxy statement and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion applies only to holders that hold their Company common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, assets held for investment). This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a particular stockholder in light of such stockholder’s particular circumstances, or to stockholders that are subject to special treatment under U.S. federal income tax laws, such as:

•	financial institutions;

•	mutual funds;

•	tax-exempt organizations (including private foundations);

•	insurance companies;

•	regulated investment companies and real estate investment trusts;

•	S corporations, partnerships or other arrangements treated partnerships or pass-through entities (and investors or partners in such entities);

•	dealers in securities or currencies;

•	traders in securities who elect the mark-to-market method of accounting for their securities;

•	certain former citizens or long-term residents of the United States;

•	stockholders that hold their Company common stock as part of a “hedging,” “straddle,” “conversion transaction” or other integrated transaction;

•	stockholders who acquired their Company common stock pursuant to the exercise of employee stock options or otherwise in connection with the performance of services;

•	stockholders who have a functional currency other than the U.S. dollar;

•	stockholders who are subject to the alternative minimum tax;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	stockholders who own, directly, indirectly or constructively, 5% or more of the outstanding shares of Company common stock;

•	Parent and any of its affiliates; and

•	stockholders who exercise their appraisal rights.

This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum or Medicare contribution tax considerations.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company common stock that is (i) a citizen or an individual who is a resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust that (A) is subject to the primary supervision of a court within the United States and the authority of one or more U.S. persons to control all substantial decisions of the trust or (B) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of Company common stock that is not a U.S. holder and is not a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes).

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a Company stockholder, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding Company common stock and the partners therein should consult their tax advisors with respect to the tax consequences of the merger.

Because this discussion is intended to be a general summary only and individual circumstances may differ, each Company stockholder should consult its tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the merger on a beneficial holder of Company common stock, including the application and effect of the alternative minimum tax and any state, local and non-U.S. tax laws and of changes in such laws.

Tax Consequences to U.S. Holders

The exchange of shares of Company common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder who exchanges shares of Company common stock for cash pursuant to the merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the cash received and the U.S. holder’s adjusted tax basis in the Company common stock exchanged therefor. If a U.S. holder acquired different blocks of Company common stock at different times and different prices, such U.S. holder must determine its, his or her gain or loss, adjusted tax basis and holding period separately with respect to each block of Company common stock. Such gain or loss will generally be long-term capital gain or loss provided that a U.S. holder’s holding period for such Company common stock exceeds one year at the time of consummation of the merger. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Tax Consequences to Non-U.S. Holders

Subject to the discussion under “Backup Withholding and Information Reporting” below, a non-U.S. holder who receives cash in exchange for shares of Company common stock pursuant to the merger will not be subject to U.S. federal income tax on any gain recognized on a disposition of such shares unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. In such cases, the gain will be capital gain generally subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (unless an applicable income tax treaty provides otherwise) and, if the non-U.S. holder is a foreign corporation, may also be subject to a “branch profits tax” of 30% (or such lower rate as may be specified by an applicable income tax treaty);

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met. In such cases, except as otherwise provided by an applicable income tax treaty, the gain (which may be offset by U.S. source capital losses recognized in the same taxable year) generally will be subject to a flat 30% U.S. federal income tax; or

•	the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of Company common stock at any time during the five years preceding the merger, and the Company was a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the merger and the non-U.S. holder’s holding period with respect to Company common stock. We do not believe that the Company is, or has been during the five years preceding the merger, a United States real property holding corporation for U.S. federal income tax purposes.

Non-U.S. holders should consult their tax advisors regarding the tax consequences to them of the merger.

Backup Withholding and Information Reporting

Cash payments made pursuant to the merger will be reported to holders of shares of Company common stock and to the IRS to the extent required by the Code and applicable Treasury Regulations promulgated thereunder. Under the Code, a U.S. holder (other than a corporation or other exempt recipient) may be subject, under certain circumstances, to information reporting on the cash received in the merger. A stockholder whose shares of Company common stock are exchanged for cash pursuant to the merger may also be subject to backup withholding (currently at a rate of 28%) unless certain information is provided to the applicable withholding agent or an exemption applies.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a stockholder’s federal income tax liability provided that the required information is timely furnished to the IRS. Stockholders should consult their tax advisors regarding the application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

The U.S. federal income tax considerations described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances and the application of state, local and non-U.S. tax laws.

STOCKHOLDER PROPOSALS

If the merger is consummated, the Company will not have public stockholders and there will be no public participation in any future meeting of the stockholders of the Company. However, if the merger is not consummated, the Company expects to hold its 2018 annual meeting of stockholders.

Stockholder proposals intended to be included in the Company’s proxy statement and form of proxy relating to, and to be presented at, the Company’s annual meeting of stockholders to be held in 2018 must be received by the Company on or before December 8, 2017 in accordance with Rule 14a-8 promulgated under the Exchange Act. If a stockholder intends to present a proposal or nominate a candidate for election as a director at the 2018 annual meeting of stockholders but does not seek inclusion of the matter in the Company’s proxy statement for that meeting, such shareholder must deliver written notice of the proposal or nomination in accordance with the requirements of the Company’s bylaws. Generally, such proposals and nominations must be delivered between January 18, 2018 and February 17, 2018. All proposals or notices should be directed to the Secretary of the Company at 1900 L. Don Dodson Drive, Bedford, Texas 76021.

Company stockholders may also make proposals, including director nominations, that are not intended to be included in the Company’s proxy statement for the 2018 annual general meeting so long as the proposals comply with its bylaws. Under the Company bylaws, stockholder nominations and proposals may be voted on at an annual general meeting of stockholders only if the nominations and proposals are made pursuant to written notice timely given to the Company’s Secretary and accompanied by certain information as described in its bylaws.

To be timely, a stockholder’s written notice must be delivered to the Company’s Secretary no earlier than January 18, 2018 and no later than February 17, 2018.

HOUSEHOLDING OF THE PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless stockholders have notified the company whose Company common stock they hold of their desire to receive multiple copies of this proxy statement. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of this proxy statement and wish to receive only one, please contact the Company at the address identified below. The Company will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Company at its address below.

WHERE YOU CAN FIND MORE INFORMATION

State National files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information that State National files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at +1 (800) SEC-0330 for further information on the operation of the public reference room. These SEC filings are also available to the public from the Internet website maintained by the SEC at www.sec.gov.

If you are a State National stockholder, some of the documents previously filed with the SEC may have been sent to you, but you can also obtain any of them through State National, the SEC or the SEC’s Internet website as described above. Documents filed with the SEC are available from State National without charge, excluding all exhibits, except that, if State National has specifically incorporated by reference an exhibit in this proxy statement, the exhibit will also be provided without charge.

You may obtain documents filed by State National with the SEC by requesting them in writing or by telephone from the following addresses:

State National Companies, Inc.

Attention: Secretary

1900 L. Don Dodson Drive

Bedford, Texas 76021

(817) 265-2000

If you would like to request documents, in order to ensure timely delivery, you must do so at least five business days before the date of the applicable special meeting. This means you must request this information no later than [●] [●], 2017 if you are a State National stockholder. State National will mail promptly requested documents to requesting stockholders by first-class mail, or another equally prompt means.

You can also get more information by visiting State National’s website at www.statenational.com.

Materials from this website and other websites mentioned in this proxy statement are not incorporated by reference into this proxy statement. If you are viewing this proxy statement in electronic format, each of the URLs mentioned in this proxy statement is an active textual reference only.

The SEC allows State National to “incorporate by reference” information in this proxy statement, which means that State National can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information included directly in this proxy statement.

The documents listed below that State National has previously filed with the SEC are incorporated by reference into this proxy statement. They contain important business and financial information about State National:

Annual Report on Form 10-K	For the fiscal year ended December 31, 2016, filed with the SEC on March 14, 2017.

Quarterly Reports on Form 10-Q	For the quarter ended March 31, 2017, filed with the SEC on May 10, 2017 and for the quarter ended June 30, 2017, filed with the SEC on August 8, 2017.

Current Reports on Form 8-K	Filed with the SEC on May 22, 2017 and July 26, 2017.

Definitive Proxy Statement	Filed with the SEC on April 7, 2017.

State National also hereby incorporates by reference any additional documents that State National may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement to the date of the special meeting. Nothing in this proxy statement shall be deemed to incorporate information furnished but not filed with the SEC.

The Company has supplied all of the information contained or incorporated by reference into this proxy statement relating to the Company, and Parent has supplied all of the information contained in this proxy statement relating to Parent and Merger Sub.

In the event of conflicting information in this proxy statement in comparison to any document incorporated by reference into this proxy statement, or among documents incorporated by reference, the information in the latest filed document controls.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT IN DECIDING HOW TO VOTE YOUR STATE NATIONAL SHARES. STATE NATIONAL HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [●] [●], 2017. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STATE NATIONAL STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

This proxy statement contains a description of the representations and warranties that State National, on the one hand, and Markel and Merger Sub, on the other hand, have made to the other in the merger agreement. Representations and warranties made by the applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as Annexes to this proxy statement or are incorporated by reference into this proxy statement. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding State National, Markel and Merger Sub or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this proxy statement or incorporated by reference into this proxy statement.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

MARKEL CORPORATION,

MARKELVERICK CORPORATION

and

STATE NATIONAL COMPANIES, INC.

Dated as of July 26, 2017

A-i

A-ii

A-iii

EXHIBITS

Exhibit A	Surviving Corporation Certificate of Incorporation
Exhibit B	Surviving Corporation Bylaws

SCHEDULES
Schedule I	Governmental Consents

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (together with all annexes, letters, schedules and exhibits hereto, this “Agreement”), dated as of July 26, 2017, is by and among Markel Corporation, a Virginia corporation (“Parent”), Markelverick Corporation, a Delaware corporation and wholly-owned direct subsidiary of Parent (“Merger Sub”), and State National Companies, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company and Merger Sub each has determined that it is advisable, fair to and in the best interests of its respective stockholders to effect a merger (the “Merger”) of Merger Sub with and into the Company pursuant to the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) shall be converted into the right to receive cash, as set forth herein, all upon the terms and subject to the conditions of this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has unanimously adopted resolutions (i) determining that this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company and its stockholders (the “Company Stockholders”), (ii) approving this Agreement, the Merger and the other transactions contemplated hereby and (iii) declaring its advisability and recommending the adoption by the Company Stockholders of this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, concurrently with the execution of this Agreement and as a material inducement to Parent and Merger Sub, each of the Supporting Stockholders is entering into a Voting Agreement with Parent (collectively, the “Voting Agreements”);

WHEREAS, the Board of Directors of Merger Sub has adopted resolutions (i) determining that this Agreement, the Merger and the other transactions contemplated hereby are at a price and on terms that are fair to, advisable and in the best interests of Merger Sub and its sole stockholder, (ii) approving this Agreement, the Merger and the other transactions contemplated hereby and (iii) declaring its advisability and recommending the adoption by its sole stockholder of this Agreement, the Merger and the other transactions contemplated hereby; and

WHEREAS, the Board of Directors of Parent, and Parent, as the sole stockholder of Merger Sub, in each case has adopted this Agreement, the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01    Definitions.  The following terms shall have the respective meanings set forth below throughout this Agreement:

“Action” means any action, suit or proceeding by or before any Governmental Authority.

“Adverse Recommendation Change” has the meaning set forth in Section 6.06(b).

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the Preamble.

“Appraisal Shares” means Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies with, the provisions of Section 262 of the DGCL.

“Benefit Plan” has the meaning set forth in Section 4.18(a).

“Book-Entry Share” means each entry in the books of the Company (or its transfer agent) representing uncertificated Shares.

“Burdensome Condition” has the meaning set forth in Section 6.03(c).

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by Law or executive order to be closed.

“Certificate” means each certificate representing one or more Shares or, in the case of uncertificated Shares, each Book-Entry Share.

“Certificate of Merger” means the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the DGCL.

“Certification Date” has the meaning set forth in Section 6.05.

“Change in Circumstance” means any material event or development or material change in circumstance that occurs on or after the date hereof with respect to the Company or its Subsidiaries that does not relate to a Takeover Proposal and was not known to or reasonably foreseeable by the Company Board of Directors prior to the date hereof.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company 10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (together with any amendments thereto filed with the SEC and publicly available on the SEC’s EDGAR website at least two (2) Business Days prior to the date of this Agreement).

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2016 and the footnotes thereto set forth in the Company 10-K.

“Company Board of Directors” has the meaning set forth in the Recitals.

“Company Bylaws” means the Amended and Restated Bylaws of the Company as amended and restated and as in effect as of the date hereof.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company as amended and restated and as in effect as of the date hereof.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Letter” means the Company Disclosure Letter dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.

“Company Employee” has the meaning set forth in Section 6.08(a).

“Company Equity Plan” means the Company’s 2014 Long-Term Incentive Plan.

“Company Financial Statements” means all of the financial statements of the Company and its Subsidiaries included in the Company Reports.

“Company Insurance Subsidiary” has the meaning set forth in Section 4.11.

“Company Lease” means any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Material Adverse Effect” means any change, event, effect or circumstance that has a material adverse effect on the financial condition or results of operations of the

Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following changes, events, effects or circumstances, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change, event, effect or circumstance that results from changes affecting the property and casualty insurance, insurance fronting or collateral protection industries, or the United States economy, or from changes affecting worldwide economic or capital market conditions, (b) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenues, earnings or other financial performance or results of operations for any period, in and of itself (but not the underlying cause thereof), or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations or any change in the price or trading volume of the Company Common Stock, in and of itself (but not the underlying cause thereof), (c) other than in respect of Section 4.05 and Section 4.18(e) (and Section 7.02(a) solely as it relates to Section 4.05 and Section 4.18(e)), any change, event, effect or circumstance arising out of the announcement of this Agreement and the transactions contemplated hereby or the pendency of the Merger or the identity of the parties to this Agreement, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, agents, policyholders, partners, counterparties or employees of the Company and its Subsidiaries (provided, that actions taken by the Company and its Subsidiaries in the ordinary course of business in accordance with the terms of Section 6.01(x)(1) shall not be excluded for purposes of the exclusion in this clause (c) solely by reason of the covenant set forth in Section 6.01(x)(1)), (d) other than in respect of Section 4.05 and Section 4.18(e) (and Section 7.02(a) solely as it relates to Section 4.05 and Section 4.18(e)), any actions expressly contemplated or permitted to be taken or omitted to be taken by this Agreement to obtain any consent, approval, authorization or waiver under applicable Law in connection with the Merger and the other transactions contemplated by this Agreement, (e) any changes in global or national political conditions (including the outbreak or escalation of war, military action, sabotage or acts of terrorism) or changes due to any pandemic, man-made disaster, natural disaster or other act of nature, (f) other than in respect of Section 4.05 and Section 4.18(e) (and Section 7.02(a) solely as it relates to Section 4.05 and Section 4.18(e)), the entering into and performance of this Agreement and the transactions contemplated hereby in accordance with the terms of this Agreement, including compliance with the covenants set forth herein, or any action taken or omitted to be taken by the Company at the request or with the prior written consent of Parent or Merger Sub (provided, that actions taken by the Company and its Subsidiaries in the ordinary course of business in accordance with the terms of Section 6.01(x)(1) shall not be excluded for purposes of the exclusion in this clause (f) solely by reason of the covenant set forth in Section 6.01(x)(1)), (g) the effects of any breach, violation or non-performance of any provision of this Agreement by Parent or any of its Affiliates, (h) changes in or adoption of any applicable Laws or regulations or applicable accounting regulations or principles or interpretations thereof by any Governmental Authority (including, changes in GAAP or in SAP prescribed or permitted by the applicable insurance regulatory authorities and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board), (i) any Action

initiated or threatened on or after the date hereof against the Company, any of its Affiliates or any of their respective directors or officers arising out of this Agreement or the transactions contemplated hereby, (j) changes in the value of the investment assets owned by a Company Insurance Subsidiary, (k) any change or development in the credit, financial strength or other rating by any rating agency of the Company, any of its Subsidiaries, its outstanding debt or any other Person (but not the underlying cause thereof), or (l) any item set forth in the Company Disclosure Letter (but for the avoidance of doubt, not any effects with respect to such items after the date hereof); provided, however, that with respect to clauses (a), (e) and (h), such changes, events, effects or circumstances may be taken into account in determining whether a Company Material Adverse Effect has occurred if and only to the extent they disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Company and its Subsidiaries operate. For the avoidance of doubt, any actions required to be taken (or refrain from being taken) or any agreement required to be entered into or any other concession required to be made pursuant to Section 6.03, together with any effects relating thereto, shall be permitted to be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect for purposes of the definition of Burdensome Condition.

“Company Permits” means all authorizations, licenses, permits, certificates, approvals and orders of all Governmental Authorities necessary for the lawful conduct of the businesses of the Company and its Subsidiaries.

“Company Reports” means all forms, reports, statements, information, registration statements and other documents (as supplemented and amended since the time of filing or furnishing) filed or furnished or required to be filed or furnished by the Company with the SEC since December 31, 2015.

“Company Required Vote” means the affirmative vote of the holders of at least a majority of the issued and outstanding Shares in favor of adoption of this Agreement, the Merger and the other transactions contemplated hereby.

“Company Restricted Stock” means each share of Company Common Stock that is then subject to a risk of forfeiture granted pursuant to the Company Equity Plan.

“Company Statutory Statements” has the meaning set forth in Section 4.12(a).

“Company Stock Option” means each option to purchase shares of Company Common Stock granted pursuant to the Company Equity Plan.

“Company Stock Rights” means any options, warrants, calls, redemption rights, preemptive rights, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company.

“Company Stockholders” has the meaning set forth in the Recitals.

“Company Stockholders Meeting” means a meeting of the Company Stockholders to be called to consider the Merger, including giving effect to any adjournment or postponement thereof.

“Company Termination Fee” shall be $27,564,000; provided, however, that if the Company Termination Fee is payable solely under Section 8.02(b)(ii)(A)(3), the Company Termination Fee shall be $13,782,000.

“Confidentiality Agreement” means the Confidentiality Agreement between the Company and Parent dated April 7, 2017.

“Contract” has the meaning set forth in Section 4.05(a).

“control” means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

“CUMIS” means CUMIS Insurance Society, Inc. or any of its Affiliates.

“CUMIS Material Contract” has the meaning set forth in Section 4.10(c).

“Delaware Courts” has the meaning set forth in Section 9.07.

“Delaware Secretary” means the Secretary of State of the State of Delaware.

“DGCL” has the meaning set forth in the Recitals.

“Effective Time” means the effective time of the Merger, which shall be the time the Certificate of Merger is duly filed with and accepted by the Delaware Secretary, or such later time as agreed by the parties hereto and specified in such Certificate of Merger.

“Environmental Laws” means any Laws governing pollution or the protection of human health or the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Fund” has the meaning set forth in Section 3.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any United States federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency or self-regulatory body, domestic or foreign.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” has the meaning set forth in Section 6.01(h).

“Indemnified Parties” has the meaning set forth in Section 6.09(a).

“Insurance Contract” means any insurance policy or Contract, in each case, together with all policies, binders, slips, certificates, applications, supplements, endorsements, riders and ancillary agreements in connection therewith that are issued by the Company Insurance Subsidiaries.

“Insurance Laws” means all Laws applicable to the business of insurance or the regulation of insurance companies and all applicable directives of, and market conduct recommendations resulting from market conduct examinations of, Insurance Regulators.

“Insurance Regulators” means all Governmental Authorities regulating the business of insurance under Insurance Laws.

“Intellectual Property” means (a) trademarks, service marks, trade names and trade dress, whether registered or unregistered, and all applications for registrations thereof, and all goodwill associated with or symbolized by any of the foregoing, (b) internet domain names, (c) patents, including pending applications, provisional applications, continuations, divisionals, reissues, and reexaminations thereof and therefor and (d) copyrights, whether registered or unregistered, and all applications for registration thereof.

“Investment Guidelines” means the investment guidelines of the Company in effect as of the date hereof (a copy of which has been made available to Parent) as amended, modified, supplemented or replaced in the ordinary course of business, subject to Section 6.01(k).

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to (a) the Company as it relates to any fact or other matter, the actual knowledge of the natural Persons set forth in Section 1.01(a) of the Company Disclosure Letter of such fact or matter without obligation of inquiry, and (b) Parent as it relates to any fact or other matter, the actual knowledge of the natural Persons set forth in Section 1.01 of the Parent Disclosure Letter of such fact or matter without obligation of inquiry.

“Law” means any national, regional or local law, statute, ordinance, regulation, judgment, decree, injunction or other legally binding obligation imposed by or on behalf of a Governmental Authority.

“Lender Services Business” means the business segment through which the Company provides collateral protection insurance and certain ancillary insurance products to credit unions, banks and specialty finance companies.

“Letter of Transmittal” has the meaning set forth in Section 3.02(a).

“Lien” means any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or hypothecation.

“Material Contract” has the meaning set forth in Section 4.10(a).

“Maximum Premium” has the meaning set forth in Section 6.09(b).

“Measurement Date” has the meaning set forth in Section 4.03(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.04(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Outside Termination Date” has the meaning set forth in Section 8.01(f).

“Owned Real Property” has the meaning set forth in Section 4.21(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Audited Financial Statements” has the meaning set forth in Section 5.06(a).

“Parent Bylaws” means Parent’s Bylaws as in effect as of the date hereof.

“Parent Disclosure Letter” means the Parent Disclosure Letter dated the date hereof and delivered by Parent to the Company prior to the execution of this Agreement.

“Parent Financial Statements” has the meaning set forth in Section 5.06(a).

“Parent Material Adverse Effect” means a failure of, or a material impairment or delay in, the ability of Parent to perform its material obligations under this Agreement.

“Parent Permits” means all authorizations, licenses, permits, certificates, approvals and orders of all Governmental Authorities necessary for the lawful conduct of the businesses of Parent and its Subsidiaries.

“Parent Regulatory Material Adverse Effect” has the meaning set forth in Section 6.03(c).

“Paying Agent” means a bank or trust company reasonably satisfactory to the Company that is organized and doing business under the Laws of the United States or any state thereof appointed by Parent to act as paying agent for payment of the Merger Consideration.

“Performance-Based Restricted Stock” has the meaning set forth in Section 2.07(b).

“Permitted Investments” has the meaning set forth in Section 3.01.

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established on the most recent Company Financial Statements, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (c) Liens securing payment, or any obligation, of the applicable Person or its Subsidiaries with respect to outstanding Indebtedness so long as there is no default under such Indebtedness, (d) Liens granted in the ordinary course of the insurance or reinsurance business of the applicable Person or its Subsidiaries on cash and cash equivalent instruments or other investments, including Liens granted (i) in connection with (A) pledges of such instruments or investments to collateralize letters of credit delivered by the applicable Person or its Subsidiaries, (B) the creation of trust funds for the benefit of ceding companies, (C) underwriting activities of the applicable Person or its Subsidiaries, (D) deposit liabilities, (E) statutory deposits and (F) ordinary-course securities lending and short-sale transactions and (ii) with respect to investment securities held in the name of a nominee, custodian or other record owner, (e) pledges or deposits by the applicable Person or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (f) licenses granted to third parties in the ordinary course of business by the applicable Person or its Subsidiaries, (g) transfer restrictions imposed by Law, (h) easements, rights-of-way, encroachments, restrictions, conditions and other similar Liens incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (i) zoning, entitlement, building and other land-use regulations imposed by Governmental Authorities having jurisdiction over such real property and (j) such other Liens, encumbrances or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, encumbrance or imperfection.

“Person” means any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or Governmental Authority.

“Producers” means the agents, general agents, managing general agents, sub-agents, brokers and producers or other Persons who sell Insurance Contracts (other than CUMIS).

“Program Services Business” means the business segment through which the Company provides access to the U.S. property and casualty insurance market to third parties in exchange for a ceding fee.

“Proxy Statement” means a definitive proxy statement, including the related preliminary proxy statement, and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Stockholders in connection with the Company Stockholders Meeting.

“Related Party” means (a) any officer or director of the Company, (b) any individual who directly or indirectly owns 5% or more of the issued and outstanding Company Common Stock as of the date hereof, (c) any immediate family member of any of the individuals described in clause (a) or clause (b) and (d) any Affiliate of any of the individuals described in any of clause (a), (b) or (c).

“Related Party Agreement” means any Contract between the Company or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand; excluding however, (a) Contracts to the extent relating to indemnification or contribution of any Related Party solely in their capacity as a director or officer of the Company or any of its Subsidiaries, (b) employment or consulting Contracts, (c) Benefit Plans and (d) rights to indemnification or contribution under the organizational documents of the Company or any of its Subsidiaries. For the avoidance of doubt, each of the Contracts set forth in Section 1.01(b) of the Company Disclosure Letter is a Related Party Agreement.

“Representatives” means directors, officers, employees, auditors, attorneys and financial advisors and other agents or advisors.

“SAP” means, as to any Company Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the applicable Insurance Regulator of the jurisdiction in which it is domiciled.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Shares” has the meaning set forth in Section 2.04(a).

“Specified Company Reports” means the Company 10-K, all Quarterly Reports on Form 10-Q and all Current Reports on Form 8-K filed with, or furnished to, the SEC by the

Company after the filing date of the Company 10-K and at least two (2) Business Days prior to the date of this Agreement (together with any amendments thereto filed with the SEC and publicly available on the SEC’s EDGAR website at least two (2) Business Days prior to the date of this Agreement).

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock, equity interests or general partnership interests of such corporation, partnership, limited liability company, joint venture or other legal entity, as the case may be.

“Subsidiary Stock Rights” means any options, warrants, calls, redemption rights, preemptive rights, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.

“Superior Proposal” means any proposal that constitutes a Takeover Proposal that the Company Board of Directors determines (after consultation with its financial advisor and outside counsel), considering such factors as the Company Board of Directors considers to be appropriate, would, if consummated, be more favorable to the stockholders of the Company than the Merger; provided, that for the purposes of the definition of “Superior Proposal”, all references in the term Takeover Proposal to “15% or more” shall be deemed to be references to “more than 50%.”

“Supporting Stockholders” means the “Stockholders” party to the Voting Agreements.

“Surviving Corporation” means the corporation surviving the Merger.

“Takeover Proposal” means any inquiry, proposal or offer from any Third Party relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) 15% or more of the issued and outstanding shares of Company Common Stock or (ii) 15% or more of the assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, (b) any tender offer or exchange offer that, if consummated, would result in any Third Party owning, directly or indirectly, 15% or more of the issued and outstanding shares of Company Common Stock or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or other transaction involving the Company pursuant to which any Third Party (or the shareholders of any Third Party) would own, directly or indirectly, 15% or more of any class of capital stock or other equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the transactions contemplated by this Agreement.

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or non-United States income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, governmental fee or other like assessment or charge, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Authority.

“Tax Return” means any return, report, information, filing, document or similar statement required to be filed with a Governmental Authority with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any Affiliates thereof.

“Top 10 Program Counterparties” means each of the top 10 counterparties under the Program Services Business measured by the gross written premium of the Company Insurance Subsidiaries during the twelve (12) months ended June 30, 2017 as set forth in Section 1.01(c) of the Company Disclosure Letter.

“Top 10 Program Reinsurance Contracts” means each reinsurance Contract in respect of business fronted by the Company Insurance Subsidiaries on behalf of the Top 10 Program Counterparties as in effect on the date of this Agreement.

“Top 10 Program Reinsurer” means each reinsurer under a Top 10 Program Reinsurance Contract.

“Voting Agreements” has the meaning set forth in the Recitals.

“Willful Breach” means any material breach of a material term of this Agreement by a party hereto resulting from an intentional action or failure to act of such party that such party knew (or should have known under the circumstances) was or would result in a material breach of a material term of this Agreement by such party.

Section 1.02    Interpretation.

(a)        As used in this Agreement, references to the following terms have the meanings indicated:

(i)        to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;

(ii)        to any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time to the extent permitted by this Agreement;

(iii)        to any Law are to such Law as amended, modified, supplemented or replaced from time to time and any rules or regulations promulgated thereunder and to any section of any Law include any successor to such section;

(iv)        to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate;

(v)        to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof;

(vi)        to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;

(vii)        to the “date of this Agreement,” “the date hereof” and words of similar import refer to July 26, 2017; and

(viii)        to “this Agreement” includes the Exhibits and Schedules (including the Company Disclosure Letter and the Parent Disclosure Letter) to this Agreement.

(b)        Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c)        Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.”

(d)        The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(e)        References to a “party” hereto means Parent, Merger Sub or the Company and references to “parties” hereto means Parent, Merger Sub and the Company unless the context otherwise requires.

(f)        References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

(g)        The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h)        No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.

(i)        All capitalized terms used without definition in the Exhibits and Schedules (including the Company Disclosure Letter and the Parent Disclosure Letter) to this Agreement shall have the meanings ascribed to such terms in this Agreement.

(j)        The phrase “made available to Parent” means that such document or material was (i) included in the Company’s electronic data room on Intralinks from its date of upload (which upload was a date at least two (2) Business Days prior to the date hereof) through the date hereof and was available to the Representatives of Parent (or a specified subset thereof) who had access to such data room throughout such period or (ii) otherwise made available to Parent through email distribution, management meetings or at the offices of the Company or its Representatives.

ARTICLE II

THE MERGER

Section 2.01    The Merger.

(a)        Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation under the Laws of the State of Delaware.

(b)        The Merger shall have the effects set forth in Section 259 of the DGCL and other applicable Law. Accordingly, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, powers, interests and franchises and shall be subject to all restrictions, disabilities, debts, duties and liabilities of the Company and Merger Sub.

Section 2.02    Closing.  Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on the date that is the second (2nd) Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) set forth in Article VII, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, unless another time, date or place is agreed to in writing by the parties (the date on which the Closing occurs, the “Closing Date”).

Section 2.03    Effective Time; Effect of the Merger.  On the Closing Date and subject to the terms and conditions hereof, the Certificate of Merger shall be filed with the Delaware Secretary by Parent. The Merger shall become effective at the Effective Time. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.

Section 2.04    Conversion of the Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)        Except as provided in Section 2.04(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (the “Shares”) (excluding Appraisal Shares and Company Restricted Stock) shall be canceled and shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive, in cash, without interest, $21.00 (the “Merger Consideration”). All Shares, when so converted, shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of a Certificate representing Shares or Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.

(b)        Each Share that is owned by the Company as treasury stock or otherwise or by any Subsidiary of the Company and each Share owned by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.

(c)        Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only issued and outstanding shares of capital stock of the Surviving Corporation.

Section 2.05    Organizational Documents.

(a)        At the Effective Time, pursuant to the Merger, the certificate of incorporation of the Company shall be amended so as to read in its entirety as set forth on Exhibit A, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation. Thereafter, the certificate of incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by Law (subject to Section 6.09).

(b)        At the Effective Time, pursuant to the Merger, the bylaws of the Company shall be amended so as to read in their entirety as set forth on Exhibit B, and, as so amended, shall be the bylaws of the Surviving Corporation. Thereafter, the bylaws of the Surviving Corporation may be amended in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by Law (subject to Section 6.09).

Section 2.06    Directors and Officers of the Surviving Corporation.  At the Effective Time, the directors of Merger Sub shall become the directors of the Surviving Corporation and the officers of the Company shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.07    Treatment of Company Stock Options and Company Restricted Stock.

(a)        Company Stock Options.  At the Effective Time, each Company Stock Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and shall automatically be converted into the right to receive an amount, if any, equal to the product of (i) the total number of Shares underlying such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Stock Option. Each Company Stock Option issued and outstanding immediately prior to the Effective Time, whether vested or unvested, shall thereafter be immediately canceled, and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled pursuant to this Section 2.07(a). In the event the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled without payment therefor.

(b)        Company Restricted Stock.  At the Effective Time, each share of Company Restricted Stock that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested, in the case of a time based vesting Company Restricted Stock, or become vested at the target level of performance, in the case of a performance based vesting Company Restricted Stock (“Performance-Based Restricted Stock”), and shall automatically be converted, to the extent vested after giving effect to this sentence, into the right to receive the Merger Consideration. Any Performance-Based Restricted Stock that does not become vested at the Effective Time in accordance with this Section 2.07(b) shall be forfeited automatically without payment therefor.

(c)        Payment.  Except as otherwise required under the terms of the applicable award agreement or as necessary to avoid the imposition of any additional Taxes or penalties with respect to awards under the Company Equity Plans pursuant to Section 409A of the Code, Parent shall, or shall cause the Surviving Corporation to, pay in cash through its payroll systems all amounts payable pursuant to this Section 2.07 as promptly as practicable following the Effective Time, but in no event later than the later of (i) the third (3rd) Business Day following the Effective Time and (ii) the end of the Company’s first payroll period following the Effective Time; provided, that any such amounts shall be paid without interest.

(d)        Required Actions.  Prior to the Effective Time, the Company shall take any such actions as may be necessary to give effect to the transactions contemplated by this Section 2.07.

Section 2.08    Appraisal Shares.  Notwithstanding anything to the contrary contained in this Agreement, any Appraisal Shares shall not be converted into the right to receive the

Merger Consideration as provided in Section 2.04(a), but instead at the Effective Time the holders of Appraisal Shares shall be entitled to payment of such amount for such shares as is determined in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to appraisal of such holder’s Appraisal Shares under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.04(a), without interest or any other payments. The Company shall serve prompt notice to Parent of any demands for appraisal of any of the Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or as otherwise required under the DGCL, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 2.09    Adjustments to Prevent Dilution.  Subject to the restrictions contained in Section 6.01, in the event that the Company changes the number of Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction or a stock dividend, stock split or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration shall be proportionately adjusted to reflect such change; provided, however, that (a) in no event shall the aggregate amount payable by Parent pursuant to Section 2.04 after giving effect to any such event exceed the amount that would have been payable pursuant to Section 2.04 had such event not occurred and (b) nothing in this Section 2.09 shall permit the Company to take any action with respect to its securities that is expressly prohibited by the terms of this Agreement.

ARTICLE III

EXCHANGE OF CERTIFICATES

Section 3.01    Paying Agent.  Prior to the Effective Time, Parent shall enter into an agreement (in form and substance reasonably satisfactory to the Company) with the Paying Agent to act as paying agent for the payment of the Merger Consideration upon surrender of the Certificates pursuant to this Article III, in the case of certificated Shares, and automatically, in the case of Book-Entry Shares. Immediately prior to the Effective Time, Parent shall deposit with the Paying Agent cash in the aggregate amount required to pay the Merger Consideration in respect of the Shares (such cash amount being referred to herein as the “Exchange Fund”). The Exchange Fund shall be used solely for purposes of paying the Merger Consideration in accordance with this Article III and shall not be used to satisfy any other obligation of the Company or any of its Subsidiaries. Pending distribution of the Exchange Fund in accordance with this Article III, Parent may direct the Paying Agent to invest such cash; provided, that (a) no such investment or losses thereon shall affect the Merger Consideration payable to the Company Stockholders and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the Company Stockholders in the amount of any such losses and (b) such investments (i) shall be obligations of or guaranteed by the United States, commercial paper obligations receiving the highest rating from either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $5 billion (collectively “Permitted Investments”) or money market funds that are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to this Article III. Any income from investment of the Exchange Fund will be payable solely to Parent. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.

Section 3.02    Exchange Procedures.

(a)        As promptly as practicable and in any event within two (2) Business Days after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 2.04: (i) a letter of transmittal (a “Letter of Transmittal”) that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 3.06) and (B) shall be in such form and have such other provisions as the Surviving Corporation may specify, subject to the Company’s reasonable approval (to be sought prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in accordance with this Article III.

(b)        Upon surrender of a Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and executed, and any other documents reasonably required by the Paying Agent or the Surviving Corporation, (i) the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Consideration that such holder has the right to receive pursuant to Section 2.04 and (ii) the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on the cash payable upon surrender of the Certificates. Until surrendered as contemplated by this Section 3.02, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration in accordance with this Agreement.

(c)        Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed Letter of Transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable and in any event within three (3) Business Days after the Effective Time, the Merger Consideration to which such holder is entitled to receive pursuant to this Article III.

(d)        In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been fully paid.

Section 3.03    No Further Ownership Rights.  All Merger Consideration paid upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Shares that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration as provided in this Agreement, subject to applicable Law.

Section 3.04    Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Stockholders on the date twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such Company Stockholder is entitled under this Article III shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto.

Section 3.05    No Liability.  None of Parent, the Surviving Corporation or Merger Sub or any of their respective Representatives shall be liable to any holder of Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such Shares twenty-four (24) months after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law or Order, become the property of Parent free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.06    Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent or the Surviving Corporation may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the number of Shares formerly represented by such Certificate pursuant to this Article III.

Section 3.07    Withholding of Tax.  Notwithstanding anything to the contrary contained in this Agreement, Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares, Appraisal Shares, Company Stock Options and Company Restricted Stock, such amounts as Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-United States Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation, any Affiliate thereof, or the Paying Agent and are paid over to the applicable Governmental Authority in accordance with applicable Law or Order, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company and publicly available on the SEC’s EDGAR website from or after June 30, 2015 and prior to the date at least two (2) Business Days prior to the date of this Agreement (excluding any risk factor disclosures contained in the “Risk Factors” section thereof, any disclosure of risks contained in any “forward-looking statements” disclaimer, or any other disclosure or statements to the extent they are similarly predictive or forward-looking in nature) to the extent it is reasonably apparent on the face of such disclosure that such disclosure applies to such Section or subsection of this Agreement; provided, however, that the disclosures therein shall not be deemed to qualify any representations or warranties made in Section 4.03 or (b) set forth in the Company Disclosure Letter (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement or the Company Disclosure Letter to the extent it is reasonably apparent on the face of such disclosure that such disclosure applies to such other Section or subsection), the Company represents and warrants to each of the other parties hereto as follows:

Section 4.01    Organization and Good Standing; Organizational Documents.

(a)        Each of the Company and its Subsidiaries (i) is a corporation or other legal entity, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation or organization, except where any failure to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) has full corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (iii) is duly qualified or licensed to do business as a foreign corporation or entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)        The copies of the Company Certificate of Incorporation and Company Bylaws that are incorporated by reference into the Company 10-K are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws.

Section 4.02    Authority for Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including the approval of the Company Board of Directors), and no other corporate proceedings on the part of the Company, and no other votes or approvals of any class or series of capital stock of the Company, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than, with respect to the consummation of the Merger and the adoption of this Agreement, the Company Required Vote). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (b) the exercise by courts of equity powers. As of the date of this Agreement, the Company Board of Directors has unanimously adopted resolutions (i) determining that this Agreement, the Merger and the other transactions contemplated hereby are fair, advisable and in the best interests of the Company and the Company Stockholders, (ii) approving this Agreement, the Merger and the other transactions contemplated hereby and (iii) declaring this Agreement is fair to, advisable and in the best interests of the Company and the Company Stockholders and recommending the adoption by the Company Stockholders of this Agreement, the Merger and the other transactions contemplated hereby. The only vote of the Company Stockholders required to adopt this Agreement, the Merger and the other transactions contemplated hereby is the Company Required Vote.

Section 4.03    Capitalization.

(a)        The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock. As of the close of business on July 19, 2017 (the “Measurement Date”), 42,173,561 shares of Company Common Stock are issued and outstanding of which (i) 489,866 shares are Company Restricted Stock (of which 489,866 shares are Performance-Based Restricted Stock) and (ii) no shares are held in the Company’s treasury, no shares of preferred stock are issued and outstanding and no shares of Company Common Stock or preferred stock are held by a Subsidiary of the Company. All outstanding Shares are, and any additional shares of Company Common Stock issued by the Company after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right. Except as set forth in this Section 4.03(a) and for changes after the date hereof resulting from the vesting of awards granted pursuant to the Company Equity Plan outstanding on the date hereof, there are no issued and outstanding shares of capital stock of or other voting securities or ownership interests in the Company.

(b)        As of Measurement Date, (i) 3,358,873 Company Stock Options are outstanding and (ii) 2,326,187 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the Company Equity Plan. Section 4.03(b) of the Company Disclosure Letter sets forth as of the Measurement Date a true and complete list (which shall be updated not later than five (5) days prior to the Effective Time) of each outstanding award granted pursuant to the Company Equity Plan, including, as applicable, the holder, date of grant, the exercise price thereof (if applicable), the vesting schedule and conditions, and number of shares of Company Common Stock subject thereto (assuming for performance-based awards achievement at each of target level and maximum level). Except as set forth in Section 4.03(a) and this Section 4.03(b), as of the date hereof, there are no Company Stock Rights.

(c)        There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or Company Stock Rights or to pay any dividend or make any other distribution in respect thereof. There are no stockholders agreements, voting trusts or other agreements or understandings to which the

Company or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

Section 4.04    Company Subsidiaries.  A true and complete list of all the Subsidiaries of the Company as of the date hereof is set forth in Exhibit 21.1 to the Company 10-K. The Company or one of its wholly-owned Subsidiaries is the owner of all issued and outstanding shares of capital stock and other equity securities of each Subsidiary of the Company and all such shares of capital stock and other equity securities are duly authorized, validly issued, fully paid and nonassessable. All of the issued and outstanding shares of capital stock and other equity securities of each Subsidiary of the Company are owned by the Company or one of its wholly-owned Subsidiaries free and clear of all Liens. There are no outstanding Subsidiary Stock Rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity securities of any Subsidiary of the Company or any Subsidiary Stock Rights or to pay any dividend or make any other distribution in respect thereof.

Section 4.05    No Conflict; Required Filings and Consents.

(a)        The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the approval of this Agreement by the Company Required Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or Company Bylaws, or the equivalent charter documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 4.05(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 5.03(b), conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which the Company or any of its Subsidiaries is entitled under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or authorization (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of the Company or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or result in a failure of, or a material impairment or delay in, the ability of the Company to perform its material obligations under this Agreement.

(b)        The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, require any action, consent, approval, authorization, waiver or permit of, or filing with or notification to, or registration or qualification with, any Governmental Authority, except for applicable requirements, if any, of (i) the Securities Act, the Exchange Act, state securities laws or “blue sky” laws and the HSR Act, (ii) the NASDAQ Global Select Market, (iii) filing and recordation of the Certificate of Merger, as required by the DGCL, (iv) the consents, approvals, authorizations, waivers, permits, filings and notifications set forth in Section 4.05(b) of the Company Disclosure Letter and (v) such other consents, approvals, authorizations, waivers, permits, filings and notifications that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or result in a failure of, or a material impairment or delay in, the ability of the Company to perform its material obligations under this Agreement.

Section 4.06     Compliance.  The Company and its Subsidiaries hold all Company Permits and are, and since June 30, 2015 have been, in compliance with the terms of such Company Permits, except where the failure to hold or be in compliance with such Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted, and has not since June 30, 2015 been conducted, in violation of any Law or Order and the Company and its Subsidiaries have since June 30, 2015, complied with all Laws and Orders applicable to them or their business, except in each case for violations or failure to comply that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since December 31, 2016 through the Business Day prior to the date hereof, neither the Company nor any of its Subsidiaries has received any written notification or, to the Knowledge of the Company, oral notification from any Governmental Authority of any violation of Law applicable to the Company or any of its Subsidiaries, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.07    Litigation.

(a)        There is no Action pending or, to the Knowledge of the Company as of the date of this Agreement, threatened in writing against the Company or any of its Subsidiaries or their respective directors or officers in their capacities as such, that, if determined adversely, would reasonably be expected to have a Company Material Adverse Effect or, as of the date of this Agreement, result in a failure of, or a material impairment or delay in, the ability of the Company to perform its material obligations under this Agreement.

(b)        There is no Order outstanding against the Company or any of its Subsidiaries or their respective businesses that would reasonably be expected to have a Company Material Adverse Effect or, as of the date of this Agreement, result in a failure of, or a material impairment or delay in, the ability of the Company to perform its material obligations under this Agreement. Since December 31, 2016, neither the Company nor any of its Subsidiaries has been advised in writing by any Governmental Authority that it is considering issuing any Order that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or, as of the date of this Agreement, result in a failure of, or a material impairment or delay in, the ability of the Company to perform its material obligations under this Agreement.

Section 4.08    Company Reports; Financial Statements.

(a)        The Company has filed all Company Reports required to be filed with the SEC. As of their respective filing date or, if amended, as of the date of that last such amendment, each Company Report has complied with the applicable requirements of the Securities Act and the Exchange Act, as applicable, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company Reports contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(b)        The Company has made available (including via the SEC’s EDGAR system, as applicable) to Parent all of the Company Financial Statements filed with the SEC as of the Business Day prior to the date of this Agreement. The Company Financial Statements fairly present, in conformity in all material respects with GAAP, in each case, consistently applied for the periods involved, the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the respective periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).

(c)        There are no liabilities of the Company or any of its Subsidiaries that would be required by GAAP to be reflected on the consolidated balance sheet of the Company and its Subsidiaries other than liabilities (i) disclosed and provided for in the Company Balance Sheet or in the balance sheets included in the Specified Company Reports, (ii) incurred in the ordinary course of business since December 31, 2016, (iii) incurred on behalf of the Company in connection with the transactions contemplated by this Agreement or (iv) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)        Since December 31, 2015, the Company has maintained “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) reasonably designed to ensure that information required to be disclosed by the Company in reports that its files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports.

(e)        Since December 31, 2015, the Company has maintained a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance (i) that receipts and expenditures are made in accordance with management’s authorization, (ii) that transactions are recorded as necessary to permit the preparation of financial statements for external purposes in accordance with GAAP and (iii) regarding prevention and timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

(f)        The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board of Directors, (i) all “significant deficiencies” or “material weaknesses” in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. For the purposes of this Section 4.08(f), the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Appendix A of Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(g)        Since December 31, 2016 through the Business Day prior to the date hereof, (i) neither the Company nor any of its Subsidiaries has received any material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any credible complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Company Board of Directors or any committee thereof or to any director or officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002.

(h)        There are no “off balance sheet arrangements” as defined in Item 303 of Regulation S-K under the Securities Act, to which the Company or any of its Subsidiaries is a party.

Section 4.09     Absence of Certain Changes or Events.  Except as contemplated by, or as disclosed in, this Agreement, (a) since December 31, 2016 through the date hereof, the Company and its Subsidiaries have conducted their businesses in the ordinary course in all material respects and (b) since December 31, 2016, no Company Material Adverse Effect has occurred or any change, event, effect or circumstance that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 4.10     Contracts.

(a)        Except for this Agreement, as of the date hereof, none of the Company or any of its Subsidiaries is a party to or bound by (each such Contract, a “Material Contract”):

(i)        any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (in each case, other than a Benefit Plan);

(ii)        any Contract containing covenants binding upon the Company or any of its Subsidiaries that materially restricts the ability of the Company or any of its Subsidiaries to compete in any business or in any geographic area that is material to the Company and its Subsidiaries, taken as a whole, as of the date hereof except for any such Contract that may be canceled without material penalty by the Company or any of its Subsidiaries upon notice of seventy-five (75) days or less;

(iii)        any Contract with respect to a material joint venture or material partnership agreement;

(iv)        any Contract providing for Indebtedness of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $5,000,000, other than any Indebtedness between or among any of the Company and any of its wholly-owned Subsidiaries;

(v)        any Contract limiting or prohibiting the payment of dividends or distributions in respect of the capital stock or other equity securities of the Company or any of its Subsidiaries, prohibiting the pledging of any capital stock or other equity securities of the Company or any of its Subsidiaries or prohibiting the issuance of guarantees by the Company or any of its Subsidiaries (other than pursuant to applicable Law or Order) except for any such Contract that may be canceled without material penalty by the Company or any of its Subsidiaries upon notice of seventy-five (75) days or less;

(vi)        any Contract pursuant to which the Company (A) licenses any material Intellectual Property from any non-Affiliated Person (other than licenses for open source or off-the-shelf software pursuant to “click-wrap” or “shrink-wrap” agreements), or (B) licenses any material Intellectual Property to any non-Affiliated Person;

(vii)        any Contract the principal purpose of which is to indemnify any current or former stockholder of the Company in respect of any potential Tax liabilities;

(viii)        any collective bargaining agreement;

(ix)        any Top 10 Program Reinsurance Contract; or

(x)        any Contract relating to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect (other than this Agreement and confidentiality agreements in connection with any potential acquisition, divestiture, merger or similar transaction).

(b)        Each of the Material Contracts and each of the Contracts with a Top 10 Program Counterparty is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company as of the date of this Agreement, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is no default under any Material Contract or any Contract with a Top 10 Program Counterparty by the Company or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)        Section 4.10(c) of the Company Disclosure Letter sets forth a list as of the date hereof of all material Contracts between the Company or one of its Subsidiaries, on the one hand, and CUMIS, on the other hand (each, a “CUMIS Material Contract”). Each CUMIS Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company as of the date of this Agreement, CUMIS, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have a Company Material Adverse Effect. There is no default under any CUMIS Material Contract by the Company or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)        To the Knowledge of the Company, the expiration or termination (because of any change of control of the Company or otherwise) of all of the CUMIS Material Contracts in existence as of the date hereof and the loss of all benefits thereunder (such that the Company and its Subsidiaries have no on-going relationship with CUMIS), would not reasonably be expected to have a material adverse effect on the Lender Services Business.

Section 4.11    Company Insurance Subsidiaries.  Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, each Subsidiary of the Company that conducts the business of insurance (each, a “Company Insurance Subsidiary”) is (a) duly licensed or authorized as an insurance company in its jurisdiction of organization and (b) since June 30, 2015 has been duly licensed, authorized or otherwise eligible to transact the business of insurance in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted. No Company Insurance Subsidiary is or would be considered by any Governmental Authority to be commercially domiciled in any jurisdiction.

Section 4.12     Statutory Statement; Examinations.

(a)        Except for any failure to file or submit the same that has been cured or resolved to the satisfaction of the applicable Insurance Regulator, since June 30, 2015, each of the Company Insurance Subsidiaries has filed or submitted all annual, quarterly and other periodic statements, together with all exhibits, interrogatories, notes, schedules and actuarial opinions, affirmations or certifications, in each case, required by applicable Insurance Law to be filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance or reinsurance, as applicable (collectively, the “Company Statutory Statements”).

(b)        The Company has made available to Parent, to the extent permitted by applicable Law and to the extent required to be filed with the applicable Insurance Regulator as of the date of this Agreement, all Company Statutory Statements as of December 31, 2015 and December 31, 2016, and for the annual periods then ended, each in the form filed with the applicable Insurance Regulator. The financial statements included in such Company Statutory Statements fairly present, in conformity in all material respects with applicable SAP, in each case, consistently applied for the periods involved, the statutory financial position of the relevant Company Insurance Subsidiary at the respective dates thereof and the results of operations and changes in capital and surplus (or stockholders’ equity, as applicable) of such Company Insurance Subsidiary for the respective periods then ended. Such Company Statutory Statements complied in all material respects with all applicable Insurance Laws when filed or submitted and no material violation or deficiency has been asserted in writing (or, to the Knowledge of the Company, orally) by any Insurance Regulator with respect to any of such Company Statutory Statements that has not been cured or otherwise resolved to the satisfaction of such Insurance Regulator.

(c)        The Company has made available to Parent all material examination reports, including both financial and market conduct examinations (and has notified Parent of any pending material examinations) of any Insurance Regulators received by it on or after June 30, 2015, through the date of this Agreement, relating to the Company Insurance Subsidiaries.

Section 4.13     Insurance Business.

(a)        With respect to (i) the Lender Services Business and (ii) the Knowledge of the Company as of the date of this Agreement, the Program Services Business, all Insurance Contracts and any and all marketing materials are, to the extent required under applicable Insurance Laws, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or, to the extent required by applicable Insurance Laws, have been filed with and not objected to by such authority within the period provided for objection, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)         Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since June 30, 2015, to the Knowledge of the Company as of the date of this Agreement, (i) each Producer, at the time such Producer sold or produced any Insurance Contract, was duly appointed by a Company Insurance Subsidiary to act as a Producer for a Company Insurance Subsidiary and was duly licensed as a Producer (for the type of business sold or produced by such Producer on behalf of a Company Insurance Subsidiary), in each jurisdiction in which such Producer was required to be so licensed, (ii) no Producer has breached the terms of any agency or broker contract with a Company Insurance Subsidiary or violated any policy of a Company Insurance Subsidiary in the solicitation, negotiation, writing, sale or production of business for any Company Insurance Subsidiary and (iii) no Producer has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation of applicable Law in connection with such Producer’s actions in his, her or its capacity as a Producer for a Company Insurance Subsidiary or any enforcement or disciplinary proceeding alleging any such violation.

(c)         With respect to (i) the Lender Services Business and (ii) the Knowledge of the Company as of the date of this Agreement, the Program Services Business, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the underwriting standards and guidelines utilized and rates and rating factors and criteria applied by the applicable Company Insurance Subsidiary with respect to the Insurance Contracts outstanding as of the date hereof conform to the underwriting standards and guidelines and rating factors and criteria required pursuant to the terms of the related agency, reinsurance, coinsurance or other similar Contracts.

Section 4.14     Reinsurance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) each Company Insurance Subsidiary has appropriately taken credit in its Company Statutory Statements pursuant to Insurance Laws for reinsurance provided by the applicable Top 10 Program Reinsurer under the applicable Top 10 Program Reinsurance Contract, (b) to the Knowledge of the Company as of the date of this Agreement, none of the Top 10 Program Reinsurers is (with or without notice or lapse of time or both) in default or material breach under the terms of the applicable Top 10 Program Reinsurance Contract, (c) as of the date hereof, none of the Company Insurance Subsidiaries or, to the Knowledge of the Company as of the date of this Agreement, any Top 10 Program Reinsurer is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and the financial condition of any such reinsurer is not impaired to the extent that a default thereunder is reasonably anticipated and (d) as of the date hereof, no written notice of intended cancellation has been received by any Company Insurance Subsidiaries from any Top 10 Program Reinsurer under any Top 10 Program Reinsurance Contract and, to the Knowledge of the Company as of the date of this Agreement, there are no disputes with any Top 10 Program Reinsurer under an applicable Top 10 Program Reinsurance Contract.

Section 4.15     Actuarial Reports.  As of the date of this Agreement, with respect to the Company Insurance Subsidiaries, the Company has made available to Parent all material actuarial reports in the Company’s possession and prepared by actuaries, independent or otherwise, that cover periods beginning on or after December 31, 2015. The information and data furnished by the Company and the Company Insurance Subsidiaries to its independent actuaries in connection with the preparation of such actuarial reports were accurate in all material respects for the periods covered in such reports.

Section 4.16     Taxes.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)        The Company and each of its Subsidiaries have (i) timely filed or caused to be timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by such entities, and all such Tax Returns are complete and correct, and (ii) timely paid or caused to be timely paid all Taxes payable by the Company or any of its Subsidiaries (whether or not shown on any Tax Return).

(b)        All Taxes required to be deducted, withheld or reported under applicable Tax Law in connection with amounts paid by the Company or any Subsidiary of the Company to any employee, independent contractor, creditor, shareholder or other third party have been deducted, withheld and reported and, to the extent required by applicable Tax Law, paid to the appropriate Governmental Authority.

(c)        There are no audits, claims, actions, suits, proceedings, examinations or investigations pending or, to the Knowledge of the Company as of the date of this Agreement, threatened against or with respect to any Tax Returns of the Company or any of its Subsidiaries. All deficiencies asserted or assessments made with respect to any Tax Returns of the Company or any of its Subsidiaries has been paid in full or otherwise finally resolved.

(d)        No waivers of statutes of limitations in respect of Taxes have been granted by the Company or any of its Subsidiaries that are currently outstanding.

(e)        Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary, as applicable, is subject to taxation by that jurisdiction.

(f)        There are no Contracts currently in effect relating to the allocation or sharing of, or indemnification for, Taxes to which the Company or any of its Subsidiaries is a party, other than such Contracts (i) between or among the Company and its Subsidiaries or between or among Subsidiaries of the Company or (ii) entered into in the ordinary course of business where the principal subject matter of such Contract is not Taxes.

(g)        Neither the Company nor any of its Subsidiaries is required to include any amount in income, or exclude any item of deduction, after the Closing Date as a result of any (i) adjustment pursuant to Section 481(a) of the Code with respect to a change in accounting method that occurred before the Closing Date, (ii) installment sale or open transaction disposition made on or before the Closing Date, (iii) prepaid amount received outside the ordinary course of business before the Closing Date or (iv) election under Section 108(i) of the Code.

(h)        There are no Liens for any Taxes upon the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(i)        Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j)        Neither the Company nor any of its Subsidiaries (i) has applied for a ruling from a Governmental Authority relating to any material Taxes that has not been granted, (ii) has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law) for a taxable period for which the statute of limitations is still open or (iii) has been issued any private letter rulings, technical advice memoranda or similar agreement or rulings by any Governmental Authority.

(k)        Neither the Company nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction intended by the parties to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Tax Law).

(l)        Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined, unitary or similar Tax group, other than such a group of which it is presently a member. Neither the Company nor any Subsidiary has any liability for the material Taxes of any other Person under Treasury Regulation section 1.1502-6 (or similar provision under state, local or non-U.S. Tax Law), as successor or transferee, by Contract or otherwise.

(m)        Notwithstanding any other representation or warranty in this Article IV, the representations and warranties in this Section 4.16 and Section 4.18 constitute the sole and exclusive representations and warranties of the Company and its Subsidiaries with respect to any Taxes or Tax Returns and (ii) nothing in this Agreement (including this Section 4.16) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute of the Company or any of its Subsidiaries.

Section 4.17     Related Party Transactions.  Since December 31, 2015 through the date hereof, there has been no transaction, or series of related transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 4.18    Employee Benefit Plans; Labor Relations.

(a)        Section 4.18(a) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of (i) each material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that the Company or any of its Subsidiaries sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries would reasonably be expected to have any material liability and (ii) each other material employee benefit plan, program or arrangement, including any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, or each employment, severance or consulting agreement, for the benefit of any current or former employee or director of the Company or any of its Subsidiaries that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that the Company or any of its Subsidiaries presently sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries would reasonably be expected to have any material liability (each, a “Benefit Plan”).

(b)        With respect to each Benefit Plan, the Company has made available to Parent a true and complete copy of such Benefit Plan as in effect on the date of this Agreement, including any amendments thereto, and a true and complete copy of the following items (in each case, only if applicable) (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on IRS Form 5500, (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto and (v) the most recently received IRS determination letter.

(c)        Neither the Company nor any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code maintains, contributes to or sponsors (or has in the past six (6) years maintained, contributed to, or sponsored) a multiemployer plan as defined in Section 3(37) of ERISA or an employee benefit plan that is subject to Section 302 or Title IV Plan of ERISA or Section 412 of the Code.

(d)        Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Benefit Plan has been operated and administered in accordance with its terms, (ii) with respect to each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) each such Benefit Plan has been determined to be so qualified and has received a favorable determination or opinion letter from the IRS with respect to its qualification, (B) the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code and (C) no event has occurred that would reasonably be expected to result in disqualification or adversely affect such exemption and (iii) no Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), beyond retirement or termination of service, other than coverage mandated solely by applicable Law.

(e)        Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former officer or employee of the Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such officer or employee and (ii) no amounts payable under the Benefit Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code or will be subject to tax pursuant to Section 4999 of the Code.

(f)        Since December 31, 2016 through the date hereof, there has been no actual strike or lockout against the Company or any of its Subsidiaries.

Section 4.19    Intellectual Property.

(a)        Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, the Company and its Subsidiaries own or have the right to use all Intellectual Property used by the Company and its Subsidiaries in the conduct of the their respective businesses as currently conducted.

(b)        Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no claims against the Company or any of its Subsidiaries are pending or, to the Knowledge of the Company as of the date of this Agreement, threatened (i) challenging the ownership, enforceability, scope, validity or use by the Company or any of its Subsidiaries of any Intellectual Property or (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the Intellectual Property rights of any Person.

(c)        Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) to the Knowledge of the Company as of the date of this Agreement, no Person is misappropriating, violating or infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or a Subsidiary of the Company and (ii) to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe the Intellectual Property rights of any other Person.

(d)        Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have taken reasonable measures to protect the (A) information technology systems owned or controlled by the Company or such Subsidiary and used in the course of the operations of their respective businesses, and (B) personal information gathered, used or held for use by the Company or such Subsidiary in the course of the operations of their respective businesses and (ii) to the Knowledge of the Company, there has not been any unauthorized disclosure or use of, or access to, any such personal information or breach of security of such information technology systems.

Section 4.20     Insurance Coverage.  The Company and its Subsidiaries maintain policies of insurance in such amounts and against such risks as the Company believes to be commercially reasonable. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all such insurance policies are in full force and effect and (b) neither the Company nor any of its Subsidiaries is in breach of or default under any such insurance policy.

Section 4.21     Real Property.

(a)         Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has a good and valid leasehold interest in each Company Lease, free and clear of all Liens (other than Permitted Liens) and (ii) none of the Company or any of its Subsidiaries has received or given written notice of any default under any Company Lease, agreement evidencing any Lien or other agreement affecting any Company Lease, which default continues on the date of this Agreement.

(b)         Section 4.21(b) of the Company Disclosure Letter sets forth a list as of the date hereof of all real properties currently owned by the Company and its Subsidiaries (“Owned Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and valid fee simple title to all Owned Real Property, free and clear of all Liens (other than Permitted Liens).

Section 4.22     Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiary has received written notice from any Governmental Authority or other Person alleging that the Company or any of its Subsidiary is in violation of any applicable Environmental Law and (b) the Company and its Subsidiaries are in compliance with applicable Environmental Laws.

Section 4.23     Proxy Statement.  The Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. None of the information provided by the Company to be included in the Proxy Statement, at the date the Proxy Statement is first mailed to the Company Stockholders, and at the time of the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any information with respect to the Company or any of its Subsidiaries shall be required to be described in the Proxy Statement, such information shall be so described, and an amendment or supplement shall be filed with the SEC and, if required by Law, disseminated to the Company Stockholders. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained or incorporated by reference in any of the foregoing documents.

Section 4.24     Takeover Statutes.  Assuming the accuracy of the representations and warranties of Parent and Merger Sub contained in Section 5.10, the Company Board of Directors has taken or shall have taken all action prior to the Closing to ensure that no restrictions included in any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation (including Section 203 of the DGCL) enacted under state or federal laws in the United States applicable to the Company are applicable to this

Agreement, the Voting Agreements and the Merger or the other transactions contemplated hereby.

Section 4.25     Financial Advisor Opinion.  Evercore Group L.L.C. has delivered to the Company Board of Directors its opinion to the effect that, as of the date of such opinion, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration to be received by the holders (other than Parent and its Affiliates) of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 4.26     Brokers or Finders.  No broker, finder or investment banker (other than Evercore Group L.L.C.) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees.

Section 4.27     No Other Representation or Warranty.  Except for the representations and warranties expressly contained in this Article IV, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided to Parent, Merger Sub or their Representatives or Affiliates in connection with the transactions contemplated hereby. Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub or their respective Representatives or Affiliates, or Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of, any such information, including any information, documents, projections, forecasts or any other material made available to Parent, Merger Sub or their Representatives or Affiliates in certain “data rooms” or management presentations in connection with Parent’s and Merger Sub’s consideration and review of the transactions contemplated hereby, unless any such information is expressly included in a representation or warranty contained in this Article IV. Except for the representations and warranties contained in Article V, the Company acknowledges that none of Parent, Merger Sub or any Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.01     Organization and Good Standing.  Each of Parent and its Subsidiaries, including Merger Sub, (i) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, except where any failure to be so organized, existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (ii) has full corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.02     Authority for Agreement.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of Parent or Merger Sub, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against Parent or Merger Sub by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (b) the exercise by courts of equity powers.

Section 5.03     No Conflict; Required Filings and Consents.

(a)        The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate Parent’s certificate of incorporation or the Parent Bylaws, or the equivalent charter documents of Merger Sub, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 5.03(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 4.05(b), conflict with or violate any Law applicable to Parent or its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which Parent or any of its Subsidiaries is entitled under, any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any property or asset of Parent or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of Parent or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)        The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any action, consent, approval, authorization, waiver or permit of, or filing with or notification to, or registration or qualification with, any Governmental Authority, except for applicable requirements, if any, of (i) the Securities Act, the Exchange Act, state securities laws or “blue sky” laws and the HSR Act, (ii) the NASDAQ Global Select Market, (iii) filing and recordation of the Certificate of Merger, as required by the DGCL, (iv) the consents, approvals, authorizations, waivers, permits, filings and notifications set forth in Section 5.03(b) of the Parent Disclosure Letter and (v) such other consents, approvals, authorizations, waivers, permits, filings and notifications that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.04     Compliance.  Parent and its Subsidiaries, including Merger Sub, hold all Parent Permits and are, and since December 31, 2015 have been, in compliance with the terms of such Parent Permits, except where the failure to hold or be in compliance with such Parent Permits would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The business of Parent and its Subsidiaries, including Merger Sub, is not being conducted, and has not since December 31, 2015 been conducted, in violation of any Law or Order and Parent and its Subsidiaries have since December 31, 2015, complied with all Laws and Orders applicable to them or their business, except in each case for violations or failure to comply that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Since December 31, 2016 through the Business Day prior to the date hereof, neither Parent nor any of its Subsidiaries has received any written notification or, to the Knowledge of Parent, oral notification from any Governmental Authority of any violation of Law applicable to Parent or any of its Subsidiaries, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.05    Litigation.

(a)        As of the date hereof, there is no Action pending or, to the Knowledge of Parent as of the date of this Agreement, threatened in writing against Parent or any of its

Subsidiaries, including Merger Sub, that, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)        As of the date hereof, there is no Order outstanding against Parent or any of its Subsidiaries, including Merger Sub, or their respective businesses that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Since December 31, 2016 through the date hereof, neither Parent nor any of its Subsidiaries has been advised in writing by any Governmental Authority that it is considering issuing any Order that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.06    Financial Statements.

(a)        Parent has made available to the Company (i) audited financial statements of Parent as of and for the years ended December 31, 2015 and 2016 (the “Parent Audited Financial Statements”) and (ii) unaudited interim financial statements of Parent as of and for the period ended March 31, 2017 (collectively with the Parent Audited Financial Statements, the “Parent Financial Statements”). The Parent Financial Statements fairly present, in conformity in all material respects with GAAP, in each case, consistently applied for the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of Parent at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the respective periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).

(b)        There are no liabilities of Parent or any of its Subsidiaries that would be required by GAAP to be reflected on the consolidated balance sheet of Parent and its Subsidiaries other than liabilities (i) disclosed and provided for in the Parent Audited Financial Statements or in the notes thereto, (ii) incurred in the ordinary course of business since December 31, 2016, (iii) incurred on behalf of Parent in connection with the transactions contemplated by this Agreement or (iv) which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.07     Financing.  Parent has the financial capacity to perform and to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement, and Parent has available, and will continue to have available through and at the Closing, unencumbered cash or cash equivalents that are sufficient to permit Parent to fund the Merger Consideration set forth in Article II and any other amounts payable by Parent, Merger Sub, the Surviving Corporation or any of their respective Subsidiaries in connection with this Agreement and the transactions contemplated hereby.

Section 5.08     Interim Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has not, and immediately prior to the Effective Time will have not, engaged in any business or incurred any liabilities or obligations other than in connection with the transactions contemplated by this Agreement.

Section 5.09     Ownership of Shares.  Other than the Voting Agreements, neither Parent nor any of its Subsidiaries, including Merger Sub, beneficially owns (within the meaning of Section 13 of the Exchange Act), or will prior to the Closing Date beneficially own, any shares of Company Common Stock, or is a party, or will prior to the Closing Date become a party, to any Contract (other than this Agreement and the Voting Agreements) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

Section 5.10    Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement, the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.11    Proxy Statement.  The information supplied by Parent, Merger Sub and their respective Representatives for inclusion in the Proxy Statement to be sent to the Company Stockholders in connection with the Company Stockholders Meeting, at the date the Proxy Statement is first mailed to the Company Stockholders, and at the time of the Company Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to Parent or Merger Sub shall occur which is required to be described in the Proxy Statement, Parent shall promptly disclose such event to the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information that is contained in any of the foregoing documents other than information supplied by Parent or any of its Representatives.

Section 5.12    Brokers or Finders.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective directors, officers or employees.

Section 5.13    No Other Representation or Warranty.  Except for the representations and warranties expressly contained in this Article V, neither Parent nor Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent, Merger Sub, or their respective Subsidiaries or their respective businesses or with respect to any other information provided to the Company or its Representatives or Affiliates in connection with the transactions contemplated hereby. Except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

Section 6.01    Conduct of Business by the Company Pending the Merger.  During the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement, except as otherwise expressly contemplated or permitted by this Agreement, as set forth in Section 6.01 of the Company Disclosure Letter, as required by applicable Law or Order, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company (x) shall and shall cause each of its Subsidiaries (1) to conduct their respective businesses and operations in the ordinary course of business in all material respects and (2) to the extent consistent with subsection (1), to use commercially reasonable efforts to preserve intact its business organization and, its assets, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, reinsurers, agents, service providers and others having business dealings with it and (y) shall not and shall cause each of its Subsidiaries not to (it being understood that no action by the Company or any of its Subsidiaries with respect to the matters specifically addressed by any provision of this subsection (y) below shall be deemed to be a breach of subsection (x)):

(a)        declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its Subsidiaries’ capital stock or other equity securities, other than (i) any dividends or distributions by a Subsidiary of the Company to the Company or to any other Subsidiary of the Company or (ii) quarterly cash dividends paid by the Company on the Company Common Stock not in excess of $0.06 per share, per quarter, with record and payment dates generally consistent with the timing of record and payment dates in the most recent comparable fiscal quarter prior to the date of this Agreement;

(b)        subdivide, adjust, split, combine or reclassify any of its or its Subsidiaries’ capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, its or its Subsidiaries’ capital stock or other equity securities;

(c)        repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its or its Subsidiaries’ capital stock or other equity securities, Company Stock Rights or Subsidiary Stock Rights;

(d)        issue, offer, grant, deliver or sell any shares of its or its Subsidiaries’ capital stock or other equity securities, Company Stock Rights or Subsidiary Stock Rights, other than the issuance of shares of Company Common Stock upon the vesting or exercise of Company Stock Options or Company Restricted Stock outstanding as of the date hereof in accordance with the terms thereof as of the date hereof;

(e)        amend the Company Certificate of Incorporation or Company Bylaws or equivalent organizational documents of the Company’s Subsidiaries;

(f)        purchase an equity interest in, or a portion of the assets of, any Person or any division or business thereof, or merge, combine or consolidate with or engage in any other similar transaction with any Person, in each case, other than (i) any such action solely between or among the Company and its wholly-owned Subsidiaries, (ii) acquisitions of assets with consideration not to exceed $5,000,000 in the aggregate or (iii) investment portfolio transactions not in violation of the Investment Guidelines;

(g)        sell, lease, license, allow to lapse, abandon, mortgage, encumber or otherwise dispose of any of its properties or assets (including capital stock or equity securities of any Subsidiary of the Company), other than (i) solely between or among the Company and its wholly-owned Subsidiaries or solely between or among two or more wholly-owned Subsidiaries of the Company, (ii) investment portfolio transactions not in violation of the Investment Guidelines, (iii) nonexclusive licenses of Intellectual Property in the ordinary course of business, (iv) sales or other dispositions of other assets in the ordinary course of business materially consistent with past practice or (v) sales of assets with a value not in excess of $1,000,000 individually or $5,000,000 in the aggregate;

(h)        incur, create or assume any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), other than (i) Indebtedness incurred in the ordinary course of business (including under the Company’s credit facilities and any trade letters of credit existing on the date hereof) not in excess of $5,000,000, provided that the terms of any such Indebtedness permits its repayment at any time without penalty, (ii) Indebtedness incurred to refinance any Indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder, in each case provided the terms of such Indebtedness are not materially less favorable to the Company and Parent than the Indebtedness that is being repaid or (iii) guarantees by the Company of Indebtedness of its wholly-owned Subsidiaries or guarantees by the Subsidiaries of Indebtedness of the Company;

(i)        make any loans to any Person, other than (i) to the Company or any of its wholly-owned Subsidiaries or (ii) investment portfolio transactions not in violation of the Investment Guidelines;

(j)        settle, waive or discharge any material Action made or pending against the Company or any of its Subsidiaries, or any of their respective directors or officers in their capacities as such, or waive any claims of material value, other than any settlement, waiver or discharge (i)(A) that is for an amount not to exceed, for any such settlement individually, $2,000,000 (net of the amount reserved for such matters by the Company or amounts covered by insurance) and (B) that would not reasonably be expected to prohibit or materially restrict or materially impair the Company and its Subsidiaries from operating their business in substantially the same manner as operated on the date of this Agreement or (ii) for an amount that is fully reinsured by any reinsurer;

(k)        make any material change (i) in any accounting methods, principles or practices, (ii) to the investment policies and guidelines of the Company or any of its Subsidiaries or (iii) to any of the actuarial, underwriting, claims administration or reinsurance policies, practices or principles of any Company Insurance Subsidiary, in each case, other than as required by changes in GAAP or in SAP prescribed or permitted by the applicable insurance regulatory authorities and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board;

(l)        except as required by a Benefit Plan as of the date hereof, (i) grant any increases in the compensation of or benefits to any of its directors or officers or (ii) grant any material increases in the compensation of or benefits to any of its employees;

(m)        except as required by a Benefit Plan as of the date hereof, (i) enter into any employment agreements with any officer, (ii) make any grant of (other than de minimis grants), or increase (other than de minimis increases), any severance, change in control, termination or similar compensation or benefits payable to any director, officer or employee, (iii) accelerate the time of payment or vesting of, or the lapsing of material restrictions with respect to, or fund or otherwise secure the payment of, any material compensation or material benefits under any Benefit Plan or (iv) enter into or amend to increase in any material respect the benefits under any Benefit Plan (or any plan, program, agreement or arrangement that would constitute a Benefit Plan if in effect on the date hereof);

(n)        (i) prepare or file any material Tax Return inconsistent with past practice or, on any such material Tax Return, take any material position, make, revoke or change any material Tax election, or adopt any Tax accounting method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, (ii) settle or compromise any material Tax liability, or enter into any closing agreement or similar arrangement with respect to a material amount of Taxes, in each case, that is materially inconsistent with past practice, (iii) file any material amended Tax Return or (iv) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(o)        enter into any Contract that if in effect on the date hereof would be a Material Contract or modify, terminate, renew or amend in any material respect any Material Contract, in each case, other than (i) the entry into Contracts in the ordinary course of business that would not be considered Material Contracts under clause (ii), (iii), (v) or (vii) of Section 4.10(a) and (ii) any modification, termination, renewal or amendment of any Material Contract in the ordinary course of business that is not materially adverse to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole;

(p)        enter into or amend, modify or waive any rights under any Related Party Agreement, in each case to the extent that doing so would reasonably be expected to result in a material incremental cost to Parent, the Company or any of its Subsidiaries or otherwise be materially adverse to Parent, the Company or any of its Subsidiaries;

(q)        adopt any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than, in the case of any Subsidiary of the Company, that is not material to the Company and its Subsidiaries, taken as a whole;

(r)        materially modify or amend any CUMIS Material Contract other than any modification or amendment of any CUMIS Material Contract that is not materially adverse to the Lender Services Business or Parent and its Subsidiaries, taken as a whole; or

(s)        agree to take any of the actions described in this Section 6.01.

Section 6.02    Access to Information and Employees; Confidentiality.

(a)        From the date hereof to the Effective Time, the Company shall, and shall cause the Representatives of the Company to, afford the Representatives of Parent and Merger Sub, upon not less than two (2) days’ prior written notice, which shall be directed to the Company’s General Counsel, reasonable access during normal business hours to the officers, agents, properties, offices and other facilities, books and records of the Company. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be obligated to provide any such access or information to the extent that doing so (i) would be reasonably be expected to cause a waiver of an attorney-client privilege or loss of attorney work product protection, (ii) would constitute a violation of any applicable Law, (iii) would violate any Contract to which the Company or any of its Subsidiaries is a party or bound or (iv) would interfere unreasonably with the business or operations of the Company or its Subsidiaries or would otherwise result in significant interference with the prompt and timely discharge by their respective employees of their normal duties. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not risk waiver of such privilege, violate the applicable Law, Contract or interfere unreasonably.

(b)        Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, Parent and Merger Sub shall hold, and shall cause their respective Representatives to hold, all information received, directly or indirectly, from the Company or its Representatives in confidence in accordance with the Confidentiality Agreement. The Confidentiality Agreement shall survive any termination of this Agreement; provided, however, to the extent of any conflict between the provisions of the Confidentiality Agreement and this Agreement, the terms of this Agreement shall govern.

(c)        The Company shall promptly notify Parent after becoming aware of any material dispute between the Company or any of its Subsidiaries, on the one hand, and any of CUMIS, any Top 10 Program Counterparty or any Top 10 Program Reinsurer, on the other hand, or of any expressed intent of any such Person to terminate or not renew or to materially amend or modify, its relationship with the Company and its Subsidiaries; provided, that the Company’s obligations, actions or inactions pursuant to this Section 6.02(c) shall be deemed excluded for purposes of determining whether the conditions set forth in Section 7.02(b) are satisfied.

Section 6.03    Reasonable Best Efforts to Consummate Merger; Regulatory Matters.

(a)        Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall, and shall cause their respective Affiliates to, use its reasonable best efforts to take, or cause to be taken (including in the case of Parent, agreeing to permit and cause the Company and its Subsidiaries to take effective as of the Closing), all actions and to do, or cause to be done and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated hereby, including, subject to the terms and conditions of this Agreement, using reasonable best efforts to (i) obtain all necessary, proper or advisable consents, approvals, authorizations or waivers from Governmental Authorities and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain a consent, approval, authorization or waiver from any Governmental Authority (including under Insurance Laws and the HSR Act) and (ii) execute and deliver any additional agreements, documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)        Without limiting the foregoing, but subject to Section 6.03(c), Parent and its Affiliates shall use reasonable best efforts to avoid each and every impediment under any applicable Law that may be asserted by, or Order that may be entered with, any Governmental Authority with respect to this Agreement, the Merger or any other transaction contemplated hereby so as to enable the Closing to occur, in the most expeditious manner practicable, including using reasonable best efforts to (i) obtain all consents, approvals, authorizations or waivers of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and secure the expiration or termination of any applicable waiting period under the HSR Act, (ii) resolve any objections that may be asserted by any Governmental Authority with respect to the Merger or any other transaction contemplated hereby and (iii) prevent the entry of, and have vacated, lifted, reversed or overturned, any Order that would prevent, prohibit, restrict or delay the consummation of the Merger or any other transaction contemplated hereby.

(c)        Notwithstanding anything in this Agreement to the contrary, Parent shall not be obligated to take or refrain from taking, or agree to it, its Affiliates, the Company or any of its Subsidiaries, taking or refraining from taking, any action or to suffer to exist any condition, limitation, restriction or requirement that, individually or in the aggregate with any other actions, conditions, limitations, restrictions or requirements, would or would reasonably be expected to result in a Burdensome Condition. A “Burdensome Condition” shall mean any action, omission, agreement or requirement that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or a Parent Regulatory Material Adverse Effect. “Parent Regulatory Material Adverse Effect” means any change, event, effect or circumstance that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on Parent and its Subsidiaries, taken as a whole (provided that for purposes of determining a Parent Regulatory Material Adverse Effect, the business and the financial condition, results of operations and other financial metrics of Parent and its Subsidiaries, taken as a whole, shall be deemed to be of the same scale as those of the Company and its Subsidiaries, taken as a whole). Except as approved by Parent (including as required by Section 6.03(a)), the Company shall not, and shall not permit any of its Subsidiaries to, make or agree to any concessions with a Governmental Authority in order to obtain the approvals set forth in Schedule I. Prior to Parent being entitled to invoke a Burdensome Condition, the parties and their respective Representatives shall promptly confer in good faith in order to (i) exchange and review their respective views and positions as to any Burdensome Condition or potential Burdensome Condition and (ii) discuss and present to, and engage with, the applicable Governmental Authority regarding any approaches or actions that would avoid any actual Burdensome Condition or mitigate its impact so it is no longer a Burdensome Condition.

(d)        In furtherance of and without limiting the foregoing, (i) Parent shall file, or cause to be filed, a “Form A” Acquisition of Control, together with all exhibits, affidavits and certificates, with the Insurance Commissioner of the State of Delaware, within ten (10) Business Days of the date hereof, (ii) Parent shall file a “Form A” Acquisition of Control, together with all exhibits, affidavits and certificates, with the Insurance Commissioner of the State of Texas, within ten (10) Business Days of the date hereof, (iii) each of Parent and the Company shall file a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the transactions contemplated by this Agreement and requesting early termination of the waiting period under the HSR Act, within ten (10) Business Days of the date hereof, (iv) Parent shall file, or cause to be filed, any pre-acquisition notifications on “Form E” or similar market share notifications to be filed in each jurisdiction where required by applicable Laws with all required applicants, within ten (10) Business Days of the date hereof and (v) the Company shall provide, within ten (10) Business Days of the date hereof, applicable notice to the Insurance Commissioner of the State of Texas under Texas Insurance Code §823.161. All filing fees payable in connection with the foregoing shall be borne by Parent. Parent agrees promptly to provide, or cause to be provided, all agreements, documents, instruments or information that may be required or requested by any Governmental Authority relating to Parent or its Affiliates or its or their structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members or shareholders. Prior to Closing, Parent and its Subsidiaries, in connection with the transactions contemplated by this Agreement, shall not file or submit any application with or request for non-disapproval by any Governmental Authority with respect to any inter-affiliate agreement or transaction between any Company Insurance Subsidiary, on the one hand, and Parent or any of its Subsidiaries, on the other hand, that would require approval or non-disapproval under applicable Law or include reference to any such transaction in the “Form A” Acquisition of Control filings.

(e)        Each of the Company, Parent and Merger Sub agrees that it shall consult with one another with respect to the obtaining of all consents, approvals, authorizations or waivers of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and each of the Company, Parent and Merger Sub shall keep the others apprised on a prompt basis of the status of matters relating to such consents, approvals, authorizations or waivers. Parent and the Company shall have the right to review in advance, and to the extent practicable, and subject to any restrictions under applicable Law, each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement and each party agrees to in good faith consider and reasonably accept comments of the other parties thereon. Parent and the Company shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to applicable Laws. Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority whose consent, approval, authorization or waiver is required to consummate the transactions contemplated by this Agreement, including promptly furnishing each other copies of any written or electronic communication, and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any such consent, approval, authorization or waiver will not be obtained or that the receipt of any such consent, approval, authorization or waiver will be materially delayed or conditioned. None of Parent, Merger Sub and the Company shall, and shall cause their respective Affiliates not to, permit any of their respective directors, officers, employees, partners, members, shareholders or any other Representatives to participate in any live or telephonic meeting (other than non-substantive scheduling or administrative calls) with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent permitted by applicable Law and by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting. Notwithstanding the foregoing, in no event will any party be required to disclose to any other party any personally identifiable information. For the avoidance of doubt, this Section 6.03(e) shall not apply with respect to Tax matters.

(f)        Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company or its Affiliates be required to agree to take or enter into any action contemplated by an Order from any Governmental Authority relating to consummating the transactions contemplated by this Agreement that is not conditioned upon the Closing.

(g)        If requested by Parent, (i) the Company shall reasonably cooperate with Parent in preparing and implementing a communications strategy with respect to producers, reinsurers and other Persons with material relationships with the Company and (ii) the parties shall, and shall cause their respective Subsidiaries to use commercially reasonable efforts to obtain all consents and approvals under any Contracts to which the Company or any of its Subsidiaries is a party in order to avoid any breach or loss of any right thereunder by the Company or any of its Subsidiaries or any right of termination by any counterparty thereto solely as a result of the entry into this Agreement or the consummation of the transactions contemplated hereby; provided, however, that (A) without the prior written consent of Parent, the Company shall not (and shall not permit any of its Subsidiaries to) make any concessions to any such Persons in connection with their efforts to obtain such consents and approvals that would be incurred or paid prior to Closing, (B) the Company and its Subsidiaries shall not be required to make any concessions to the counter party to such Contracts that would result in any of them incurring any cost or making any payment in connection with obtaining any such consent and (C)(1) the Company and its Subsidiaries shall not be required to agree to take or enter into any action contemplated that is not conditioned upon the Closing and (2) Parent shall not be required to agree to make any concessions to the counter party to any such Contract.

Section 6.04    Proxy Statement.  As promptly as practicable after execution of this Agreement, the Company shall, in consultation with Parent, prepare, and the Company shall file with the SEC, preliminary proxy materials which shall constitute the Proxy Statement. The Company shall give Parent a reasonable opportunity to review and comment on such documents and shall consider Parent’s comments in good faith. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall, in consultation with Parent, prepare and the Company shall file any required amendments to the Proxy Statement with the SEC. The Company shall notify Parent promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement. Prior to filing or mailing any proposed amendment of or supplement to the Proxy Statement, the Company shall provide Parent a reasonable opportunity to review and comment on such document and shall consider Parent’s comments in good faith. If at any time prior to the Company Stockholders Meeting any information should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information promptly shall be filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable and shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company Stockholders as promptly as practicable thereafter.

Section 6.05    Company Stockholders Meeting.  Unless this Agreement has been terminated in accordance with its terms, the Company, acting through the Company Board of Directors, shall in accordance with applicable Law, the Company Certificate of Incorporation, the Company Bylaws and the rules and regulations of the NASDAQ Global Select Market establish a record date for, duly call, give notice of, convene and hold, as promptly as practicable after SEC clearance, the Company Stockholders Meeting for the purpose of considering and voting upon the adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement. Unless the Company Board of Directors has effected an Adverse Recommendation Change in accordance with Section 6.06, the Company Board of Directors shall recommend adoption of this Agreement, the Merger and other transactions contemplated hereby by the Company Stockholders and include such recommendation and the Company Board of Directors’ determination that this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company and the Company Stockholders in the Proxy Statement. Unless this Agreement has been duly terminated in accordance with the terms herein or the Company Board of Directors has effected an Adverse Recommendation Change in accordance with Section 6.06, the Company shall, solicit from the Company Stockholders proxies in favor of the proposal to adopt this Agreement, the Merger and the other transactions contemplated hereby and shall take all other action reasonably necessary or advisable to secure the vote or consent of the Company Stockholders that is required by the rules and regulations of the NASDAQ Global Select Market and the DGCL. The Company shall not include in the Proxy Statement any proposal to vote upon or consider any Takeover Proposal. The Company shall not adjourn or postpone the Company Stockholders Meeting without the prior written consent of Parent other than (a) to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company Stockholders, provided that the Company has reasonably consulted with Parent prior to such adjournment or postponement or (b) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, provided that the Company has reasonably consulted with Parent prior to such adjournment or postponement. If requested by Parent, the Company shall advise Parent at least on a daily basis on each of the last seven (7) days prior to the date of the Company Stockholders Meeting (and any reconvening thereof) as to the aggregate tally of proxies received by the Company with respect to the Company Required Vote and whether such proxies have been voted affirmatively or negatively with respect to each of the proposals to be presented at the Company Stockholders Meeting and the total number of shares of Company Common Stock that have demanded appraisal rights. On the third (3rd) Business Day following the Company Stockholders Meeting at which the Company Required Vote was obtained, the Company shall deliver to Parent a certificate duly executed by an executive officer of the Company, certifying as to the total number of Shares outstanding as of such date and the aggregate number of Shares for which appraisal was demanded pursuant to the provisions of, and in compliance with, Section 262 of the DGCL (the date of delivery of such certificate to Parent, the “Certification Date”).

Section 6.06    No Solicitation of Transactions.

(a)        The Company agrees that (i) it and its directors and officers shall not, (ii) its Subsidiaries and its Subsidiaries’ directors and officers shall not and (iii) it shall use reasonable best efforts to ensure that its and its Subsidiaries’ Representatives shall not, directly or indirectly, (A) solicit, initiate or knowingly encourage or facilitate the making of any submission, proposal, offer or inquiry that constitutes or would reasonably be expected to lead to a Takeover Proposal (other than contacting or engaging in discussions with the Person that has made a Takeover Proposal (or its Representatives) after the execution and delivery of this Agreement that has not been withdrawn for the sole purpose of clarifying such Takeover Proposal; provided, that the Company shall promptly provide to Parent any material written correspondence with any such Person or its Representatives and a written summary of any material oral communications), (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, any submission, proposal, offer or inquiry that constitutes or would reasonably be expected to lead to a Takeover Proposal or furnish any non-public information relating to the Company or any of its Subsidiaries to any Person (or any of its Representatives) who has made any submission, proposal, offer or inquiry that constitutes or would reasonably be expected to lead to a Takeover Proposal, (C) terminate, waive, amend, release or modify any provision of any confidentiality agreement to which the Company or any Subsidiary of the Company is a party in connection with any Takeover Proposal or any submission, proposal, offer or inquiry that would reasonably be expected to lead to any Takeover Proposal (unless the Company Board of Directors determines in good faith (after consultation with its outside counsel) that failure to do so would be inconsistent with the fiduciary duties of directors under Delaware Law), (D) enter into any letter of intent or agreement in principle or any Contract concerning any Takeover Proposal or any submission, proposal, offer or inquiry that would reasonably be expected to lead to a Takeover Proposal (other than a confidentiality agreement in accordance with this Section 6.06(a)) or (E) reimburse or agree to reimburse the expenses of any other Person (other than the Company’s Representatives) in connection with any Takeover Proposal or any submission, proposal, offer or inquiry that would reasonably be expected to lead to a Takeover Proposal. The Company shall, and shall cause its Subsidiaries and direct its Representatives to, immediately cease and cause to be terminated all then existing discussions and negotiations with any Person conducted theretofore with respect to any Takeover Proposal or any submission, proposal, offer or inquiry that would reasonably be expected to lead to any Takeover Proposal. Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, in response to an unsolicited written Takeover Proposal received after the execution and delivery of this Agreement and prior to the Company obtaining the Company Required Vote, if the Company Board of Directors determines in good faith, after consultation with its financial advisor and outside counsel, that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, the Company may (and may authorize and permit its Subsidiaries and Representatives to), subject to compliance with this Section 6.06(a), prior to obtaining the Company Required Vote, (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a confidentiality agreement containing provisions substantially similar to those set forth in the Confidentiality Agreement (provided that such confidentiality agreement need not contain a standstill), provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person or any of its Representatives, and (y) participate in discussions and negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

(b)        Neither the Company Board of Directors nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, declaration of fairness and advisability or recommendation by the Company Board of Directors or any such committee of this Agreement, the Merger or the other transactions contemplated hereby or fail to include such declaration or recommendation in the Proxy Statement, (ii) approve, recommend the adoption of, or publicly propose to approve or recommend the adoption of, any Takeover Proposal, (iii) fail to publicly reaffirm the recommendation by the Company Board of Directors of this Agreement, the Merger or the other transactions contemplated hereby within five (5) Business Days of a written request by Parent to make such public reaffirmation following the receipt by the Company of a public Takeover Proposal (other than in the case of a Takeover Proposal in the form of a tender offer or exchange offer) that has not been withdrawn; provided that Parent may make any such request only once in any ten (10) Business Day period with respect to a particular Takeover Proposal or (iv) make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board of Directors of the type contemplated by Rule 14d-9(f) under the Exchange Act, or fail to recommend against acceptance of such a tender or exchange offer, including by taking no position with respect to acceptance of such tender or exchange offer, by the close of business on the earlier of (A) the tenth (10th) Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act and (B) the third (3rd) Business Day prior to the Company Stockholders Meeting (each, an “Adverse Recommendation Change”).

(c)        Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, the Company Board of Directors may, if, after consultation with its outside counsel, it determines in good faith that the failure to take such action would be inconsistent with the fiduciary duties of directors under Delaware Law, (x) in response to an unsolicited Superior Proposal that has not been withdrawn, make an Adverse Recommendation Change in response to such Superior Proposal and, if it so determines, terminate this Agreement in order to enter into a definitive agreement to effect such Superior Proposal or (y) make an Adverse Recommendation Change (but not terminate this Agreement) in response to a Change in Circumstances, in each case if and only if:

(i)        the Company has materially complied with this Section 6.06 with respect to such Takeover Proposal and the Person making such Takeover Proposal (and such Person’s Representatives);

(ii)        the Company shall have given Parent notice at least three (3) Business Days prior to making any such Adverse Recommendation Change or causing or permitting the Company to terminate this Agreement pursuant to clause (x) above in this Section 6.06(c), which notice shall include (A) the terms and conditions of any

Superior Proposal that is the basis of the proposed action by the Company Board of Directors and a copy of all proposed documents to effect such Superior Proposal in the possession of the Company or any of its Representatives (it being understood and agreed that (1) any amendment to the financial terms of such Superior Proposal shall require a new notice and an additional two (2) Business Day period prior to taking any specified action and (2) in determining whether to make an Adverse Recommendation Change or to cause or permit the Company to so terminate this Agreement, the Company Board of Directors shall take into account any changes to the terms of this Agreement proposed by Parent in writing to the Company in response to any such notice or otherwise within the periods described above) or (B) the material event or development or material change in circumstance constituting such Change in Circumstances;

(iii)        the Company has and has caused its Subsidiaries and its and their respective Representatives to make themselves available to negotiate with Parent and its Representatives during the period referred to in clause (ii) to the extent requested in writing by Parent in order so that such Takeover Proposal ceases to constitute a Superior Proposal or that such matter no longer constitutes a Change in Circumstances; and

(iv)        after considering any proposed revisions to this Agreement made by Parent in writing during such periods described above, if any, the Company Board of Directors shall have determined in good faith, after consultation with outside counsel, that the failure to make the Adverse Recommendation Change in response to such Superior Proposal or Change in Circumstances or cause or permit the Company to terminate this Agreement in response to such Superior Proposal would be inconsistent with the fiduciary duties of directors under Delaware Law.

(d)        In addition to the obligations of the Company set forth in Section 6.06(a) and Section 6.06(b), the Company shall as promptly as practicable (and in any event within twenty-four (24) hours after receipt thereof) advise Parent of the receipt of any Takeover Proposal or any proposal, offer or inquiry that would reasonably be expected to lead to a Takeover Proposal after the date of this Agreement, the material terms and conditions of any such Takeover Proposal and the identity of the Person making any such Takeover Proposal. The Company shall keep Parent reasonably informed on a prompt basis of any material developments with respect to any such Takeover Proposal, proposal, offer or inquiry (including any material changes thereto) and shall provide Parent as promptly as practicable (and in no event later than twenty-four (24) hours after receipt or delivery of) any draft documents to effect such Takeover Proposal, proposal or offer or any term sheets, indications or interest or other material documents with respect to such Takeover Proposal, proposal, offer or inquiry or that contain proposed terms of such Takeover Proposal, proposal, offer or inquiry.

(e)        Nothing contained in this Section 6.06 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or Item 1012(c) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board of Directors determines (after consultation with its outside counsel) that failure to do so would be inconsistent with the fiduciary duties of directors under Delaware Law, it being understood, however, that (A) this clause (ii) shall not be deemed to permit the Company Board of Directors to make an Adverse Recommendation Change or take any of the actions referred to in clause (ii) of Section 6.06(b) except, in each case, to the extent permitted by Section 6.06(b) and (B) any disclosure made pursuant to this clause (ii) relating to any Takeover Proposal or Change in Circumstances shall be deemed to be an Adverse Recommendation Change unless it includes a reaffirmation by the Company Board of Directors that the Company Board of Directors continues to recommend that the Company Stockholders adopt this Agreement, the Merger and the other transactions contemplated by this Agreement and that the Company Board of Directors believes this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of the Company and the Company Stockholders.

(f)        In the event that the Company receives a Takeover Proposal during the pendency of this Agreement, the Company hereby agrees that (i) notwithstanding the standstill provisions contained in the Confidentiality Agreement, Parent shall be permitted to propose to the Company one or more amendments to this Agreement and (ii) Parent shall be permitted include as part of any such amendments to this Agreement changes to reflect a joint bid structure with a Third Party; provided, such Third Party shall have agreed to bound by the obligations imposed with respect to a “Recipient” in the Confidentiality Agreement such that the Company can enforce the Confidentiality Agreement (including the standstill provisions thereof) against such Third Party.

Section 6.07    Public Announcements.  The Company and Parent shall agree on a press release announcing the entering into of this Agreement and the transactions contemplated thereby. Thereafter, the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements (including scheduling of a press conference or conference call with investors or analysts) with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement (a) as may be required by Law or Order, the applicable rules and regulations of the NASDAQ Global Select Market or the New York Stock Exchange or any listing agreement with the NASDAQ Global Select Market or the New York Stock Exchange, (b) in connection with any Takeover Proposal or (c) to enforce its rights and remedies under this Agreement.

Section 6.08    Employee Matters.

(a)        For the period from the Closing Date to December 31, 2018, Parent shall provide to each employee of the Company and its Subsidiaries who remains an employee of the Company or any of its Subsidiary on and following the Closing Date (each such employee, a “Company Employee”), (i) base salary, annual incentive bonus opportunities and long-term incentive opportunities that are, in each case, no less than the base salary, annual bonus opportunities and long-term incentive opportunities applicable to each such Company Employee immediately prior to the Closing Date and (ii) employee benefits that are no less favorable, in the aggregate, than those employee benefits provided to such Company Employees immediately prior to the Closing Date.

(b)        Parent shall provide each Company Employee who incurs a termination of employment from the Closing Date to December 31, 2018 with severance payments and severance benefits that are no less favorable than the severance payments and severance benefits to which such employee would have been entitled with respect to such termination under the severance policies of the Company as in effect immediately prior to the Closing Date.

(c)        Subject to Section 6.08(f), from and after the Closing Date, Parent shall cause the Surviving Corporation and its Subsidiaries to honor all obligations under the Benefit Plans in accordance with their terms as in effect immediately prior to the Closing Date.

(d)        Parent shall, or shall cause the Surviving Corporation or Parent’s or the Surviving Corporation’s Subsidiaries, as applicable, to give Company Employees full credit for Company Employees’ service with the Company and its Subsidiaries for purposes of eligibility, vesting and determination of the level of benefits (including for purposes of vacation and severance), but not for purposes of benefit accruals under a defined benefit pension plan, under any benefit plans made generally available to officers or employees or any class or level of officers or employees maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries in which a Company Employee participates to the same extent recognized by the Company immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(e)        Parent shall, or shall cause the Surviving Corporation or Parent’s or the Surviving Corporation’s Subsidiaries, as applicable, to (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Parent or any Subsidiary of Parent that provides health benefits in which Company Employees may be eligible to participate following the Closing Date, other than any limitations that were in effect with respect to such employees as of the Closing Date under the analogous Benefit Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-

pocket maximums under health plans of Parent, the Surviving Corporation or any of their respective Subsidiaries in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Closing Date.

(f)        This Section 6.08 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement and nothing in this Section 6.08 or any other provision of this Agreement or any other related Contract, express or implied (i) shall be construed to establish, amend, or modify any Benefit Plan or any other benefit plan, program, agreement or arrangement, (ii) except as expressly provided by Section 6.08(b), shall alter or limit the ability of the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement or (iii) is intended to or shall confer upon any current or former employee of the Company or its Subsidiaries or any other person any right to employment or continued employment or service for any period of time by reason of this Agreement or any other related agreement, or any right to a particular term or condition of employment.

Section 6.09    Directors’ and Officers’ Indemnification and Insurance.

(a)        From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless the individuals who at or prior to the Effective Time were directors or officers of the Company or any of its Subsidiaries (the “Indemnified Parties”) against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including legal fees and expenses) in connection with any actual or threatened Action or investigation, whenever asserted, based on or arising out of, relating to or in connection with any act or omission occurring at or prior to the Effective Time (including relating to this Agreement) to the fullest extent permitted by the DGCL or any other applicable Law or provided under the Company Certificate of Incorporation and the Company Bylaws in effect on the date hereof. Parent shall guarantee such performance by the Surviving Corporation.

(b)        From the Effective Time and for a period of six (6) years thereafter, Parent and the Surviving Corporation shall maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Parties with terms, conditions, retentions and levels of coverage at least as favorable as those of such current insurance coverage with an insurance carrier with the same or better financial strength rating as the Company’s current carrier; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance (the “Maximum Premium”); and provided, further, that, if the annual premiums for such insurance coverage exceed the Maximum Premium, Parent and the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided, further, however, that at the Company’s option in lieu of the foregoing insurance coverage, the Company may purchase, prior to the Effective Time, six (6) year “tail” insurance coverage that provides coverage identical in all material respects to the coverage described above, provided that the Company does not pay more than the Maximum Premium.

(c)        Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the Indemnified Parties as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Further, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnified Parties than are presently set forth in the Company Certificate of Incorporation and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, except as amendments may be required by the DGCL during such period.

(d)        This Section 6.09 shall survive the consummation of the Merger, is intended to benefit, and shall be enforceable by each Indemnified Party and their respective successors, heirs and representatives, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall not be amended without the prior written consent of the applicable Indemnified Party (including his or her successors, heirs and representatives).

(e)        In the event that the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 6.09. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 6.09.

(f)        The rights of the Indemnified Parties under this Section 6.09 shall be in addition to, and not in substitute for, any rights such Indemnified Parties may have under the certificate of incorporation, bylaws or similar organizational documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws, and Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements between any of the Indemnified Parties in their capacity as directors or officers of the Company or any of its Subsidiaries, on the one hand, and the Company or any of its Subsidiaries, on the other hand, that are set forth on Section 6.09 of the Company Disclosure Letter and have been made available to Parent, in each case on the terms set forth in such agreements as of the date hereof.

(g)        Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.09 is not prior to or in substitution for any such claims under such policies.

Section 6.10    Section 16 Matters.  Prior to the Effective Time, the Company shall adopt resolutions to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-2 promulgated under the Exchange Act.

Section 6.11    Stock Exchange De-listing; Resignation of Directors.

(a)        Parent and the Company shall use their respective reasonable best efforts to cause the Company’s securities to be de-listed from the NASDAQ Global Select Market and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

(b)        The Company shall use its commercially reasonable efforts to deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation or removal of all directors of the Company and its Subsidiaries specified by Parent in writing reasonably in advance of the Closing and in any event at least five (5) Business Days prior to Closing, in each case effective at the Effective Time.

Section 6.12    No Control of the Other Party’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.13    Stockholder Litigation.  The Company shall promptly advise Parent in writing of any Action brought by any stockholder of the Company against the Company or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and shall keep Parent reasonably informed regarding any such litigation. The

Company shall give Parent the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such Action, shall give due consideration to Parent’s advice with respect to such Action and shall not settle any such Action without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned.

Section 6.14    Agreements with Related Parties.  The Company shall cause all Related Party Agreements (other than the Contract set forth in item 2 of Section 1.01(b) of the Company Disclosure Letter) to be terminated effective as of immediately prior to Closing and the Company and all of its Subsidiaries released from all obligations thereunder without any payment or other concession on the part of the Company or any of its Subsidiaries. Prior to Closing, the Company shall provide Parent with reasonably detailed evidence that all of such Related Party Agreements have been so terminated effective as of the Closing.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01    Conditions to the Obligations of Each Party.  The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction (or waiver by each party) as of the Closing Date of the following conditions:

(a)         Company Stockholder Approval.  The Company Required Vote shall have been obtained.

(b)        No Order.  No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued or enforced that is in effect and that prevents or prohibits consummation of the Merger.

(c)        Governmental Consents.  The consents, approvals, authorizations or filings set forth in Schedule I shall have been made or obtained and shall be in full force and effect. The applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

Section 7.02    Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger on the Closing Date are subject to the satisfaction (or waiver by Parent and Merger Sub) as of the Closing Date of the following conditions:

(a)        Representations and Warranties.  The representations and warranties of the Company (i) set forth in Section 4.03(a) and Section 4.03(b) shall be true and correct except for de minimis inaccuracies as of the Closing Date as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) set forth in Section 4.02, Section 4.04, Section 4.10(d), Section 4.24 and Section 4.26 shall be true and correct in all material respects as of the Closing Date as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) set forth in Section 4.09(b) shall be true and correct in all respects as of the Closing Date as if made on such date and (iv) set forth in Article IV (other than those described in clauses (i), (ii) and (iii)) shall be true and correct as of the Closing Date as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties described in this clause (iv) to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or result in a failure of the ability of the Company to effect the Closing; provided, however, that for purposes of determining the satisfaction of clause (iv) of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Company Material Adverse Effect.” Parent shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized executive officer of the Company.

(b)        Covenants and Agreements.  The covenants and agreements of the Company set forth in this Agreement to be performed or complied with at or prior to the Effective Time shall have been duly performed or complied with in all material respects. Parent shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized executive officer of the Company.

(c)        No Burdensome Condition.  None of the consents, approvals or authorizations set forth in Schedule I contain, require or result in a Burdensome Condition.

Section 7.03    Conditions to the Obligation of the Company.  The obligation of the Company to effect the Merger on the Closing Date is subject to the satisfaction (or waiver by the Company) as of the Closing Date of the following conditions:

(a)        Representations and Warranties.  The representations and warranties of Parent (i) set forth in Section 5.02 and Section 5.12 shall be true and correct in all material respects as of the Closing Date as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) set forth in Article V (other than those described in clause (i) shall be true and correct as of the Closing Date as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to result in a failure of the ability of Parent or Merger Sub to effect the Closing; provided, however, that for purposes of determining the satisfaction of clause (ii) of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Parent Material Adverse Effect.” The Company shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized executive officer of Parent.

(b)        Covenants and Agreements.  The covenants and agreements of Parent and Merger Sub set forth in this Agreement to be performed or complied with at or prior to the Effective Time shall have been duly performed or complied with in all material respects. The Company shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized executive officer of Parent.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01    Termination.  This Agreement may be terminated and the Merger (and the other transactions contemplated hereby) may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote has been obtained):

(a)        by mutual written consent of the Company and Parent, which consent shall have been approved by the action of their respective Boards of Directors;

(b)        by Parent or the Company, if any Governmental Authority shall have issued an Order, or there exists any Law, in each case, permanently preventing or prohibiting the Merger, and such Order shall have become final and nonappealable or such Law is in effect; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have complied with its obligations under this Agreement to remove such Order;

(c)        by Parent or the Company, if at the Company Stockholders Meeting, the Company Required Vote shall not have been obtained;

(d)        by the Company prior to receipt of the Company Required Vote, in accordance with Section 6.06(c)(x);

(e)        by Parent, if (i) the Company Board of Directors shall have made an Adverse Recommendation Change; provided, however, that Parent’s right to terminate this Agreement pursuant to this clause (i) shall expire ten (10) Business Days after the date on which such Adverse Recommendation Change is made in accordance with the terms of this Agreement or (ii) there shall have been a Willful Breach by the Company of Section 6.06 that the Company has not cured before the date five (5) Business Days after written notice thereof is given by Parent to the Company (provided that for purposes of this clause (ii), the actions of any advisor or agent of the Company who is not a director or employee of the Company or any of its Subsidiaries shall not be deemed or considered to be a Willful Breach by the Company if the Company has (A) directed such advisor or agent to comply with Section 6.06 and (B) taken all reasonable actions to cause such advisor or agent to comply with Section 6.06);

(f)        by Parent or the Company, if the Merger shall not have been consummated prior to February 26, 2018 (as such date may be extended pursuant to the second proviso below or pursuant to Section 9.09, the “Outside Termination Date”); provided, that the right to terminate this Agreement under this Section 8.01(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date; provided, further, that, if on a date that would have been the Outside Termination Date the conditions set forth in Section 7.01(c) are the only conditions in Article VII (other than those conditions that by their nature are to be satisfied at the Closing) that shall not have been satisfied or waived on or before such date, either Parent or the Company may unilaterally extend the Outside Termination Date to

April 26, 2018, in which case the Outside Termination Date shall be deemed for all purposes to be such later date;

(g)        by Parent, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement or any of the representations or warranties of the Company is or shall have become inaccurate and such breaches or inaccuracies would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) if continuing on the Closing Date and (ii) such breaches or inaccuracies shall not have been cured (or are not capable of being cured) before the earlier of (A) forty-five (45) days after written notice thereof is given by Parent to the Company or (B) two (2) Business Days prior to the Outside Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or any of the representations or warranties of Parent or Merger Sub in this Agreement have become inaccurate in any material respect;

(h)        by the Company, if (i) there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement or any of the representations or warranties of Parent is or shall have become inaccurate and such breaches or inaccuracies would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) if continuing on the Closing Date and (ii) such breaches or inaccuracies shall not have been cured (or are not capable of being cured) before the earlier of (A) forty-five (45) days after written notice thereof is given by the Company to Parent or (B) two (2) Business Days prior to the Outside Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(h) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or any of the representations or warranties of the Company in this Agreement have become inaccurate in any material respect; or

(i)        by Parent during the period from the Certification Date to and including and the date which is ten (10) Business Days after the Certification Date, if the aggregate number of Shares for which appraisal is demanded pursuant to the provisions of, and in compliance with, Section 262 of the DGCL exceeds fifteen percent (15%) of the issued and outstanding Company Common Stock on the date that Parent elects to terminate this Agreement pursuant to this Section 8.01(i), after taking into account the waiver or withdrawal of any such demands.

The party desiring to terminate this Agreement pursuant to subsection (b), (c), (d), (e), (f), (g), (h) or (i) of this Section 8.01 shall give written notice of such termination to the other party in accordance with Section 9.02, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 8.02    Fees and Expenses.

(a)        Expense Allocation.  Except as otherwise specified in Section 6.03 and Section 8.02(b), all costs and expenses (including fees and expenses payable to Representatives)

incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

(b)        Company Termination Fee.

(i)        If this Agreement is terminated by the Company pursuant to Section 8.01(d) or by Parent pursuant to Section 8.01(e), the Company shall, in the case of a termination pursuant to Section 8.01(d) prior to or concurrently with or, in the case of a termination pursuant to Section 8.01(e), promptly, and in any event within two (2) Business Days after the date of such termination, pay Parent the Company Termination Fee by wire transfer of immediately available funds.

(ii)        If this Agreement is terminated (A) (1) by Parent or the Company pursuant to Section 8.01(f) and a vote on the proposal to adopt this Agreement has not been taken at the Company Stockholders Meetings by the Outside Termination Date and at any time after the date hereof and prior to such termination a Takeover Proposal shall have been publicly announced or made known to the Company Board of Directors and not rejected by the Company Board of Directors at least three (3) Business Days prior to the Outside Termination Date, (2) by Parent pursuant to Section 8.01(g) (other than a termination because of a breach or inaccuracy of Section 4.09(b)) and at any time after the date hereof and prior to the breach giving rise to Parent’s right to terminate under Section 8.01(g), a Takeover Proposal shall have been publicly announced or made known to the Company Board of Directors and not withdrawn prior to such breach or (3) by Parent or the Company pursuant to Section 8.01(c) and at any time after the date hereof and prior to the Company Stockholders Meeting, a Takeover Proposal shall have been publicly announced or made known to the Company Board of Directors and not publicly rejected by the Company Board of Directors at least three (3) Business Days prior to the Company Stockholders Meeting and (B) within twelve (12) months after such termination, the Company either consummates any Takeover Proposal or enters into a definitive agreement to consummate any Takeover Proposal and the Company thereafter consummates the Takeover Proposal that is the subject of such definitive agreement (whether or not within such twelve (12) month period), then the Company shall, within two (2) Business Days after the earlier of the entry into such definitive agreement or the consummation of the Takeover Proposal described in clause (B), pay Parent the Company Termination Fee by wire transfer of immediately available funds; provided, that for the purposes of this Section 8.02(b)(ii), (I) all references in the term Takeover Proposal to “15% or more” shall be deemed to be references to “more than 50%” and (II) in the case of a termination under Section 8.01(c), the definitive agreement or Takeover Proposal described in clause (B) involves the Person who made the Takeover Proposal described in clause (A)(3) or an Affiliate of such Person.

(c)        The parties acknowledge that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated hereby and that, without these agreements,

the parties would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.02, the Company shall also pay any costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with an Action to enforce this Agreement that results in an Order for such amount against the Company. Any amount not paid when due pursuant to this Section 8.02 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. The parties agree and understand that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(d)        Subject to Section 8.03(b), upon termination of this Agreement in accordance with its terms, Parent’s right, if any, to receive the Company Termination Fee pursuant to this Section 8.02 and the amounts described in this Section 8.02 shall be the sole and exclusive remedy of Parent, Merger Sub and their respective Affiliates against the Company or its Subsidiaries and any of their respective former, current or future stockholders, directors, officers, employees, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Merger or the transactions contemplated by this Agreement to be consummated, and upon payment of such Company Termination Fee and any applicable amount described in Section 8.02(c), none of the Company or its Subsidiaries or any of their respective former, current or future stockholders, directors, officers, employees, Affiliates, agents or other Representatives shall have any further liability or obligation under this Agreement or the Merger or the transactions contemplated by this Agreement.

Section 8.03    Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent and Merger Sub or the Company, except that (a) the provisions of Section 6.02(b), Section 8.02, this Section 8.03 and Article IX shall survive termination and (b) nothing herein shall relieve any party from liability for any Willful Breach of this Agreement or for actual fraud (which shall not include constructive fraud or similar claims); provided, that if the Company is required to pay damages pursuant to Section 8.03(b) and also required to pay the Company Termination Fee, then the amount of the Company Termination Fee shall be first offset against any damages amount required to be paid by the Company pursuant to Section 8.03(b), or vice versa, as the case may be.

Section 8.04    Amendment.  This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Company Required Vote has been obtained and prior to the filing of the Certificate of Merger with the Delaware Secretary; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall be made that pursuant to applicable Law requires further adoption by the Company Stockholders without such further adoption. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 8.05    Extension; Waiver.  At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 8.04, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any such extension or waiver by a party shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01    Nonsurvival of Representations, Warranties, Covenants and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants or agreements contained herein that by their terms apply to or are to be performed in whole or in part after the Effective Time and (b) this Article IX.

Section 9.02    Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any Section of this Agreement) and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by facsimile or email (in each case with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a party may have specified by notice given to the other party pursuant to this provision):

if to Parent or Merger Sub, to

Markel Corporation
4521 Highwoods Parkway
Glen Allen, Virginia 23060
Facsimile:	804-527-3810
Email:	rgrinnan@MarkelCorp.com
Attention:	Richard R. Grinnan

with a copy to (which shall not constitute notice):

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Facsimile:	312-853-7036
Email:	bfahrney@sidley.com
Attention:	Brian J. Fahrney
Email:	swilliams@sidley.com
Attention:	Scott R. Williams

if to the Company, to

State National Companies, Inc.
1900 L. Don Dodson Drive
Bedford, Texas 76021
Facsimile:	877-295-5247
Email:	dcleff@statenational.com
Attention:	David M. Cleff

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square
New York, New York 10036
Facsimile:	212-735-2000
Email:	todd.freed@skadden.com
Attention:	Todd E. Freed
Email:	jon.hlafter@skadden.com
Attention:	Jon A. Hlafter

Section 9.03    Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile or other electronic transmission) to the other parties.

Section 9.04    Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (b) are not intended to and do not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than, from and after the Effective Time (i) each Indemnified Party and their respective successors, heirs and representatives, each of whom shall have the right to enforce the provisions of Section 6.09 directly and (ii) the right of the Company Stockholders to receive the Merger

Consideration and the holders of Company Stock Options and Company Restricted Stock to receive the payments to which they have the right to receive pursuant to Section 2.07. Notwithstanding the foregoing, but subject to Section 8.03, the Company shall have the right to recover, through an Action brought by the Company, damages from Parent in the event of a breach of this Agreement by Parent, in which event the damages recoverable by the Company for itself and on behalf of the Company Stockholders and the holders of Company Stock Options and Company Restricted Stock shall be determined by reference to the total amount that would have been recoverable by such holders if all such holders brought an action against Parent and were recognized as third party beneficiaries hereunder. The representations, warranties, covenants and agreements in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties and may, in certain instances, be qualified, limited or changed by confidential disclosure letters. Any inaccuracies in such representations or warranties or failure to perform or breach of such covenants or agreements are subject to waiver by the parties in accordance with Section 8.05 without notice or liability to any other Person. In some instances, the representations, warranties, covenants and agreements in this Agreement may represent an allocation among the parties of risk associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations, warranties, covenants and agreements in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.05    Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.06    Governing Law.  This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

Section 9.07    Consent to Jurisdiction.  Each of the parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any Action arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (d) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 9.02 or in any other manner permitted by applicable Law.

Section 9.08    Waiver of Jury Trial.  EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 9.08. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.09    Specific Performance.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting a bond or other undertaking, the parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking any remedy provided for in this Section 9.09, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (b) nothing contained in this Section 9.09 shall require any party to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 9.09 before exercising any other right under this Agreement. If, prior to the Outside Termination Date, any party brings any Action in accordance with this Agreement to enforce specifically the performance of the terms and provisions hereof against any other party, the Outside Termination Date shall be automatically extended (i) for the period during which such Action is pending, plus ten (10) Business Days or (ii) by such other time period established by the court presiding over such action on good cause shown, as the case may be.

Section 9.10    Severability.  If any term, provision, covenant or restriction of this Agreement is held by the Delaware Courts or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

MARKEL CORPORATION

By:	/s/ Richard R. Whitt, III
Name: Richard R. Whitt, III
Title: Co-Chief Executive Officer

MARKELVERICK CORPORATION

By:	/s/ Richard R. Whitt, III
Name: Richard R. Whitt, III
Title: President

[Signature Page to Agreement and Plan of Merger]

STATE NATIONAL COMPANIES, INC.

By:	/s/ Terry Ledbetter
	Name:	Terry Ledbetter
	Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX B

Privileged and Confidential

July 25, 2017

The Board of Directors of

State National Companies, Inc.

1900 L. Don Dodson Drive

Bedford, Texas 76021

Members of the Board of Directors:

We understand that State National Companies, Inc., a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger, dated as of July 26, 2017 (the “Merger Agreement”), with Markel Corporation, a Virginia corporation (“Parent”) and Markelverick Corporation, a Delaware corporation and wholly-owned direct subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving entity (the “Surviving Company”), as a result of which the Surviving Company will become a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, among other things, each share of common stock, par value $0,001 per share, of the Company (the “Company Common Stock”), other than (x) shares of Company Common Stock owned by the Company, any Subsidiary of the Company, Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time (as defined in the Merger Agreement) (collectively, the “Excluded Shares”) and (y) Appraisal Shares and Company Restricted Stock (each as defined in the Merger Agreement), issued and outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive $21.00 per share, in cash, without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement and capitalized terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

The Board of Directors of the Company has asked us whether, in our opinion, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, other than holders of Excluded Shares, Appraisal Shares and Company Restricted Stock.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(ii)	reviewed certain projected non-public financial statements and other projected non-public financial data relating to the Company prepared and furnished to us by the management of the Company;

55 EAST 52ND STREET NEW YORK, NY 10055 TEL: 212.857.3100 FAX: 212.857.3101

(iii)	reviewed certain non-public historical financial statements and other non-public historical and operating data relating to the Company prepared and furnished to us by the management of the Company;

(iv)	discussed the past and current operations, financial projections and current financial condition of the Company with the management of the Company (including their views on the risks and uncertainties of achieving such projections);

(v)	compared certain historical non-public management projections to actual performance;

(vi)	reviewed the reported prices and the historical trading activity of the Company Common Stock;

(vii)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed to be relevant;

(viii)	compared the financial performance of the Company and the valuation multiples relating to the Merger with those of certain other transactions that we deemed to be relevant;

(ix)	reviewed a draft dated July 23, 2017, of the Merger Agreement which we assume is in substantially final form and from which we assume the final form will not vary in any respect material to our analysis; and

(x)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data relating to the Company referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company under the assumptions reflected therein. We express no view as to any projected financial data relating to the Company or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions

55 EAST 52ND STREET NEW YORK, NY 10055 TEL: 212.857.3100 FAX: 212.857.3101

to the consummation of the Merger will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or materially reduce the benefits to the holders of the Company Common Stock of the Merger. We have also assumed that the executed Merger Agreement will not differ in any material respect from the draft Merger Agreement dated July 23, 2017 reviewed by us.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state, federal or foreign laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock, other than holders of Excluded Shares, Appraisal Shares and Company Restricted Stock. We do not express any view on, and our opinion does not address, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have assumed that any modification to the structure of the Merger will not vary our analysis in any material respect. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. This letter, and our opinion, does not constitute a recommendation to the Board of Directors of the Company or to any other persons in respect of the Merger, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Merger. We express no opinion herein as to the price at which shares of Company Common Stock will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We will receive a fee for our services upon the rendering of this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We will also be entitled to receive additional fees if

55 EAST 52ND STREET NEW YORK, NY 10055 TEL: 212.857.3100 FAX: 212.857.3101

we are required to deliver additional opinions and a success fee if the Merger is consummated. Prior to this engagement, we, Evercore Group L.L.C., and our affiliates provided financial advisory sendees to the Company in 2014 and received $3.9 million in fees for the rendering of these services including the reimbursement of expenses. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and Parent pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to Parent in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, Parent and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors of the Company in connection with its evaluation of the proposed Merger. Except to the extent permitted pursuant to the express terms of our engagement letter dated January 26, 2017, this opinion may not be disclosed, quoted, referred or communicated (in whole or in part) to or by any third party for any purpose whatsoever except with our prior written approval. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the shares of Company Common Stock, other than holders of Excluded Shares, Appraisal Shares and Company Restricted Stock.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Stuart Britton
Stuart Britton
Senior Managing Director

55 EAST 52ND STREET NEW YORK, NY 10055 TEL: 212.857.3100 FAX: 212.857.3101

ANNEX C

EXECUTION VERSION

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of July 26, 2017, is among Markel Corporation, a Virginia corporation (“Parent”), and the Persons executing this Agreement as “Stockholders” on the signature page hereto (each a “Stockholder” and collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Markelverick Corporation, a Delaware corporation and wholly-owned direct subsidiary of Parent (“Merger Sub”), and State National Companies, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) pursuant to the Delaware General Corporation Law upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Stockholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and is entitled to vote and dispose of the number of shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) set forth on Schedule I (with respect to such Stockholder and until disposed of by such Stockholder in accordance with Section 2.03, the “Owned Stock” and, together with any additional Company Common Stock of which such Stockholder becomes the “beneficial owner” after the date hereof and during the term of this Agreement, the “Subject Stock”); and

WHEREAS, in connection with the execution and delivery of the Merger Agreement, Parent and each Stockholder desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.01    Definitions.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.

Section 1.02    Interpretation.

(a)        As used in this Agreement, references to the following terms have the meanings indicated:

(i)        to the Preamble or to the Recitals, Sections, Articles or Schedules are to the Preamble or a Recital, Section or Article of, or a Schedule to, this Agreement unless otherwise clearly indicated to the contrary;

(ii)        to any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time;

(iii)        to any Law are to such Law as amended, modified, supplemented or replaced from time to time and any rules or regulations promulgated thereunder and to any section of any Law include any successor to such section;

(iv)        to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate;

(v)        to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;

(vi)        to the “date of this Agreement,” “the date hereof” and words of similar import refer to July 26, 2017; and

(vii)        to “this Agreement” includes the Schedule to this Agreement.

(b)        Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c)        Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.”

(d)        The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(e)        References to a “party” hereto means Parent or a Stockholder and references to “parties” hereto means Parent and the Stockholders unless the context otherwise requires.

(f)        The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g)        No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.

(h)        All capitalized terms used without definition in the Schedule to this Agreement shall have the meanings ascribed to such terms in this Agreement.

(i)        Whenever Owned Stock is held by the trustees of a trust, the term “Stockholder” may be used in this Agreement to refer to a single trustee of the trust, even though the trustees of the trust collectively hold title to the Owned Stock.

ARTICLE II

COVENANTS OF STOCKHOLDERS

Section 2.01    Agreement to Vote.

(a)        Each Stockholder agrees that (i) at the Company Stockholders Meeting or at any other meeting of the holders of Company Common Stock called to consider the adoption of the Merger Agreement and the Merger, (A) when such meeting of the holders of Company Common Stock is held, such Stockholder shall appear at such meeting or otherwise cause the Subject Stock to be counted as present thereat for the purpose of establishing a quorum and (B) such Stockholder shall vote or cause to be voted at such meeting any Subject Stock in favor of adopting the Merger Agreement and the Merger; provided, however, that the foregoing shall not require such Stockholder to vote or cause to be voted at such meeting any Subject Stock in favor of any Excluded Amendment and (ii) at any meeting of the stockholders of the Company (whether annual or special), however called, or at any adjournment or postponement thereof, or in any other circumstances (including an action by written consent) upon which a vote or other approval is sought, such Stockholder shall vote (or cause to be voted), in person or by proxy, all of the Subject Stock against (A) any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, or sale or transfer of all or substantially all of the assets or securities of the Company or any of its Subsidiaries, (B) any amendment of the Company’s certificate of incorporation or by-laws other than as contemplated by the Merger Agreement, (C) any other proposal, action or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal, action or transaction would reasonably be expected to in any manner impede, frustrate, prevent or nullify the Merger or the Merger Agreement, (D) any extraordinary dividend, distribution or recapitalization by the Company or change in capital structure of the Company (other than pursuant to the Merger Agreement) and (E) any Takeover Proposal. For the avoidance of doubt, each Stockholder shall retain at all times the right to vote any Subject Stock in such Stockholder’s sole discretion, and without any other limitation, on any matters other than those explicitly set forth in this Section 2.01 that are at any time or from time to time presented for consideration to the holders of Company Common Stock.

(b)        Each Stockholder hereby covenants and agrees that it shall not enter into any agreement or undertaking, and shall not commit or agree to take any action that would restrict or interfere with such Stockholder’s obligations pursuant to this Agreement.

(c)        Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of any Subject Stock. All rights, ownership and economic benefits of and relating to the Subject Stock shall remain vested in and belong to the Stockholders.

Section 2.02    Irrevocable Proxy.  Each Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Subject Stock. Each Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote such Stockholder’s Subject Stock at any at the Company Stockholders Meeting or at any other meeting of the holders of Company Common Stock called to seek consider the adoption of the Merger Agreement and the Merger; provided, that this proxy and power of attorney granted by such Stockholder shall be effective if, and only if, such Stockholder has not delivered to the Company at least three (3) Business Days prior to such meeting, a duly executed proxy card voting such Stockholder’s Subject Shares in favor of adopting the Merger Agreement and the Merger and has not revoked such duly executed proxy card. This proxy and power of attorney is given by such Stockholder in connection with, and in consideration of, the execution of the Merger Agreement by Parent and to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by each Stockholder shall be irrevocable, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by a Stockholder with respect to any of the Subject Shares. The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of a Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement pursuant to Section 5.01. The irrevocable proxy granted pursuant to this Section 2.02 shall not be terminated by any act of the Stockholder or by operation of Law. If between the execution hereof and the Termination Date, any trust or estate holding the Subject Stock should be terminated, or if any corporation or partnership holding the Subject Stock should be dissolved or liquidated, or if any other such similar event or events shall occur before the Termination Date, certificates or book-entry credits representing the Subject Stock shall be delivered by or on behalf of the Stockholder in accordance with the terms and conditions of this Agreement, and actions taken by Parent hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not Parent has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

Section 2.03    Transfer Restrictions.  Prior to the Company obtaining the Company Required Vote, the Stockholders shall not, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Subject Stock (or other equity securities of the Company) to any Person other than (a) with respect to any Stockholder who is an individual acting in his or her individual capacity, to any immediate family member of such individual or any trust for the benefit of such immediate family member or to any lineal ascendants or descendants of the individual Stockholder pursuant to the laws of descent and distribution, (b) with respect to a Stockholder that is not an individual, to any Affiliate or (c) with respect to a Stockholder that is a trustee of a trust, to any trustee or beneficiary to such trust, in each case of clauses (a), (b) and (c) provided the applicable transferee executes a joinder hereto that is reasonably satisfactory to Parent.

Section 2.04    Stock Dividends, etc.  If between the date of this Agreement and the Effective Time the issued and outstanding Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the terms “Owned Stock” and “Subject Stock” shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

Section 2.05    Waiver of Appraisal Rights.  Each Stockholder hereby waives, and shall cause to be waived, any rights of appraisal or rights to dissent from the Merger that such Stockholder may have under Delaware Law.

Section 2.06    Disclosure.  Each Stockholder hereby acknowledges that the Company, Parent and Merger Sub may publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement and filings with any Governmental Authority, including Insurance Regulators, whose consent, approval, authorization or waiver is required to consummate the Merger, such Stockholder’s identity and ownership of the Subject Stock and the nature of such Stockholder’s obligations under this Agreement. Parent hereby authorizes each Stockholder to disclose in any disclosure required by any Governmental Authority Parent’s identity and the nature of Parent’s obligations under this Agreement.

Section 2.07    Fiduciary Responsibilities.  Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to each Stockholder solely in its capacity as a holder of Company Common Stock and not in any other capacity, and nothing in this Agreement shall limit, restrict or affect the rights and obligations of Terry L. Ledbetter, Sr., Bradford Luke Ledbetter, Terry L. Ledbetter, Jr., Lonnie K. Ledbetter III, Lonnie K.

Ledbetter and Kendall K. Ledbetter or any other director, officer, employee or designee of the Stockholders or their Affiliates serving on the Company Board of Directors or as an officer or employee of the Company from taking any action in his or her capacity as a director, officer or employee of the Company, whether in connection with the Merger Agreement or otherwise, and no action or omissions by any such Persons in his or her capacity as a director, officer or employee of the Company shall be deemed to constitute a breach of any provision of this Agreement.

Section 2.08    Effect of Adverse Recommendation Change.  Until the termination of this Agreement in accordance with its terms, the obligations of the Stockholder specified in this Agreement shall apply whether or not the Company Board of Directors (or any committee thereof) has effected an Adverse Recommendation Change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Each Stockholder hereby represents and warrants, severally and not jointly, to Parent that:

Section 3.01    Organization.  To the extent such Stockholder is not an individual acting in an individual capacity, such Stockholder is duly incorporated, organized or created, validly existing and in good standing (with respect to jurisdictions and organizational forms that recognize such concept) under the Laws of the jurisdiction of its incorporation, organization or creation.

Section 3.02    Ownership of Owned Stock.  Such Stockholder is the beneficial owner of the Owned Stock set forth opposite such Stockholders name on Schedule I for purposes of Section 13 of the Exchange Act, free and clear of all Liens, except for any Liens created by this Agreement or those imposed by applicable securities and insurance Laws. Schedule I sets forth as of the date hereof with respect to such Stockholder (1) the number of shares of Owned Stock that are owned by such Stockholder in the form of Company Common Stock, (2) the number of shares of Owned Stock that are beneficially owned by such Stockholder as options, warrants or other rights to purchase or otherwise acquire any Company Common Stock and (3) any other options, warrants or other rights owned by such Stockholder to purchase or otherwise acquire any Company Common Stock. As of the date of this Agreement, the Stockholder does not beneficially own (within the meaning of Section 13 of the Exchange Act) any Company Common Stock other than the Owned Stock. Such Stockholder has the sole right to vote the Owned Stock, and, except as contemplated by this Agreement, none of the Owned Stock is subject to any voting trust or other agreement with respect to the voting of the Owned Stock. Such Stockholder has the sole right to dispose of the Owned Stock with no restrictions, subject to applicable securities Laws on its rights of disposition of the Owned Stock. Except as expressly contemplated or permitted by this Agreement, (i) there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Stockholder to Transfer or cause to be Transferred any Owned Stock or otherwise relating to the Transfer of any Owned Stock and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Owned Stock. Such Stockholder has and (except as otherwise expressly provided by this Agreement) will have at all times through the time that the Company obtains the Company Required Vote, sole power (or shared power solely with another Stockholder) (a) to vote the Subject Stock (including the right to control such vote as contemplated herein) with respect to the matters set forth in this Agreement, (b) of disposition, (c) to issue instructions with respect to the matters set forth in this Agreement, and (d) to agree to all of the matters set forth in this Agreement, in each case, with respect to all of such Stockholder’s Subject Stock and with respect to all of the Subject Stock owned by the Stockholder at all times through the time that the Company obtains the Company Required Vote.

Section 3.03    Authority for Agreement.  To the extent such Stockholder is not an individual acting in his or her individual capacity, such Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by such Stockholder of this Agreement, and the performance by such Stockholder of its obligations hereunder, have been duly authorized by all necessary action, and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement or to performance by such Stockholder of its obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except as enforcement thereof may be limited against such Stockholder by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (b) the exercise by courts of equity powers.

Section 3.04    No Conflicts; Governmental Approvals.

(a)        The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations hereunder will not, (i) to the extent such Stockholder is not an individual, conflict with or violate any provision of the organizational documents of such Stockholder, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 3.04(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 4.03(a), conflict with or violate any Law applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which such Stockholder is entitled under, any Contract to which such

Stockholder is a party or by which such Stockholder, or any property or asset of such Stockholder, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of such Stockholder, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Stockholder to perform its obligations hereunder.

(b)        The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of its obligations hereunder will not, require any consent, approval, authorization or waiver from any Governmental Authority, except for consents, approvals, authorizations and waivers contemplated by Section 4.05(b) of the Merger Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Stockholders that:

Section 4.01    Organization.  Parent is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of Virginia.

Section 4.02    Authority, Execution and Delivery; Enforceability.  Parent has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Parent of this Agreement, and the performance by Parent of its obligations hereunder, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to performance by Parent of its obligations hereunder. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except as enforcement thereof may be limited against Parent by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (b) the exercise by courts of equity powers.

Section 4.03    No Conflicts; Governmental Approvals; No Ownership.

(a)        The execution and delivery of this Agreement by Parent do not, and the performance by Parent of its obligations hereunder will not, (i) conflict with or violate any provision of the organizational documents of Parent, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 4.03(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 3.04(a), conflict with or violate any Law applicable to Parent or by which any property or asset of Parent is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which Parent is entitled under, any Contract to which Parent is a party or by which Parent, or any property or asset of Parent, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of such Stockholder, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent to perform its obligations hereunder.

(b)        The execution and delivery of this Agreement by Parent do not, and the performance by Parent of its obligations hereunder will not, require any consent, approval, authorization or waiver from any Governmental Authority, except for consents, approvals, authorizations and waivers contemplated by Section 5.03(b) of the Merger Agreement.

(c)         Parent is not a beneficial owner (within the meaning used in Section 13(d) of the Exchange Act) of shares of Common Stock.

ARTICLE V

TERMINATION, AMENDMENT AND WAIVER

Section 5.01    Termination.  This Agreement and all rights and obligations of the parties hereunder shall automatically terminate, without further action by any party hereto, upon the earliest of (a) the Outside Termination Date, (b) the Effective Time, (c) the termination of the Merger Agreement in accordance with its terms, (d) with respect to any Stockholder, the entry by Parent, the Company and Merger Sub into any amendment, modification or waiver to the Merger Agreement without the prior written consent of such Stockholder that (i) results in a decrease in the Merger Consideration (as defined in the Merger Agreement on the date hereof) payable to holders of Company Common Stock, (ii) results in a change in the type of consideration payable, (iii) provides for or otherwise results in disparate treatment of such Stockholder vis-a-vis the other stockholders of the Company with regard to the Merger Consideration or (iv) extends the Outside Termination Date, adds any conditions to Section 7.01 or Section 7.02 of the Merger Agreement or adds any termination rights under the Merger Agreement in favor of Parent (any such amendment, modification or waiver, an “Excluded Amendment”) or (e) with respect to any Stockholder, the mutual written agreement of such Stockholder and Parent.

Section 5.02    Effect of Termination.  In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the applicable Stockholders, except (a) that the provisions of this Section 5.02 and Article VI shall survive termination and (b) nothing shall relieve any party from any liability relating to any Willful Breach of this Agreement. “Willful Breach” means any material breach of a material term of this Agreement by a party hereto resulting from an intentional action or failure to act of such party that such party knew (or should have known under the circumstances) was or would result in a material breach of a material term of this Agreement by such party.

Section 5.03    Amendment; Waiver.  Subject to Section 5.01(e), this Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VI

GENERAL PROVISIONS

Section 6.01    Notices.  All notices, requests and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by facsimile or email (in each case with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a party may have specified by notice given to the other party pursuant to this provision):

if to Parent, to:

Markel Corporation

4521 Highwoods Parkway

Glen Allen, Virginia 23060

Facsimile:         804-527-3810

Email:              rgrinnan@MarkelCorp.com

Attention:        Richard R. Grinnan

with a copy to (which shall not constitute notice):

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Facsimile:         312-853-7036

Email:              bfahrney@sidley.com

Attention:        Brian J. Fahrney

Email:              swilliams@sidley.com

Attention:        Scott R. Williams

if to a Stockholder, to:

To them at the address, facsimile number and email address set forth opposite such Stockholder’s name on Schedule I.

Section 6.02    Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile or other electronic transmission) to the other parties.

Section 6.03    Entire Agreement; No Third-Party Beneficiaries.  This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (b) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 6.04    Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 6.05    Governing Law.  This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

Section 6.06    Consent to Jurisdiction.  Each of the parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any Action arising out of or relating to this Agreement, including the negotiation, interpretation, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, interpretation, execution or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (d) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 6.01 or in any other manner permitted by applicable Law.

Section 6.07    Waiver of Jury Trial.  EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 6.07. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 6.08    Specific Performance.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting a bond or other undertaking, the parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking any remedy provided for in this Section 6.08, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (b) nothing contained in this Section 6.08 shall require any party to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 6.08 before exercising any other right under this Agreement.

Section 6.09    Severability.  If any term, provision, covenant or restriction of this Agreement is held by the Delaware Courts or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

MARKEL CORPORATION

By:	/s/ Richard R. Whitt, III
	Name:	Richard R. Whitt, III
	Title:	Co-Chief Executive Officer

[Signature Page to the Voting Agreement]

/s/ TERRY LEE LEDBETTER, SR.
TERRY LEE LEDBETTER, SR., as Trustee of THE TERRY LEE LEDBETTER AND RETA LAURIE LEDBETTER 2000 REVOCABLE TRUST, held under Article IV of that certain trust agreement dated April 10, 2000, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Terry Lee Ledbetter and Reta Laurie Ledbetter, as trustees, as most recently amended and restated on February 11, 2016.

/s/ RETA LAURIE LEDBETTER
RETA LAURIE LEDBETTER, as Trustee of THE TERRY LEE LEDBETTER AND RETA LAURIE LEDBETTER 2000 REVOCABLE TRUST, held under Article IV of that certain trust agreement dated April 10, 2000, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Terry Lee Ledbetter and Reta Laurie Ledbetter, as trustees, as most recently amended and restated on February 11, 2016.

/s/ TERRY LEE LEDBETTER, JR.
TERRY LEE LEDBETTER, JR., as Trustee of THE TERRY LEE LEDBETTER, JR. 2006 GRANTOR TRUST NO. 2, held under Article III of that certain trust agreement dated October 28, 2014, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Terry Lee Ledbetter, Jr. and Bradford Luke Ledbetter, as trustees.

/s/ BRADFORD LUKE LEDBETTER
BRADFORD LUKE LEDBETTER, as Trustee of THE TERRY LEE LEDBETTER, JR. 2006 GRANTOR TRUST NO. 2, held under Article III of that certain trust agreement dated October 28, 2014, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Terry Lee Ledbetter, Jr. and Bradford Luke Ledbetter, as trustees.

/s/ TERRY LEE LEDBETTER, SR.
TERRY LEE LEDBETTER, SR., as Trustee of THE TERRY LEE LEDBETTER AND RETA LAURIE LEDBETTER 2000 REVOCABLE TRUST, held under Article IV of that certain trust agreement dated April 10, 2000, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Terry Lee Ledbetter and Reta Laurie Ledbetter, as trustees, as most recently amended and restated on February 11, 2016.

[Signature Page to the Voting Agreement]

/s/ RETA LAURIE LEDBETTER
RETA LAURIE LEDBETTER, as Trustee of THE TERRY LEE LEDBETTER AND RETA LAURIE LEDBETTER 2000 REVOCABLE TRUST, held under Article IV of that certain trust agreement dated April 10, 2000, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Terry Lee Ledbetter and Reta Laurie Ledbetter, as trustees, as most recently amended and restated on February 11, 2016.

/s/ TERRY LEE LEDBETTER, JR.
TERRY LEE LEDBETTER, JR., as Trustee of THE TERRY LEE LEDBETTER, JR. 2006 GRANTOR TRUST NO. 2, held under Article III of that certain trust agreement dated October 28, 2014, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Terry Lee Ledbetter, Jr. and Bradford Luke Ledbetter, as trustees.

/s/ BRADFORD LUKE LEDBETTER
BRADFORD LUKE LEDBETTER, as Trustee of THE TERRY LEE LEDBETTER, JR. 2006 GRANTOR TRUST NO. 2, held under Article III of that certain trust agreement dated October 28, 2014, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Terry Lee Ledbetter, Jr. and Bradford Luke Ledbetter, as trustees.

/s/ BRADFORD LUKE LEDBETTER
BRADFORD LUKE LEDBETTER, as Trustee of THE BRADFORD LUKE LEDBETTER 2006 GRANTOR TRUST NO. 2, held under Article III of that certain trust agreement dated October 28, 2014, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Bradford Luke Ledbetter and Terry Lee Ledbetter, Jr., as trustees.

/s/ TERRY LEE LEDBETTER, JR.

TERRY LEE LEDBETTER, JR., as Trustee of

THE BRADFORD LUKE LEDBETTER 2006 GRANTOR TRUST NO. 2, held under Article III of that certain trust agreement dated October 28, 2014, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Bradford Luke Ledbetter and Terry Lee Ledbetter, Jr., as trustees.

[Signature Page to the Voting Agreement]

/s/ BRADFORD LUKE LEDBETTER
BRADFORD LUKE LEDBETTER, as Trustee of THE BRADFORD LUKE LEDBETTER 2010 GRANTOR TRUST NO. 2, held under Article III of that certain trust agreement dated October 28, 2014, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Bradford Luke Ledbetter and Terry Lee Ledbetter, Jr., as trustees.

/s/ TERRY LEE LEDBETTER, JR.
TERRY LEE LEDBETTER, JR., as Trustee of THE BRADFORD LUKE LEDBETTER 2010 GRANTOR TRUST NO. 2, held under Article III of that certain trust agreement dated October 28, 2014, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Bradford Luke Ledbetter and Terry Lee Ledbetter, Jr., as trustees.

/s/ BRADFORD LUKE LEDBETTER
BRADFORD LUKE LEDBETTER, as Trustee of THE LEDBETTER FAMILY AND CHARITABLE IRREVOCABLE 2012 TRUST, held under Article IV of that certain trust agreement dated December 28, 2012, by and between Terry Lee Ledbetter, as grantor, and Bradford Luke Ledbetter, as trustee.

/s/ TERRY LEE LEDBETTER, JR.
TERRY LEE LEDBETTER, JR., as Trustee of THE LEDBETTER DESCENDANTS IRREVOCABLE 2012 TRUST, held under Article IV of that certain trust agreement dated December 28, 2012, by and between Reta Laurie Ledbetter, as grantor, and Terry Lee Ledbetter, Jr., as trustee.

/s/ BRADFORD LUKE LEDBETTER
BRADFORD LUKE LEDBETTER, as Trustee of THE BRADFORD LUKE LEDBETTER 1999 GRANTOR TRUST NO. 2, held under Article III of that certain trust agreement dated October 28, 2014, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Bradford Luke Ledbetter and Lonnie K. Ledbetter III, as trustees.

[Signature Page to the Voting Agreement]

/s/ LONNIE K. LEDBETTER III
LONNIE K. LEDBETTER III, as Trustee of THE BRADFORD LUKE LEDBETTER 1999 GRANTOR TRUST NO. 2, held under Article III of that certain trust agreement dated October 28, 2014, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Bradford Luke Ledbetter and Lonnie K. Ledbetter III, as trustees.

/s/ TERRY LEE LEDBETTER, JR.
TERRY LEE LEDBETTER, JR., as Trustee of THE TERRY LEE LEDBETTER, JR. 2010 GRANTOR TRUST NO. 2, held under Article III of that certain trust agreement dated October 28, 2014, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Terry Lee Ledbetter, Jr. and Bradford Luke Ledbetter, as trustees.

/s/ BRADFORD LUKE LEDBETTER
BRADFORD LUKE LEDBETTER, as Trustee of THE TERRY LEE LEDBETTER, JR. 2010 GRANTOR TRUST NO. 2, held under Article III of that certain trust agreement dated October 28, 2014, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Terry Lee Ledbetter, Jr. and Bradford Luke Ledbetter, as trustees.

/s/ TERRY LEE LEDBETTER, JR.
TERRY LEE LEDBETTER, JR., as Trustee of THE TERRY LEE LEDBETTER, JR. 1999 GRANTOR TRUST NO. 2, held under Article III of that certain trust agreement dated October 28, 2014, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Terry Lee Ledbetter, Jr. and Bradford Luke Ledbetter, as trustees.

/s/ BRADFORD LUKE LEDBETTER
BRADFORD LUKE LEDBETTER, as Trustee of THE TERRY LEE LEDBETTER, JR. 1999 GRANTOR TRUST NO. 2, held under Article III of that certain trust agreement dated October 28, 2014, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Terry Lee Ledbetter, Jr. and Bradford Luke Ledbetter, as trustees.

[Signature Page to the Voting Agreement]

THE TERRY AND LAURIE LEDBETTER FOUNDATION

By:	/s/ Reta Laurie Ledbetter
	Name:	Reta Laurie Ledbetter
	Title:	President

/s/ TERRY LEE LEDBETTER, SR.
TERRY LEE LEDBETTER, SR.

/s/ BRADFORD LUKE LEDBETTER
BRADFORD LUKE LEDBETTER

/s/ BRADFORD LUKE LEDBETTER
BRADFORD LUKE LEDBETTER, as Trustee of THE TERRY LEE LEDBETTER, JR. 2010 GRANTOR TRUST NO. 2, held under Article III of that certain trust agreement dated October 28, 2014, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Terry Lee Ledbetter, Jr. and Bradford Luke Ledbetter, as trustees.

/s/ TERRY LEE LEDBETTER, JR.
TERRY LEE LEDBETTER, JR., as Trustee of THE TERRY LEE LEDBETTER, JR. 1999 GRANTOR TRUST NO. 2, held under Article III of that certain trust agreement dated October 28, 2014, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Terry Lee Ledbetter, Jr. and Bradford Luke Ledbetter, as trustees.

/s/ BRADFORD LUKE LEDBETTER
BRADFORD LUKE LEDBETTER, as Trustee of THE TERRY LEE LEDBETTER, JR. 1999 GRANTOR TRUST NO. 2, held under Article III of that certain trust agreement dated October 28, 2014, by and between Terry Lee Ledbetter and Reta Laurie Ledbetter, as grantors, and Terry Lee Ledbetter, Jr. and Bradford Luke Ledbetter, as trustees.

THE TERRY AND LAURIE LEDBETTER FOUNDATION

By:	/s/ Reta Laurie Ledbetter
	Name:	Reta Laurie Ledbetter
	Title:	President

/s/ TERRY LEE LEDBETTER, SR.
TERRY LEE LEDBETTER, SR.

/s/ BRADFORD LUKE LEDBETTER
BRADFORD LUKE LEDBETTER

[Signature Page to the Voting Agreement]

SCHEDULE I

Supporting Stockholder	Number of Company Common Stock	Number of Company Stock Options	Number of Company Restricted Company
The Terry Lee Ledbetter and Reta Laurie	5,160,732	0	0
Ledbetter 2000 Revocable Trust
Terry Lee Ledbetter, Jr. 2006 Grantor Trust	996,540	0	0
No. 2
Bradford Luke Ledbetter 2006 Grantor Trust	986,794	0	0
No. 2
Bradford Luke Ledbetter 2010 Grantor Trust	910,432	0	0
No. 2
The Ledbetter Family and Charitable	859,332	0	0
Irrevocable 2012 Trust
The Ledbetter Descendants Irrevocable 2012	859,332	0	0
Trust
Bradford Luke Ledbetter 1999 Grantor Trust	648,120	0	0
No. 2
Terry Lee Ledbetter, Jr. 2010 Grantor Trust	605,710	0	0
No. 2
Terry Lee Ledbetter, Jr. 1999 Grantor Trust	601,344	0	0
No. 2
The Terry and Laurie Ledbetter Foundation	334,730	0	0
Terry L. Ledbetter, Sr.	147,161	1,473,333	322,736
Bradford Luke Ledbetter	12,571	284,900	20,328

c/o State National Companies, Inc.

1900 L. Don Dodson Drive

Bedford, Texas 76021

Facsimile:        877-295-5247

Email:              dcleff@statenational.com

Attention:        David M. Cleff

ANNEX D

EXECUTION VERSION

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated as of July 26, 2017, is among Markel Corporation, a Virginia corporation (“Parent”), and CF SNC Investors LP (the “Stockholder”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Markelverick Corporation, a Delaware corporation and wholly-owned direct subsidiary of Parent (“Merger Sub”), and State National Companies, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) pursuant to the Delaware General Corporation Law upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, Stockholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and is entitled to vote and dispose of the number of shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) set forth on Schedule I (until disposed of by Stockholder in accordance with Section 2.03, the “Owned Stock” and, together with any additional Company Common Stock of which Stockholder becomes the “beneficial owner” after the date hereof and during the term of this Agreement, the “Subject Stock”); and

WHEREAS, in connection with the execution and delivery of the Merger Agreement, Parent and Stockholder desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.01    Definitions.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.

Section 1.02    Interpretation.

(a)        As used in this Agreement, references to the following terms have the meanings indicated:

(i)        to the Preamble or to the Recitals, Sections, Articles or Schedules are to the Preamble or a Recital, Section or Article of, or a Schedule to, this Agreement unless otherwise clearly indicated to the contrary;

(ii)        to any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time;

(iii)        to any Law are to such Law as amended, modified, supplemented or replaced from time to time and any rules or regulations promulgated thereunder and to any section of any Law include any successor to such section;

(iv)        to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate;

(v)        to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;

(vi)        to the “date of this Agreement,” “the date hereof” and words of similar import refer to July 26, 2017; and

(vii)        to “this Agreement” includes the Schedule to this Agreement.

(b)        Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c)        Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.”

(d)        The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(e)        References to a “party” hereto means Parent or a Stockholder and references to “parties” hereto means Parent and the Stockholder unless the context otherwise requires.

(f)        The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g)        No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.

(h)        All capitalized terms used without definition in the Schedule to this Agreement shall have the meanings ascribed to such terms in this Agreement.

ARTICLE II

COVENANTS OF STOCKHOLDER

Section 2.01    Agreement to Vote.

(a)        Stockholder agrees that (i) at the Company Stockholders Meeting or at any other meeting of the holders of Company Common Stock called to consider the adoption of the Merger Agreement and the Merger, (A) when such meeting of the holders of Company Common Stock is held, Stockholder shall appear at such meeting or otherwise cause the Subject Stock to be counted as present thereat for the purpose of establishing a quorum and (B) Stockholder shall vote or cause to be voted at such meeting any Subject Stock in favor of adopting the Merger Agreement and the Merger; provided, however, that the foregoing shall not require Stockholder to vote or cause to be voted at such meeting any Subject Stock in favor of any Excluded Amendment and (ii) at any meeting of the stockholders of the Company (whether annual or special), however called, or at any adjournment or postponement thereof, or in any other circumstances (including an action by written consent) upon which a vote or other approval is sought, Stockholder shall vote (or cause to be voted), in person or by proxy, all of the Subject Stock against (A) any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, or sale or transfer of all or substantially all of the assets or securities of the Company or any of its Subsidiaries, (B) any amendment of the Company’s certificate of incorporation or by-laws other than as contemplated by the Merger Agreement, (C) any other proposal, action or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal, action or transaction would frustrate, prevent or nullify the Merger or the Merger Agreement, (D) any extraordinary dividend, distribution or recapitalization by the Company or change in capital structure of the Company (other than pursuant to the Merger Agreement) and (E) any Takeover Proposal. For the avoidance of doubt, Stockholder shall retain at all times the right to vote any Subject Stock in Stockholder’s sole discretion, and without any other limitation, on any matters other than those explicitly set forth in this Section 2.01 that are at any time or from time to time presented for consideration to the holders of Company Common Stock.

(b)        Stockholder hereby covenants and agrees that it shall not enter into any agreement or undertaking, and shall not commit or agree to take any action that would restrict or interfere with Stockholder’s obligations pursuant to this Agreement. Stockholder shall inform its general partner, directors, officers, manager and employees of Stockholder’s obligations under this Agreement and direct each of them not to take any action (or fail to take any action) that would result in Stockholder breaching any such obligation.

(c)        Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of any Subject Stock, nor shall it give rise to any rights on the part of Parent or any other person against any entity or entities other than Stockholder. All rights, ownership and economic benefits of and relating to the Subject Stock shall remain vested in and belong to the Stockholder.

Section 2.02    Irrevocable Proxy.  Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Subject Stock. Subject at all times to the terms of this Agreement, Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote Stockholder’s Subject Stock at any at the Company Stockholders Meeting or at any other meeting of the holders of Company Common Stock called to consider the adoption of the Merger Agreement and the Merger; provided, that this proxy and power of attorney granted by such Stockholder shall be effective if, and only if, such Stockholder has not delivered to the Company at least three (3) Business Days prior to such meeting, a duly executed proxy card voting such Stockholder’s Subject Shares in favor of adopting the Merger Agreement and the Merger and has not revoked such duly executed proxy card. This proxy and power of attorney is given by Stockholder in connection with, and in consideration of, the execution of the Merger Agreement by Parent and to secure the performance of the duties of Stockholder under this Agreement. Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Stockholder shall, subject to the terms of the Agreement, be irrevocable, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Stockholder with respect to any of the Subject Shares. The power of attorney granted by Stockholder herein is a durable power of attorney and shall, subject to the terms of the Agreement, survive the dissolution, bankruptcy, death or incapacity of Stockholder. For the avoidance of doubt, and without limitation of the provisions of Section 5.01, the proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement pursuant to Section 5.01. The irrevocable proxy granted pursuant to this Section 2.02 shall not be terminated by any act of the Stockholder. If between the execution hereof and the Termination Date, any trust or estate holding the Subject Stock should be terminated, or if any corporation or partnership holding the Subject Stock should be dissolved or liquidated, or if any other such similar event or events shall occur before the Termination Date, certificates or book-entry credits representing the Subject Stock shall be delivered by or on behalf of the Stockholder in accordance with the terms and conditions of this Agreement, and actions taken by Parent hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not Parent has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

Section 2.03    Transfer Restrictions.  Prior to the Company obtaining the Company Required Vote, the Stockholder shall not, sell, transfer, pledge, assign or otherwise dispose of (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Subject Stock to any Person other than to an

Affiliate provided the applicable transferee executes a joinder hereto that is reasonably satisfactory to Parent, it being understood that the foregoing restriction shall not apply to any transfers of interests in entities which hold an indirect interest in the Stockholder. For the avoidance of doubt, and without limitation of the provisions of Section 5.01, the provisions of this Section 2.03 shall terminate upon the termination of this Agreement pursuant to Section 5.01.

Section 2.04    No Solicitation.  During the term of this Agreement, Stockholder shall not take any action that would then be prohibited by Section 6.06 of the Merger Agreement if the Stockholder were a Representative of the Company; provided, that the Stockholder may enter into any binding definitive agreement with respect to a Superior Proposal concurrently with the Company terminating the Merger Agreement in accordance with its terms and entering into such an agreement with respect to such Superior Proposal.

Section 2.05    Stock Dividends, etc.  If between the date of this Agreement and the Effective Time the issued and outstanding Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the terms “Owned Stock” and “Subject Stock” shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

Section 2.06    Waiver of Appraisal Rights.  Stockholder hereby waives, and shall cause to be waived, any rights of appraisal or rights to dissent from the Merger that Stockholder may have under Delaware Law.

Section 2.07    Disclosure.  Stockholder hereby acknowledges that the Company, Parent and Merger Sub may publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement and filings with any Governmental Authority, including Insurance Regulators, whose consent, approval, authorization or waiver is required to consummate the Merger, Stockholder’s identity and ownership of the Subject Stock and the nature of Stockholder’s obligations under this Agreement. Parent hereby authorizes Stockholder to disclose in any disclosure required by any Governmental Authority Parent’s identity and the nature of Parent’s obligations under this Agreement.

Section 2.08    Fiduciary Responsibilities.  Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to Stockholder solely in its capacity as a holder of Company Common Stock and not in any other capacity, and nothing in this Agreement shall limit, restrict or affect the rights and obligations of David King or any other director, officer, employee or designee of the Stockholder or its Affiliates serving on the Company Board of Directors or as an officer or employee of the Company from taking any action in his or her capacity as a director, officer or employee of the Company, whether in connection with the Merger Agreement or otherwise, and no action or omissions by any such Persons in his or her capacity as a director, officer or employee of the Company shall be deemed to constitute a breach of any provision of this Agreement.

Section 2.09    Effect of Adverse Recommendation Change.  Until the termination of this Agreement in accordance with its terms, the obligations of the Stockholder specified in this Agreement shall apply whether or not the Company Board of Directors (or any committee thereof) has effected an Adverse Recommendation Change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent that:

Section 3.01    Organization.  Stockholder is duly incorporated or organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation or organization.

Section 3.02    Ownership of Owned Stock.  Stockholder is the beneficial owner of the Owned Stock set forth on Schedule I, free and clear of all Liens, except for any Liens created by this Agreement or those imposed by applicable securities and insurance Laws. Schedule I sets forth as of the date hereof (1) the number of shares of Owned Stock that are owned by Stockholder in the form of Company Common Stock, (2) the number of shares of Owned Stock that are beneficially owned by Stockholder as options, warrants or other rights to purchase or otherwise acquire any Company Common Stock and (3) any other options, warrants or other rights owned by Stockholder to purchase or otherwise acquire any Company Common Stock. As of the date of this Agreement, the Stockholder does not beneficially own (within the meaning of Section 13 of the Exchange Act) any Company Common Stock other than the Owned Stock. Stockholder has the sole right to vote the Owned Stock, and, except as contemplated by this Agreement, none of the Owned Stock is subject to any voting trust or other agreement with respect to the voting of the Owned Stock. Stockholder has the sole right to dispose of the Owned Stock with no restrictions, subject to applicable securities Laws on its rights of disposition of the Owned Stock. Except as expressly contemplated or permitted by this Agreement, (i) there are no agreements or arrangements of any kind, contingent or otherwise, obligating Stockholder to Transfer or cause to be Transferred any Owned Stock or otherwise relating to the Transfer of any Owned Stock and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Owned Stock. The Stockholder has and (except as otherwise expressly provided by this Agreement) will have at all times through the time that the Company obtains the Company Required Vote, sole power (a) to vote the Subject Stock (including the right to control such vote as contemplated herein) with respect to the matters set forth in this Agreement, (b) of disposition, (c) to issue instructions with respect to the matters set forth in this Agreement, and (d) to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Stockholder’s Subject Stock and with respect to all of the Subject Stock owned by the Stockholder at all times through the time that the Company obtains the Company Required Vote.

Section 3.03    Authority for Agreement.  Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Stockholder of this Agreement, and the performance by Stockholder of its obligations hereunder, have been duly authorized by all necessary action, and no other proceedings on the part of Stockholder are necessary to authorize this Agreement or to performance by Stockholder of its obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms, except as enforcement thereof may be limited against Stockholder by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (b) the exercise by courts of equity powers.

Section 3.04    No Conflicts; Governmental Approvals.

(a)        The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of its obligations hereunder will not, (i) conflict with or violate any provision of the organizational documents of Stockholder, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 3.04(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 4.03(a), conflict with or violate any Law applicable to Stockholder or by which any property or asset of Stockholder is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which Stockholder is entitled under, any Contract to which Stockholder is a party or by which Stockholder, or any property or asset of Stockholder, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of Stockholder, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Stockholder to perform its obligations hereunder.

(b)        The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of its obligations hereunder will not, require any consent, approval, authorization or waiver from any Governmental Authority, except for consents, approvals, authorizations and waivers contemplated by Section 4.05(b) of the Merger Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Stockholder that:

Section 4.01    Organization.  Parent is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of Virginia.

Section 4.02    Authority, Execution and Delivery; Enforceability.  Parent has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Parent of this Agreement, and the performance by Parent of its obligations hereunder, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to performance by Parent of its obligations hereunder. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Stockholder, constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except as enforcement thereof may be limited against Parent by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (b) the exercise by courts of equity powers.

Section 4.03    No Conflicts; Governmental Approvals; No Ownership.

(a)        The execution and delivery of this Agreement by Parent do not, and the performance by Parent of its obligations hereunder will not, (i) conflict with or violate any provision of the organizational documents of Parent, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 4.03(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties contained in Section 3.04(a), conflict with or violate any Law applicable to Parent or by which any property or asset of Parent is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which Parent is entitled under, any Contract to which Parent is a party or by which Parent, or any property or asset of Parent, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of Stockholder, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent to perform its obligations hereunder.

(b)        The execution and delivery of this Agreement by Parent do not, and the performance by Parent of its obligations hereunder will not, require any consent, approval, authorization or waiver from any Governmental Authority, except for consents, approvals, authorizations and waivers contemplated by Section 5.03(b) of the Merger Agreement.

(c)        Parent is not a beneficial owner (within the meaning used in Section 13(d) of the Exchange Act) of shares of Common Stock.

ARTICLE V

TERMINATION, AMENDMENT AND WAIVER

Section 5.01    Termination.  This Agreement and all rights and obligations of the parties hereunder shall automatically terminate, without further action by any party hereto, upon the earliest of (a) the Outside Termination Date, (b) the Effective Time, (c) the termination of the Merger Agreement in accordance with its terms, (d) the entry by Parent, the Company and/or Merger Sub into any amendment, modification or waiver to the Merger Agreement without the prior written consent of Stockholder that (i) results in a decrease in the Merger Consideration (as defined in the Merger Agreement on the date hereof) payable to holders of Company Common Stock, (ii) results in a change in the type of consideration payable, (iii) provides for or otherwise results in disparate treatment of Stockholder vis-a-vis the other stockholders of the Company with regard to the Merger Consideration or (iv) extends the Outside Termination Date, adds any conditions to Section 7.01 or Section 7.02 of the Merger Agreement or adds any termination rights under the Merger Agreement in favor of Parent, or otherwise causes a change that is adverse to the Stockholder (any such amendment, modification or waiver, an “Excluded Amendment”) or (e) the mutual written agreement of Stockholder and Parent.

Section 5.02    Effect of Termination.  In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Stockholder, except that (a) the provisions of this Section 5.02 and Article VI shall survive termination and (b) nothing shall relieve any party from any liability relating to any Willful Breach of this Agreement. “Willful Breach” means any material breach of a material term of this Agreement by a party hereto resulting from an intentional action or failure to act of such party that such party knew was or would result in a material breach of a material term of this Agreement by such party.

Section 5.03    Amendment; Waiver.  Subject to Section 5.01(e), this Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VI

GENERAL PROVISIONS

Section 6.01    Notices.  All notices, requests and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by facsimile or email (in each case with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a party may have specified by notice given to the other party pursuant to this provision):

if to Parent, to:

Markel Corporation

4521 Highwoods Parkway

Glen Allen, Virginia 23060

Facsimile:         804-527-3810

Email:              rgrinnan@MarkelCorp.com

Attention:        Richard R. Grinnan

with a copy to (which shall not constitute notice):

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Facsimile:         312-853-7036

Email:              bfahrney@sidley.com

Attention:        Brian J. Fahrney

Email:              swilliams@sidley.com

Attention:        Scott R. Williams

if to a Stockholder, to:

To them at the address, facsimile number and email address set forth under Stockholder’s name on Schedule I.

Section 6.02    Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile or other electronic transmission) to the other parties.

Section 6.03    Entire Agreement; No Third-Party Beneficiaries.  This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings,

both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (b) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 6.04    Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 6.05    Governing Law.  This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

Section 6.06    Consent to Jurisdiction.  Each of the parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any Action arising out of or relating to this Agreement, including the negotiation, interpretation, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, interpretation, execution or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (d) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 6.01 or in any other manner permitted by applicable Law.

Section 6.07    Waiver of Jury Trial.  EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH

PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 6.07. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 6.08    Specific Performance.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting a bond or other undertaking, the parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking any remedy provided for in this Section 6.08, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (b) nothing contained in this Section 6.08 shall require any party to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 6.08 before exercising any other right under this Agreement.

Section 6.09    Severability.  If any term, provision, covenant or restriction of this Agreement is held by the Delaware Courts or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

MARKEL CORPORATION

By:	/s/ Richard R. Whitt, III
	Name:	Richard R. Whitt, III
	Title:	Co-Chief Executive Officer

[Signature Page to the Voting Agreement]

CF SNC INVESTORS LP
By: CF SNC OP LLC, its general partner

By:	/s/ CONSTANTINE M. DAKOLIAS
	Name:	CONSTANTINE M. DAKOLIAS
	Title:	PRESIDENT

[Signature Page to the Voting Agreement]

SCHEDULE I

Shares of Company Common Stock
CF SNC Investors LP	3,500,000 shares
c/o Fortress Investment Group
1345 Avenue of the Americas, 46th Floor
New York, NY 10105
Attention: General Counsel – Credit Funds
Fax No.: 917-639-9672
Email: gc.credit@fortress.com

ANNEX E

Section § 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY COPY – SUBJECT TO COMPLETION – DATED AUGUST 29, 2017

STATE NATIONAL COMPANIES, INC. 1900 L. DON DODSON DRIVE BEDFORD, TX 76021 ATTN: CORPORATE SECRETARY 1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 1 1 OF Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET 2 ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K CONTROL # SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 PAGE 1 OF 2 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. 0000000000 0 2 0000343805_1 R1.0.1.17 The Board of Directors recommends you vote FOR proposals 1, 2 and 3. For Against Abstain 1 To adopt the Agreement and Plan of Merger, dated as of July 26, 2017, by and among Markel Corporation, 0 0 0 Markelverick Corporation and State National Companies, Inc., as it may be amended from time to time. 2 To approve, on a nonbinding advisory basis, certain compensation that may be paid or become payable to the 0 0 0 Company’s named executive officers that is based on or otherwise relates to the merger. 3 To approve an adjournment of the special meeting, if needed or appropriate, to solicit additional proxies, in 0 0 0 the event that there are insufficient shares of Company common stock represented to constitute a quorum to approve proposal 1 at the special meeting. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Yes No Please indicate if you plan to attend this meeting 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. JOB # Signature [PLEASE SIGN WITHIN BOX] Date Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Signature (Joint Owners) Date SHARES CUSIP # SEQUENCE #

IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE BRING: (1) Valid Photo identification, such as a driver’s license or passport; and (2) Stockholders holding their shares through a broker, bank, trustee, or nominee will need to bring proof of beneficial ownership as of the Record Date of XX,XX, 2017 such as their most recent account statement reflecting their stock ownership prior to XX,XX 2017, and a copy of the voting instruction card provided by their broker, bank, trustee, or nominee, or similar evidence of ownership. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement is available at www.proxyvote.com STATE NATIONAL COMPANIES, INC. Special Meeting of Stockholders xx,xx, 2017 x:xx AM Central Time This proxy is solicited by the Board of Directors The undersigned hereby appoint(s) Terry Ledbetter and David Hale as proxies and hereby authorize(s) either of them to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of STATE NATIONAL COMPANIES, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting at x:xx AM Central Time on xx,xx, 2017 and any adjournment or postponement thereof with all powers that the undersigned would possess if personally present at the special meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side 0000343805_2 R1.0.1.17